                                                                     EXHIBIT 2.2

                                URS CORPORATION

                               CREDIT AGREEMENT

          This CREDIT AGREEMENT is dated as of June 9, 1999 and entered into by and among URS CORPORATION, a Delaware corporation ("Company"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "Lender" and collectively as "Lenders"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Wells Fargo"), as agent for Lenders (in such capacity, "Administrative Agent") and as a Co-Lead Arranger and MORGAN STANLEY SENIOR FUNDING, INC. ("Morgan Stanley") as Co-Lead Arranger (collectively, in such capacity, "Co-Arrangers") and syndication agent (in such capacity, "Syndication Agent").

                                   R E C I T A L S
                                   - - - - - - - -

          WHEREAS, Company has formed its direct wholly owned Subsidiary, Merger Sub (this and other capitalized terms used in these recitals without definition being used as defined in subsection 1.1), for the purpose of acquiring all of the outstanding shares of the common stock, par value $.01 per share, of DMG ("DMG Common Stock");

          WHEREAS, on or before the Closing Date, RCBA will purchase shares of Company Series A Preferred Stock and Company Series C Preferred Stock for cash consideration of $100,000,000;

          WHEREAS, on or before the Closing Date, Company will issue and sell not less than $200,000,000 in aggregate principal amount of Senior Subordinated Notes or, in lieu thereof, not less than $200,000,000 in aggregate principal amount of Bridge Notes;

          WHEREAS, Merger Sub has offered to purchase all of the issued and outstanding shares of DMG Common Stock for $16.00 per share pursuant to the Tender Offer;

          WHEREAS, Merger Sub, Company and DMG have entered into the Merger Agreement pursuant to which, upon completion of the Tender Offer and, with respect to clauses (i) and (ii), upon receipt of the approval of holders of at least a majority of the outstanding shares of DMG Common Stock (if required by law):

               (i) Merger Sub will be merged with and into DMG pursuant to the Merger Agreement, with DMG being the surviving corporation in the Merger (such surviving corporation is sometimes referred to herein as the "Surviving Corporation");

               (ii) Each of the shares of DMG Common Stock outstanding immediately before the consummation of the Merger (other than shares to be cancelled as described in clause (iii) below and shares held by those who perfect appraisal rights under Delaware state law if such rights are available) will be converted into the right to receive a cash payment;

               (iii) Each of the shares of DMG Common Stock outstanding immediately before the consummation of the Merger held by Company, Merger Sub, DMG or any of their respective direct or indirect Subsidiaries (the "Other DMG Shares") shall be cancelled and retired without payment of any consideration therefor;

               (iv) As a result of the Merger, each of the shares of the Capital Stock of Merger Sub outstanding immediately before the consummation of the Merger will be converted into shares of common stock, par value $.01 per share, of Surviving Corporation (the "Surviving Corporation Common Stock"); and

               (v) Following the Merger, all of the outstanding shares of Surviving Corporation Common Stock will be owned by Company.

          WHEREAS, Company desires that Lenders extend certain credit facilities to Company to provide financing for (i) the purchase of the Tendered Shares, the payment of a portion of the Transaction Costs and the payment of reasonable costs and expenses associated with the Tender Offer; (ii) the purchase pursuant to the Merger of all shares of DMG Common Stock (other than Other DMG Shares) not tendered in the Tender Offer, the payment of the balance of the Transaction Costs, and the payment of reasonable costs and expenses associated with the Merger; (iii) the refinancing of certain existing debt of Company and DMG and
(iv) the working capital and other general corporate purposes of Company;

          WHEREAS, Lenders have agreed to extend certain credit facilities to Company the proceeds of which will be used, together with the proceeds of the issuance and sale of the Senior Subordinated Notes or the Bridge Notes and the proceeds of the issuance of shares of Company Series A Preferred Stock and Company Series C Preferred Stock described above, (i) to fund the Acquisition Financing Requirements and (ii) to provide financing for working capital and other general corporate purposes of Company and its Subsidiaries;

          WHEREAS, Company desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of Lenders, a First Priority Lien on substantially all of its personal property, including a pledge of 100% of the Capital Stock held by Company of certain of its Domestic Subsidiaries and the lesser of (i) 100% of the Capital Stock held by Company of certain of its Foreign Subsidiaries or (ii) 65% of the Capital Stock of any such Foreign Subsidiary; and

          WHEREAS, certain of the Domestic Subsidiaries of Company have agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure their guaranties by granting to Administrative Agent, on behalf of Lenders, a First Priority Lien on substantially all of their respective personal property, including a pledge of 100% of the Capital Stock held by such Domestic Subsidiaries of certain of their respective Domestic Subsidiaries and the lesser of (i) 100% of the Capital Stock held by such Domestic Subsidiaries of certain of their respective Foreign Subsidiaries or (ii) 65% of the Capital Stock of any such Foreign Subsidiary:

          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders, Co-Arrangers, Syndication Agent and Administrative Agent agree as follows:

Section 1.  DEFINITIONS

1.1  Certain Defined Terms.
     ---------------------

The following terms used in this Agreement shall have the following meanings:

          "Acquisition Financing Requirements" means the aggregate of all amounts necessary (i) to finance the purchase of Tendered Shares pursuant to the Tender Offer, (ii) to finance the purchase of shares of DMG Common Stock that have been converted into the right to receive payment pursuant to the Merger (including those for which appraisal rights have been perfected), (iii) to repay amounts outstanding under the Existing Credit Agreements, and (iv) to pay Transaction Costs.

          "Acquisition Revolving Loans" has the meaning assigned to that term in subsection 2.5A.

          "Adjusted Domestic Sterling Rate" means, for any Interest Rate Determination Date with respect to an Interest Period for a Domestic Sterling Rate Loan, the rate per annum displayed by Reuters at which Sterling is offered to the Administrative Agent in the London interbank market at 11:00 A.M. (London time) as determined by the British Bankers' Association based upon rates supplied by the Reference Banks, as ranked and arithmetically averaged between the middle two quartiles only and rounded upward, if necessary, to the nearest 1/16 of 1%.

          "Adjusted Eurodollar Rate" means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) the offered quotation (rounded upward to the
                  --------
nearest 1/16 of 1%) by first class banks in the London interbank market to Wells Fargo for U.S. dollar deposits of amounts in same day funds comparable to the principal amount of the Eurodollar Rate Loan of Wells Fargo for which the Adjusted Eurodollar Rate is then being determined (which principal amount shall be deemed to be $1,000,000 in the event Wells Fargo is not making, converting to or continuing such a Eurodollar Rate Loan) with maturities comparable to such Interest Period as of approximately 11:00 A.M. (London time) on such Interest Rate Determination Date by (ii) a percentage equal to 100% minus the stated
                        --                                 -----
maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D).

          "Administrative Agent" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5.

          "Affected Class" has the meaning assigned to that term in subsection 10.6.

          "Affected Lender" has the meaning assigned to that term in subsection 2.6C.

          "Affected Loans" has the meaning assigned to that term in subsection 2.6C.

          "Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person or is a director or officer of such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Any Person, other than a Lender, who owns beneficially or of record Securities representing more than 5% of the total outstanding Securities of Company shall be an Affiliate of Company.

          "Aggregate Amounts Due" has the meaning assigned to that term in subsection 10.5.

          "Agreement" means this Credit Agreement dated as of June 9, 1999, as it may be amended, supplemented or otherwise modified from time to time.

          "Applicable Commitment Fee Percentage" means, as at any date of determination, the percentage per annum set forth below opposite the applicable Leverage Ratio, as determined in accordance with subsection 2.3:

             Leverage Ratio                     Commitment
             --------------                     ----------
                                                   Fee
                                                   ---
        --------------------------------------------------

        Greater than or equal to 4.00 to 1.00      2.75

        Greater than or equal to 3.50 to 1.00      2.50

        Greater than or equal to 3.00 to 1.00      2.25

        Greater than or equal to 2.50 to 1.00      2.00

        Greater than or equal to 2.00 to 1.00      1.75

        Less than 2.00 to 1.00                     1.50
        -------------------------------------------

          "Applicable Margin" means, as at any date of determination and for any type of Loan, the percentage per annum set forth below opposite the applicable Leverage Ratio with respect to such type of Loan, as determined in accordance with subsection 2.2A:

                                                                                                                     Revolving
                                          Tranche A          Tranche B          Tranche C       Revolving Dollar     Sterling
                                          ---------          ---------          ---------       ----------------
            ------------------------------------------------------------------------------------------------------------------
            Leverage                             Euro-               Euro-              Euro-           Euro-
              Ratio                     Base     dollar      Base    dollar    Base     dollar   Base   dollar
              ----                      ----     ------      ----    ----      ----     ------   ----   ------
------------------------------------------------------------------------------------------------------------------------------
 Greater than or equal to 4.00 to 1.00   1.75     2.75        2.25    3.25      2.50      3.50    1.75    2.75           2.75
------------------------------------------------------------------------------------------------------------------------------
 Greater than or equal to 3.50 to 1.00   1.50     2.50        2.25    3.25      2.50      3.50    1.50    2.50           2.50
------------------------------------------------------------------------------------------------------------------------------
 Greater than or equal to 3.00 to 1.00   1.25     2.25        2.25    3.25      2.50      3.50    1.25    2.25           2.25
------------------------------------------------------------------------------------------------------------------------------
 Greater than or equal to 2.50 to 1.00   1.00     2.00        2.00    3.00      2.25      3.25    1.00    2.00           2.00
------------------------------------------------------------------------------------------------------------------------------
 Greater than or equal to 2.00 to 1.00   0.75     1.75        2.00    3.00      2.25      3.25    0.75    1.75           1.75
------------------------------------------------------------------------------------------------------------------------------
 Less than 2.00 to 1.00                  0.50     1.50        2.00    3.00      2.25      3.25    0.50    1.50           1.50
------------------------------------------------------------------------------------------------------------------------------

          "Applicable Currency" means, as to any particular payment or Loan, Dollars or Sterling in which it is denominated or is payable.

          "Applied Amount" has the meaning assigned to that term in subsection 2.4B(iv)(b).

          "Asset Sale", as applied to any Person, means the sale by such Person or any of its Subsidiaries to any other Person of (i) any of the stock of any Subsidiary of such Person (other than any stock sold to licensed professionals employed by such Person or its Subsidiaries in order to comply with licensing laws or any stock sold to qualify directors if required by applicable law), (ii) substantially all of the assets of any division or line of business of such Person or any of its Subsidiaries (other than the assets of any division or line of business to the extent that the aggregate value of such assets is less than $1,000,000), or (iii) any other assets (whether tangible or intangible) of such Person or any of its Subsidiaries (other than any assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions during any Fiscal Year is less than $1,000,000).

          "Assignment Agreement" means an Assignment Agreement substantially in the form of Exhibit XIII annexed hereto.
            ------------

          "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

          "Base Rate Loans" means Term Loans and Revolving Dollar Loans bearing interest at rates determined by reference to the Dollar Base Rate.

          "Bridge Loan Agreement" means the Note Purchase Agreement dated as of the Closing Date between Company and the purchasers listed therein and the indenture with respect to the Rollover Notes provided for therein, as such agreement or indenture, as the case may be, may be amended from time to time to the extent permitted under subsection 7.13B.

          "Bridge Notes" means the Senior Subordinated Increasing Rate Notes due June 9, 2000.

          "Business Day" means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings, issuances and payments in connection with the Adjusted Eurodollar Rate, the Adjusted Domestic Sterling Rate or any Eurodollar Rate Loans or any Domestic Sterling Rate Loans, any day that is a Business Day described in clause (i) above and that is also (a) a day for trading by and between banks in Dollar or Sterling, as the case may be, deposits in the London interbank market and (b) a day on which banking institutions are open for business in London.

          "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

          "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests, and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

          "Cash" means money, currency or a credit balance in a Deposit Account.

          "Cash Equivalents" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States of America the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America, any state thereof, the District of Columbia or any foreign country recognized by the United States of America and which bank (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator), (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000 (or the foreign currency equivalent thereof), and (c) has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act); and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's.

          "Certificate re Non-Bank Status" means a certificate substantially in the form of Exhibit XIV annexed hereto delivered by a Lender to Administrative
            -----------
Agent pursuant to subsection 2.7B(iii).

          "Class" means, as applied to Lenders, each of the following three classes of Lenders: (i) Lenders having Revolving Loan Exposure and Term Loan A Exposure; (ii) Lenders having Term Loan B Exposure; and (iii) Lenders having Term Loan C Exposure.

          "Closing Date" means the date, on or before September 30, 1999, on which the initial Loans are made.

          "Closing Date Company Disclosure Letter" means the letter dated the Closing Date delivered to Administrative Agent by Company containing information with respect to Company and its Subsidiaries and DMG and its Subsidiaries.

          "Closing Date Compliance Certificate" means a certificate substantially in the form of Exhibit X annexed hereto delivered to
                             ---------
Administrative Agent and Lenders by Company pursuant to subsection 4.1I.

          "Closing Date Loan Documents" means this Agreement, the Subsidiary Guaranty, the Notes, the Pledge and Security Agreement and the Tender Pledge Agreement.

          "Closing Date Loan Parties" means Company, each of the Domestic Subsidiaries of Company required to execute the Subsidiary Guaranty pursuant to subsection 4.1, and DMG.

          "Co-Arrangers" has the meaning assigned to that term in the introduction to this Agreement.

          "Collateral" means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

          "Collateral Documents" means the Pledge and Security Agreement, the Tender Pledge Agreement, the Mortgages, and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any real, personal or mixed property (including Capital Stock) of that Loan Party as security for the Obligations.

          "Commencement of the Third Stage of EMU" means January 1, 1999.

          "Commitments" means the commitments of Lenders to make Loans as set forth in subsection 2.1A.

          "Company" has the meaning assigned to that term in the introduction to this Agreement.

          "Company Certificates of Designation" means the Certificates of Designation for the Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock, in the form delivered to Administrative Agent on May 3, 1999, as such Certificates of Designation may be further amended from time to time to the extent permitted under subsection 7.13B.

          "Company Series A Preferred Stock" means the Series A Preferred Stock, $1.00 par value per share, of Company.

          "Company Series B Preferred Stock" means the Series B Convertible Exchangeable Preferred Stock, $1.00 par value per share, of Company.

          "Company Series C Preferred Stock" means the Series C Preferred Stock, $1.00 par value per share, of Company.

          "Compliance Certificate" means a certificate substantially in the form of Exhibit IX annexed hereto delivered to Administrative Agent and Lenders by
   ----------
Company pursuant to subsection 6.1(iii).

          "Consolidated Capital Expenditures" means, for any period, the sum, without duplication, of (i) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period for fixed assets and leasehold improvements of Company and its Subsidiaries plus
                                                                            ----
(ii) to the extent not covered by clause (i) of this definition, the aggregate of all expenditures by Company and its Subsidiaries during that period to purchase or develop computer software or systems (but only to the extent such expenditures are capitalized on the consolidated balance sheet of Company and its Subsidiaries in conformity with GAAP) minus (iii) to the extent included in
                                          -----
clause (i) of this definition, the total cash consideration expended by Company and its Subsidiaries during such period to acquire (by purchase or otherwise) the business, property or fixed assets of any Person, or the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Subsidiary of Company.

          "Consolidated Cash Interest Expense" means, for any period, Consolidated Interest Expense for such period, excluding, however, any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs).

          "Consolidated Current Assets" means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP.

          "Consolidated Current Liabilities" means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, (i) excluding (a) the aggregate principal amount of all outstanding Revolving Loans and (b) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding and (ii) including the current portion of the aggregate principal amount of all outstanding Term Loans.

          "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, and (vi) other non-cash items reducing Consolidated Net Income less other non-cash items increasing Consolidated Net
                        ----
Income, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP; provided, however, that
                                              --------  -------
Consolidated EBITDA for any four-Fiscal Quarter period which includes one or more Fiscal Quarters prior to completion of the Tender Offer shall be equal to the sum of (i) Consolidated EBITDA for such period plus (ii) the product of (a)
                                                   ----
$6,350,000, and (b) twelve minus the number of months that have elapsed since the completion of the Tender Offer; provided, further, that in the event a
                                    --------  -------
Subsequent Acquisition is consummated during any four-Fiscal Quarter period, Consolidated EBITDA shall be calculated after giving pro forma effect thereto as if such Subsequent Acquisition occurred on the first day of such four-Fiscal Quarter period.

          "Consolidated Excess Cash Flow" means, for any period, an amount (if positive) equal to (i) Consolidated EBITDA for such period minus (ii) the sum,
                                                           -----
without duplication, of (a) Consolidated Principal Payments for such period, (b) Consolidated Capital Expenditures (net of any proceeds of any related financings with respect to such expenditures) for such period, (c) Consolidated Cash Interest Expense for such period, (d) the provision for current taxes based on income of Company and its Subsidiaries on a consolidated basis and payable in Cash during such period, and (e) the aggregate amount of all expenditures by Company and its Subsidiaries during that period to acquire (by purchase or otherwise) the business, property or fixed assets of any other Person, or the stock or other evidence of beneficial ownership of any other Person that, as a result of such acquisition, becomes a Subsidiary of Company (net of any proceeds of any related financings with respect to such expenditures).

          "Consolidated Fixed Charges" means, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Interest Expense, (ii) provisions for taxes based on income and payable in Cash, and
(iii) Consolidated Scheduled Principal Payments, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

          "Consolidated Interest Expense" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries during such period, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements to which Company or any of its Subsidiaries is a party, but excluding, however, any amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders on or before the Closing Date and amounts paid pursuant to subsection 2.3 of the Existing URS Credit Agreement.

          "Consolidated Net Income" means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided
                                                                        --------
that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person's assets are acquired by Company or any of its Subsidiaries, (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to Asset Sales by Company or any of its Subsidiaries or returned surplus assets of any Pension Plan of Company or any of its Subsidiaries, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.

          "Consolidated Principal Payments" means, for any period, the aggregate amount of all net voluntary and scheduled repayments of principal by Company and its Subsidiaries on a consolidated basis during such period under all Indebtedness of Company or any of its Subsidiaries (including the principal component of Capital Leases).

          "Consolidated Scheduled Principal Payments" means, for any period, the aggregate amount of all scheduled repayments of principal by Company and its Subsidiaries on a consolidated basis during such period under all Indebtedness of Company or any of its Subsidiaries (including the principal component of Capital Leases).

          "Consolidated Total Funded Debt" means, as at any date of determination, the sum, on a consolidated basis, of (i) the aggregate principal amount of all outstanding Term Loans, (ii) the aggregate amount of that portion of obligations with respect to Capital Leases of Company or any of its Subsidiaries that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) the aggregate principal amount of all outstanding Indebtedness of Company or any of its Subsidiaries for borrowed money evidenced by a note or similar written instrument, (iv) the aggregate principal amount of all outstanding Subordinated Indebtedness, and (v) the aggregate principal amount of all outstanding Revolving Loans.

          "Contingent Obligation", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or
(2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation in the form of a letter of credit or a guaranty of a specified amount shall be equal to the face amount of the letter of credit or the amount of the obligation so guaranteed or otherwise supported, as the case may be, or, if less, the amount to which such Contingent Obligation is specifically limited. The amount of any Contingent Obligation which is not in the form of a guaranty of a specified amount shall be equal to the reasonably anticipated maximum amount of such Contingent Obligation as determined by Company in good faith.

          "Contractual Obligation", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

          "Currency Agreement" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement.

          "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

          "DMG" means Dames & Moore Group, a Delaware corporation.

          "DMG Common Stock" has the meaning assigned to that term in the Recitals to this Agreement.

          "DMG Fiscal Year" means, prior to consummation of the Merger, the fiscal year of DMG and its Subsidiaries ending on the last Friday of March in each calendar year.

          "DMG Loan Proceeds Notes" means those certain promissory notes issued by DMG in favor of Company to evidence (i) all amounts advanced to DMG by Company on the Closing Date and (ii) the proceeds of all Revolving Loans advanced to DMG from Company from time to time during the period from and including the Closing Date to and including the Merger Date.

          "Dollar Base Rate" means, at any time, the higher of (i) the Prime Rate or (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

          "Dollar Equivalent" means, at any time, (i) as to any amount denominated in Dollars, the amount thereof at such time, and (ii) as to any amount denominated in Sterling, the equivalent amount in Dollars as determined by Administrative Agent at such time on the basis of the Spot Rate for the purchase of Dollars with Sterling on the most recent computation date provided for in subsection 2.4D(i).

          "Dollars" and the sign "$" mean the lawful money of the United States of America.

          "Domestic Sterling Rate Loans" means Revolving Sterling Loans bearing interest at rates determined by reference to the Adjusted Domestic Sterling Rate.

          "Domestic Subsidiary" means any Subsidiary organized or incorporated under the laws of a state of the United States of America.

          "Eligible Assignee" means (i) (a) a commercial bank organized under the laws of the United States of America or any state thereof and having a combined capital and surplus of at least $100,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States of America or any state thereof and having a combined capital and surplus of at least $100,000,000; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof and having a combined capital and surplus of at least $100,000,000; provided that (1) such bank is acting through
                                  --------
a branch or agency located in the United States of America or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, investment funds, mutual funds and lease financing companies, and which have a combined capital and surplus, a net worth or total assets of at least $100,000,000; and (ii) any Lender and any Affiliate of any Lender or, with respect to any Lender that is a fund that invests in loans, any other fund that invests in loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such Lender; provided that no Affiliate of Company shall be an Eligible Assignee.
--------

          "EMU" means Economic and Monetary Union as contemplated in the Treaty on European Union.

          "EMU Legislation" means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise), being in part the implementation of the third stage of EMU.

          "Employee Benefit Plan", as applied to any Person, means any "employee benefit plan" as defined in Section 3(3) of ERISA which is or was maintained or contributed to by such Person, any of its Subsidiaries or any of their respective ERISA Affiliates.

          "Environmental Claim" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or
(iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

          "Environmental Laws" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of governmental authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. (S) 9601 et seq.), the
                                                              -- ---
Hazardous Materials Transportation Act (49 U.S.C. (S) 1801 et seq.), the
                                                           -- ---
Resource Conservation and Recovery Act (42 U.S.C. (S) 6901 et seq.), the Federal
                                                           -- ---
Water Pollution Control Act (33 U.S.C. (S) 1251 et seq.), the Clean Air Act (42
                                                -- ---
U.S.C. (S) 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. (S) 2601
                -- ---
et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. (S)
-- ---
136 et seq.), the Occupational Safety and Health Act (29 U.S.C. (S) 651 et
    -- ---                                                              --
seq.), the Oil Pollution Act (33 U.S.C. (S) 2701 et seq.) and the Emergency
---                                              ------
Planning and Community Right-to-Know Act (42 U.S.C. (S) 11001 et seq.), each as
                                                              -- ---
amended or supplemented, any analogous present or future state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

          "ERISA Affiliate," as applied to any Person, means (i) any corporation which is a member of a controlled group of corporations within the meaning of
Section 414(b) of the Internal Revenue Code of which that Person is a member;
(ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Company or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Company or such Subsidiary and with respect to liabilities arising after such period for which Company or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

          "ERISA Event" means (i) a "reportable event" within the meaning of
Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan of Company or any of its Subsidiaries (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan of Company or any of its Subsidiaries (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure by Company or any of its Subsidiaries to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure by Company or any of its Subsidiaries to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan of Company or any of its Subsidiaries pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA;
(v) the institution by the PBGC of proceedings to terminate any Pension Plan of Company or any of its Subsidiaries, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan of Company or any of its Subsidiaries; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to
Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Company, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under
Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan of Company or any of its Subsidiaries other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan of Company or any of its Subsidiaries (or any other Employee Benefit Plan of Company or any of its Subsidiaries intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan of Company or any of its Subsidiaries to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan of Company or any of its Subsidiaries.

          "euro" means the single currency of participating member states of the European Union.

          "euro Unit" means the currency unit of the euro.

          "Eurodollar Rate Loans" means Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.

          "Event of Default" means each of the events set forth in Section 8.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

          "Exchange Assets" has the meaning assigned to that term in subsection 2.4B(iii)(a)(2).

          "Exchange Rate" means, on any date when an amount expressed in a currency other than Dollars is to be determined with respect to any Letter of Credit, the nominal rate of exchange of the Issuing Lender in the New York foreign exchange market for the purchase by the Issuing Lender (by cable transfer) of such currency in exchange for Dollars at 12:00 noon (New York time) one Business Day prior to such date, expressed as a number of units of such currency per one Dollar.

          "Existing Company Letters of Credit" means those letters of credit issued for the account of Company and identified on Schedule 1.1 of the Closing
                                                    ------------
Date Company Disclosure Letter.

          "Existing Credit Agreements" means, collectively, (i) the Existing URS Credit Agreement and (ii) the Existing DMG Credit Agreement, in each case as amended prior to the Closing Date.

          "Existing DMG Credit Agreement" means that certain Amended and Restated Credit Agreement dated as of October 22, 1998 among DMG, the several lenders from time to time parties thereto, and Canadian Imperial Bank of Commerce, as administrative agent.

          "Existing DMG Letters of Credit" means those letters of credit issued for the account of DMG and identified on Schedule 1.1 of the Closing Date
                                         ------------
Company Disclosure Letter.

          "Existing Senior Subordinated Note Indenture" means the Indenture, dated as of March 16, 1989, between Thortec International, Inc. and MTrust Corp, National Association, as amended by Amendment Number 1 and Amendment Number 2, as such indenture may be further amended from time to time to the extent permitted under subsection 7.13B.

          "Existing Senior Subordinated Notes" means Company's 8% Senior Subordinated Notes due 2004 in the original aggregate principal amount of $36,814,500 and the remaining aggregate principal amount of $6,455,000 as of the Closing Date.

          "Existing Subordinated Agreements" means, collectively, the Existing Senior Subordinated Note Indenture and the Existing Subordinated Note Indenture.

          "Existing Subordinated Indebtedness" means, collectively, the Existing Senior Subordinated Notes and the Existing Subordinated Notes.

          "Existing Subordinated Note Indenture" means the Indenture, dated as of February 15, 1987, between Company and The Bank of New York as assignee of First Interstate

Bank of California, as amended by Amendment Number 1, as such indenture may be further amended from time to time to the extent permitted under subsection 7.13B.

          "Existing Subordinated Notes" means Company's 6 1/2% Convertible Subordinated Notes due 2012 in the original aggregate principal amount of $57,500,000 and the remaining aggregate principal amount of $1,833,000 as of the Closing Date.

          "Existing URS Credit Agreement" means that certain Credit Agreement dated as of November 14, 1997 among Company, the lenders party thereto, and Wells Fargo, as administrative agent.

          "Facilities" means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

          "Federal Funds Effective Rate" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

          "Financial Plan" has the meaning assigned to that term in subsection 6.1(xii).

          "First Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien has priority over any other Lien on such Collateral (other than Permitted Encumbrances) and (ii) such Lien is the only Lien (other than Permitted Encumbrances and Liens permitted pursuant to subsection 7.2A) to which such Collateral is subject.

          "Fiscal Quarter" means a fiscal quarter of any Fiscal Year.

          "Fiscal Year" means the fiscal year of Company and its Subsidiaries ending on October 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

          "Flood Hazard Property" means a Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

          "Foreign Subsidiary" means any Subsidiary formed or organized under the laws of a jurisdiction other than a state of the United States of America.

          "Funding and Payment Office" means in respect of fundings, issuances and payments (i) with respect to Term Loans, Revolving Dollar Loans and Swing Line Loans, the office of Administrative Agent located at 201 3rd Street, 8th Floor, San Francisco, California

94103; (ii) with respect to Revolving Sterling Loans, the office of Lloyds Bank P.L.C. in London (International SC 309634; Swift ID No.: LOYDGB2L) for the account of Wells Fargo (Acct. No. 01084802 with the following reference note:
"For Account of Wells Fargo Bank, San Francisco, Reference: Sterling Loan"); or
(iii) with respect to any Loans, such office of Administrative Agent or Swing Line Lender as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent and Swing Line Lender to Company and each Lender.

          "Funding Date" means the date of the funding of a Loan.

          "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

          "Governmental Acts" has the meaning assigned to that term in subsection 3.5A.

          "Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court.

          "Hazardous Materials" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls;
(ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

          "Hazardous Materials Activity" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

          "Hedge Agreement" means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

          "Inactive Subsidiary" has the meaning assigned to that term in subsection 5.1E.

          "Indebtedness", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money,
(iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, excluding, in the case of both clauses (a) and (b), accounts receivable from Company and its Subsidiaries arising in the ordinary course of business, and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness.

          "Indemnified Liabilities" has the meaning assigned to that term in subsection 10.3.

          "Indemnitee" has the meaning assigned to that term in subsection 10.3.

          "Intellectual Property" means all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Company and its Subsidiaries, taken as a whole.

          "Interest Payment Date" means (i) with respect to any Base Rate Loan, the last Business Day of each January, April, July and October of each year, commencing on the first such date to occur after the Closing Date; provided,
                                                                   --------
however, that the first Interest Payment Date with respect to any Base Rate Loan
-------
shall be October 31, 1999 and (ii) with respect to any Eurodollar Rate Loan or Domestic Sterling Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of six or twelve
           --------
months "Interest Payment Date" shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

          "Interest Period" has the meaning assigned to that term in subsection 2.2B.

          "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.

          "Interest Rate Determination Date" means each date for calculating the Adjusted Eurodollar Rate or the Adjusted Domestic Sterling Rate, for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date in respect of calculating the Adjusted Eurodollar Rate and the Adjusted Domestic Sterling Rate shall be the second Business Day prior to the first day of the related Interest Period.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

          "Investment" means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its Subsidiaries, of any equity Securities of such Subsidiary,
(iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that, in the case of accounts receivable from Persons other than Company and its Subsidiaries, are not current assets or did not arise from sales to that other Person in the ordinary course of business and, in the case of accounts receivable from Company and its Subsidiaries, did not arise in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment and minus the amount of any return of capital contributed in respect of any Investment (not to exceed the original cost of such Investment plus the cost of all additions thereto).

          "Issuing Lender" means, with respect to any Letter of Credit, Wells Fargo.

          "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided
                                                                    --------
that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

          "Lender" and "Lenders" means the persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1, and the term "Lenders" shall include Swing Line Lender unless the context otherwise requires; provided that the term "Lenders", when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

          "Letter of Credit" or "Letters of Credit" means (i) any letter of credit or similar instrument issued or to be issued by the Issuing Lender for the account of Company pursuant to subsection 3.1 for the purpose of supporting
(a) Indebtedness of Company or any of its Subsidiaries in respect of industrial revenue or development bonds or financings, (b) workers' compensation liabilities of Company or any of its Subsidiaries, (c) the obligations of third party insurers of Company or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (d) obligations with respect to Capital Leases or Operating Leases of Company or any of its Subsidiaries, and (e) performance, payment, deposit or surety obligations of Company or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry; provided that Letters of Credit may not be issued
                              --------
for the purpose of supporting any Indebtedness constituting "antecedent debt" (as that term is used in Section 547 of the Bankruptcy Code), and (ii) the Existing Company Letters of Credit.

          "Letter of Credit Usage" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus
                                                                          ----
(ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender and not theretofore reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Dollar Loans pursuant to subsection 3.3B). For purposes of this definition, any amount described in clause (i) or (ii) of the preceding sentence which is denominated in a currency other than Dollars shall be valued based on the applicable Exchange Rate for such currency as of the applicable date of determination.

          "Leverage Ratio" means, as at any date of determination, the ratio of
(i) Consolidated Total Funded Debt as of such date to (ii) Consolidated EBITDA for the four-Fiscal Quarter period ending on such date.

          "Lien" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

          "Loan" or "Loans" means one or more of the Term Loans, Revolving Loans or Swing Line Loans or any combination thereof.

          "Loan Documents" means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Company in favor of the Issuing Lender relating to, the Letters of Credit), the Subsidiary Guaranty and the Collateral Documents.

          "Loan Party" means each of Company and any Subsidiary Guarantor, and "Loan Parties" means all such Persons, collectively.

          "Margin Stock" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

          "Material Adverse Effect", as applied to any Person, means (i) a material adverse effect upon the business, operations, properties, assets, liabilities, financial condition or prospects of such Person and its Subsidiaries, taken as a whole, or (ii) the material impairment of the ability of any Loan Party to perform, or of Administrative Agent or Lenders to enforce, the Obligations.

          "Material Real Property" means, as at any date of determination, any fee interest in real property of Company or any of its Subsidiaries having a fair market value of $10,000,000 or more.

          "Maximum Consolidated Capital Expenditures Amount" has the meaning assigned to that term in subsection 7.8.

          "Merger" means the merger of DMG with Merger Sub in accordance with the terms of the Merger Agreement, with DMG being the surviving corporation in such Merger.

          "Merger Agreement" means that certain Agreement and Plan of Merger by and among DMG, Company and Merger Sub dated as of May 5, 1999 in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement and as such agreement may be amended from time to time thereafter to the extent permitted under subsection 7.13A.

          "Merger Date" means the date that the Merger becomes effective in accordance with the terms of the Merger Agreement.

          "Merger Date Loan Documents" means the Subsidiary Guaranty and the Pledge and Security Agreement.

          "Merger Date Loan Parties" means each of the Domestic Subsidiaries of DMG required to execute the Subsidiary Guaranty pursuant to subsection 4.2.

          "Merger Sub" means Demeter Acquisition Corporation, a Delaware corporation and a wholly-owned Subsidiary of Company.

          "Minimum Shares" means more than 50% of the shares of DMG Common Stock, on a fully diluted basis.

          "Morgan Stanley" has the meaning assigned to that term in the introduction to this Agreement.

          "Mortgage" means a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, in such form as may be approved by Administrative Agent in its sole discretion, with such changes thereto as may be recommended by Administrative Agent's local counsel based on local laws or customary local mortgage or deed of trust practices. "Mortgages" means all such instruments, collectively.

          "Mortgaged Property" has the meaning assigned to that term in subsection 6.8.

          "Multiemployer Plan" means any Employee Benefit Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

          "National Currency Unit" means the unit of currency (other than a euro
Unit) of a Participating Member State.

          "Net Asset Sale Proceeds" means, with respect to any Asset Sale by Company or any of its Subsidiaries, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale.

          "Net Debt Securities Proceeds" has the meaning assigned to that term in subsection 2.4B(iii)(d).

          "Net Equity Securities Proceeds" has the meaning assigned to that term in subsection 2.4B(iii)(e).

          "Net Insurance/Condemnation Proceeds" means any Cash payments or proceeds attributable to a loss by Company or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Company or any of its Subsidiaries in respect thereof.

          "Net Pension Proceeds" has the meaning assigned to that term in subsection 2.4B(iii)(c).

          "Net Proceeds Amount" has the meaning assigned to that term in subsection 2.4B(iii)(g).

          "Non-US Lender" has the meaning assigned to that term in subsection 2.7B(iii)(a).

          "Notes" means one or more of the Revolving Notes, Tranche A Term Notes, Tranche B Term Notes, Tranche C Term Notes or Swing Line Note or any combination thereof.

          "Notice of Borrowing" means a notice substantially in the form of
Exhibit I annexed hereto delivered by Company to Administrative Agent pursuant
---------
to subsection 2.1B with respect to a proposed borrowing.

          "Notice of Conversion/Continuation" means a notice substantially in the form of Exhibit II annexed hereto delivered by Company to Administrative
            ----------
Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

          "Notice of Issuance of Letter of Credit" means a notice substantially in the form of Exhibit III annexed hereto delivered by Company to Administrative
               -----------
Agent pursuant to subsection 3.1B(i) with respect to the proposed issuance of a Letter of Credit.

          "Obligations" means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

          "Officer's Certificate" means, as applied to any corporation, a certificate executed on behalf of such corporation by its president or by its chief financial officer; provided that every Officer's Certificate with respect
                         --------
to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the officer making or giving such Officer's Certificate has read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signer, he or she has made or has caused to be made such examination or investigation as is necessary to enable such signer to express an informed opinion as to whether or not such condition has been complied with, and
(iii) a statement as to whether, in the opinion of the signer, such condition has been complied with.

          "Operating Lease" as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

          "Organizational Documents" means (i) with respect to any corporation, its certificate or articles of incorporation and its bylaws, (ii) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (iii) with respect to any general partnership, its partnership agreement, (iv) with respect to any limited liability company, its articles or certificate of organization and its operating agreement, and (v) with respect to any other entity, its equivalent organizational, governing documents.

          "Original Currency" has the meaning assigned to that term in subsection 10.20A.

          "Other Currency" has the meaning assigned to that term in subsection 10.20A.

          "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

          "Participating Member State" means each state so described in any EMU Legislation.

          "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

          "Permitted Encumbrances" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim):

          (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

          (ii) statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral on account of such Lien;

          (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety, bid and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

          (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

          (v) leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

          (vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

          (vii) any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under any such material lease;

          (viii) Liens arising from filing UCC financing statements relating solely to leases and Liens permitted by this Agreement;

          (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (x) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property; and

          (xi) licenses of patents, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Company or such Subsidiary.

          "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

          "Pledge and Security Agreement" means the Pledge and Security Agreement executed and delivered by the Closing Date Loan Parties on the Closing Date and the Merger Date Loan Parties on the Merger Date and to be executed and delivered by additional Subsidiaries of Company from time to time thereafter in accordance with subsection 6.7, substantially in the form of Exhibit XV annexed
                                                             ----------
hereto, as such Pledge and Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

          "Pledged Collateral" means, collectively, the "Pledged Collateral" as defined in the Pledge and Security Agreement and the Tender Pledge Agreement.

          "Potential Event of Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

          "Prime Rate" means the rate most recently announced by Wells Fargo at its principal office in San Francisco from time to time as its "Prime Rate." The Prime Rate is one of Wells Fargo's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. Wells Fargo or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the interest rate resulting from a change in such Prime Rate shall become effective as of 12:01 A.M. (San Francisco time) of the Business Day on which each change in Prime Rate is announced by Wells Fargo.

          "Pro Rata Share" means (i) with respect to all payments, computations and other matters relating to the Tranche A Term Loan Commitment or the Tranche A Term Loan of any Lender, the percentage obtained by dividing (a) the Tranche A
                                                      --------
Term Loan Exposure of that Lender by (b) the aggregate Tranche A Term Loan
                                  --
Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Tranche B Term Loan Commitment or the Tranche B Term Loan of any Lender, the percentage obtained by dividing (a) the Tranche B
                                                    --------
Term Loan Exposure of that Lender by (b) the aggregate Tranche B Term Loan
                                  --
Exposure of all Lenders, (iii) with respect to all payments, computations and other matters relating to the Tranche C Term Loan Commitment or the Tranche C Term Loan of any Lender, the percentage obtained by dividing (a) the Tranche C Term Loan Exposure of that Lender by (b)
            --------
the aggregate Tranche C Term Loan Exposure of all Lenders, (iv) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing
                                                                     --------
(a) the Revolving Loan Exposure of that Lender by (b) the aggregate Revolving
                                               --
Loan Exposure of all Lenders, and (v) for all other purposes with respect to each Lender, the percentage obtained by dividing (a) the sum of the Tranche A
                                        --------
Term Loan Exposure of that Lender plus the Tranche B Term Loan Exposure of that
                                  ----
Lender plus the Tranche C Term Loan Exposure of that Lender plus the Revolving
       ----                                                 ----
Loan Exposure of that Lender by (b) the sum of the aggregate Tranche A Term Loan
                             --
Exposure of all Lenders plus the aggregate Tranche B Term Loan Exposure of all
                        ----
Lenders plus the aggregate Tranche C Term Loan Exposure of all Lenders plus the
                                                                       ----
aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The initial Pro Rata Share of each Lender for purposes of each of clauses (i), (ii), (iii), (iv) and (v) of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.
                                    ------------

          "Proceedings" has the meaning assigned to that term in subsection 6.1(ix).

          "Projections" means the consolidated projected balance sheets and consolidated projected statements of income and cash flows of Company and its Subsidiaries, prepared by Company assuming the Merger has been consummated, for each of Fiscal Years 1999 through 2007 delivered to Administrative Agent by Company under cover of a letter dated May 3, 1999.

          "PTO" means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on any Collateral.

          "RCBA" means RCBA Strategic Partners, L.P., a Delaware limited partnership.

          "RCBA Registration Rights Agreement" means the Registration Rights Agreement dated as of the Closing Date between Company and RCBA, as such agreement may be amended from time to time to the extent permitted under subsection 7.13B.

          "Real Property Asset" means, at any date of determination, any interest then owned by any Loan Party in any real property.

          "Reference Banks" means the banks designated by the British Bankers' Association as the reference panel of banks that reflect the balance of the London interbank market.

          "Refunded Swing Line Loans" has the meaning assigned to that term in subsection 2.1A(vi).

          "Register" has the meaning assigned to that term in subsection 2.1D.

          "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Reimbursement Date" has the meaning assigned to that term in subsection 3.3B.

          "Related Agreements" means, collectively, the Merger Agreement, the Bridge Loan Agreement or the Senior Subordinated Note Indenture, as the case may be, the Securities Purchase Agreement, the Company Certificates of Designation, the RCBA Registration Rights Agreement, the Warrant Agreements to be entered into between Company and the parties to the Bridge Loan Agreement, the Warrants to be issued thereunder, and the Subsidiary Guaranty to be executed by the Subsidiary Guarantors for the benefit of the parties to the Bridge Loan Agreement.

          "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

          "Requisite Class Lenders" means, at any date of determination (i) for the Class of Lenders having Tranche A Term Loan Exposure and/or Revolving Loan Exposure, Lenders having or holding at least 51% of the sum of the aggregate Tranche A Term Loan Exposure of all Lenders plus the aggregate Revolving Loan
                                            ----
Exposure of all Lenders, (ii) for the Class of Lenders having Tranche B Term Loan Exposure, Lenders having or holding at least 51% of the aggregate Tranche B Term Loan Exposure of all Lenders and (iii) for the Class of Lenders having Tranche C Term Loan Exposure, Lenders having or holding more than at least 51% of the aggregate Tranche C Term Loan Exposure of all Lenders.

          "Requisite Lenders" means, at any date of determination, two or more Lenders having or holding at least 51% of the sum of (i) the aggregate Tranche A Term Loan Exposure of all Lenders plus (ii) the aggregate Tranche B Term Loan
                                  ----
Exposure of all Lenders plus (iii) the aggregate Tranche C Term Loan Exposure of
                        ----
all Lenders plus (iv) the aggregate Revolving Loan Exposure of all Lenders;
            ----
provided, however, that if as of any date of determination there is only one
--------  -------
Lender, then such Lender shall constitute Requisite Lenders.

          "Responsible Officer" means, with respect to any Person, the chief executive officer, the chief financial officer, the president, the general counsel or any other employee who is a member of the Board of Directors of such Person.

          "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company or any of its Subsidiaries now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company or any of its Subsidiaries now or hereafter outstanding, and
(iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

          "Reuters" means the display designated as Page LIBOR 01 (as to Sterling) on the Reuters Service or such other screen by the Reuters Service as shall display the London interbank offered rates for deposits in Sterling quoted by selected banks.

          "Revolving Dollar Loans" means the Revolving Loans denominated and payable in Dollars made by Lenders to Company pursuant to subsection 2.1A(iv).

          "Revolving Loan Commitment" means the commitment of a Lender to make Revolving Dollar Loans and Revolving Sterling Loans to Company pursuant to subsections 2.1A(iv) and 2.1A(v), and "Revolving Loan Commitments" means such commitments of all Lenders in the aggregate.

          "Revolving Loan Commitment Termination Date" means June 9, 2005.

          "Revolving Loan Exposure" means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender's Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in
                                                                   ----
the event that Lender is the Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all
                                         ----
participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of
                                                      ----
Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein purchased by other Lenders) plus (e)
                                                                     ----
the aggregate amount of all participations purchased by that Lender in any outstanding Swing Line Loans.

          "Revolving Loans" means one or more of the Revolving Dollar Loans and the Revolving Sterling Loans, or any combination thereof.

          "Revolving Notes" means (i) the promissory notes of Company issued pursuant to subsection 2.1E on the Closing Date and (ii) any promissory notes issued by Company pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Revolving Loan Commitments and Revolving Loans of any Lenders, in each case substantially in the form of Exhibit IV
                                                                ----------
annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

          "Revolving Sterling Loans" means the Revolving Loans denominated and payable in Sterling made by Lenders to Company pursuant to subsection 2.1A(v).

          "Revolving Sterling Loan Commitment" means the commitment of a Lender to make Revolving Sterling Loans to Company pursuant to subsection 2.1A(v), and "Revolving Sterling Loan Commitments" means such commitments of all Lenders in the aggregate.

          "Rollover Notes" means the subordinated promissory notes issued by Company pursuant to the Bridge Loan Agreement in the event the Bridge Notes are not paid in full on or prior to June 9, 2000.

          "Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

          "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

          "Securities Purchase Agreement" means the Securities Purchase Agreement dated as of May 5, 1999 by and between RCBA and Company, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement and as such agreement may be amended from time to time thereafter to the extent permitted under subsection 7.13A.

          "Senior Subordinated Note Indenture" means the Senior Subordinated Indenture among Company and the trustee named therein pursuant to which the Senior Subordinated Notes are issued, as such indenture may be amended from time to time to the extent permitted under subsection 7.13B.

          "Senior Subordinated Notes" means the Senior Subordinated Notes due 2009 of Company issued pursuant to the Senior Subordinated Note Indenture.

          "Significant Subsidiary" means, as of any date of determination, any Subsidiary of Company that, together with its Subsidiaries, (i) for the most recent Fiscal Year accounted for more than 5% of the consolidated revenues of Company and its Subsidiaries or (ii) as of the end of such Fiscal Year was the owner of more than 5% of the consolidated assets of Company and its Subsidiaries, all as set forth on the most recently available consolidated financial statements of Company and its Subsidiaries for such Fiscal Year.

          "Solvent" means, with respect to any Person, that as of the date of determination both (i) (a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          "Spot Rate" for Dollars or Sterling means the rate quoted by Wells Fargo as the spot rate for the purchase by Wells Fargo of such currency with the other currency through its foreign exchange desk at approximately 11:00 A.M. (San Francisco time) on the date two Business Days prior to the date as of which the foreign exchange computation is made.

          "Sterling" and the sign "(Pounds)" mean the lawful money of the United Kingdom.

          "Subordinated Indebtedness" means (i) the Existing Subordinated Indebtedness, (ii) the Senior Subordinated Notes, (iii) the Bridge Notes, (iv) the Rollover Notes and (v) any other Indebtedness of Company or any of its Subsidiaries subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to Administrative Agent and Requisite Lenders.

          "Subsequent Acquisition" has the meaning assigned to that term in subsection 7.7(vi).

          "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association, or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that in no event shall any Joint Venture be considered to be a
         --------
Subsidiary of any Person.

          "Subsidiary Guarantor" means DMG and any Domestic Subsidiary of Company and any Domestic Subsidiary of DMG that executes and delivers the Subsidiary Guaranty on the Closing Date or the Merger Date or from time to time thereafter pursuant to subsection 6.7.

          "Subsidiary Guaranty" means the Subsidiary Guaranty executed and delivered by DMG and certain existing Subsidiaries of Company on the Closing Date and certain existing Subsidiaries of DMG on the Merger Date and to be executed and delivered by additional Subsidiaries of Company from time to time thereafter in accordance with subsection 6.7 substantially in the form of
Exhibit XVI annexed hereto, as such Subsidiary Guaranty may hereafter be
-----------
amended, supplemented or otherwise modified from time to time.

          "Supplemental Collateral Agent" has the meaning assigned to that term in subsection 9.1B.

          "Surviving Corporation" has the meaning assigned to that term in the Recitals to this Agreement.

          "Surviving Corporation Common Stock" has the meaning assigned to that term in the Recitals to this Agreement.

          "Swing Line Lender" means Wells Fargo, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

          "Swing Line Loan Commitment" means the commitment of Swing Line Lender to make Swing Line Loans to Company pursuant to subsection 2.1A(vi).

          "Swing Line Loans" means the Loans made by Swing Line Lender to Company pursuant to subsection 2.1A(vi).

          "Swing Line Note" means any promissory note of Company issued pursuant to subsection 2.1E to evidence the Swing Line Loans of Swing Line Lender, substantially in the form of Exhibit VIII annexed hereto, as it may be amended,
                             ------------
supplemented or otherwise modified from time to time.

          "Syndication Agent" has the meaning assigned to that term in the introduction to this Agreement.

          "Target" has the meaning assigned to that term in subsection 7.7(vi).

          "Tax" or "Taxes" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "Tax on the overall net income" of a Person shall be
          --------
construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person's principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its lending office).

          "Tender Offer" means the offer to purchase for cash all of the outstanding shares of DMG Common Stock by Company pursuant to the Tender Offer Materials.

          "Tender Offer Materials" means the Tender Offer Statement on Schedule 14D-1 filed by Merger Sub on May 11, 1999 with the Securities and Exchange Commission pursuant to Section 14(d)(1) of the Exchange Act, together with all exhibits thereto, including the form of "Offer to Purchase For Cash", set forth in Exhibit (a)(1) thereto, and any amendments prior to the date hereof that relate only to any extension of time during which the offer to purchase remains outstanding or to the results of the Tender Offer and other amendments that are approved by Requisite Lenders.

          "Tender Pledge Agreement" means the Pledge Agreement executed and delivered by DMG on the Closing Date, substantially in the form of Exhibit XVII
                                                                   ------------
annexed hereto, as such Pledge Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

          "Tendered Shares" means all shares of DMG Common Stock tendered to and purchased by Merger Sub pursuant to the Tender Offer.

          "Term Loans" means, collectively, the Tranche A Term Loans, the Tranche B Term Loans and the Tranche C Term Loans.

          "Total Purchase Price" means, with respect to any Subsequent Acquisition, (i) the sum, without duplication, of (a) the aggregate amount of all consideration payable by or on behalf of Company or any of its Subsidiaries in connection with such Subsequent Acquisition in Cash, property (including Securities of Company), services, notes, bonds, debentures or other debt instruments, (b) the aggregate principal amount of all Indebtedness assumed by Company or any or its Subsidiaries in connection with such Subsequent Acquisition, (c) the reasonable estimate of the amount of any Contingent Obligation of Company or any of its Subsidiaries incurred in connection with such Subsequent Acquisition, and (d) the aggregate amount of any Indebtedness incurred by Company or any Subsidiary in connection with such Subsequent Acquisition minus (ii) all Cash and Cash Equivalents acquired by Company or any
            -----
of its Subsidiaries as a result of such Subsequent Acquisition. For purposes of this definition, any amount which is payable in a currency other than Dollars shall be valued based on the applicable Exchange Rate for such currency as of the date of such Subsequent Acquisition.

          "Total Utilization of Revolving Loan Commitments" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing the Issuing Lender for any amount drawn under any Letter of Credit but not yet so applied) plus (ii) the
                                                                ----
aggregate principal amount of all outstanding Swing Line Loans plus (iii) the
                                                               ----
Letter of Credit Usage.

          "Tranche A Term Loan Commitment" means the commitment of a Lender to make a Tranche A Term Loan to Company pursuant to subsection 2.1A(i), and "Tranche A Term Loan Commitments" means such commitments of all Lenders in the aggregate.

          "Tranche A Term Loan Commitment Termination Date" means the date that is 180 days after the Closing Date.

          "Tranche A Term Loan Exposure" means, with respect to any Lender as of any date of determination (i) prior to the funding of the Tranche A Term Loans, that Lender's Tranche A Term Loan Commitment and (ii) after the funding of the Tranche A Term Loans, the outstanding principal amount of the Tranche A Term Loan of that Lender.

          "Tranche A Term Loan Maturity Date" means June 9, 2005.

          "Tranche A Term Loans" means the Loans made by Lenders to Company pursuant to subsection 2.1A(i).

          "Tranche A Term Notes" means (i) the promissory notes of Company issued pursuant to subsection 21E on the Closing Date and (ii) any promissory notes issued by Company pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Tranche A Term Loan Commitments or Tranche A Term Loans of any Lenders, in each case substantially in the form of Exhibit V annexed hereto, as they may be amended,
                             ---------
supplemented or otherwise modified from time to time.

          "Tranche B Term Loan Commitment" means the commitment of a Lender to make a Tranche B Term Loan to Company pursuant to subsection 2.1A(ii), and "Tranche B Term Loan Commitments" means such commitments of all Lenders in the aggregate.

          "Tranche B Term Loan Exposure" means, with respect to any Lender as of any date of determination (i) prior to the funding of the Tranche B Term Loans, that Lender's Tranche B Term Loan Commitment and (ii) after the funding of the Tranche B Term Loans, the outstanding principal amount of the Tranche B Term Loan of that Lender.

          "Tranche B Term Loan Maturity Date" means June 9, 2006.

          "Tranche B Term Loans" means the Loans made by Lenders to Company pursuant to subsection 2.1A(ii).

          "Tranche B Term Notes" means (i) the promissory notes of Company issued pursuant to subsection 2.1E on the Closing Date and (ii) any promissory notes issued by Company pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Tranche B Term Loan Commitments or Tranche B Term Loans of any Lenders, in each case substantially in the form of Exhibit VI
                                                                     ----------
annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

          "Tranche C Term Loan Commitment" means the commitment of a Lender to make a Tranche C Term Loan to Company pursuant to subsection 2.1A(iii), and "Tranche C Term Loan Commitments" means such commitments of all Lenders in the aggregate.

          "Tranche C Term Loan Exposure" means, with respect to any Lender as of any date of determination (i) prior to the funding of the Tranche C Term Loans, that Lender's Tranche C Term Loan Commitment and (ii) after the funding of the Tranche C Term Loans, the outstanding principal amount of the Tranche C Term Loan of that Lender.

          "Tranche C Term Loan Maturity Date" means June 9, 2007.

          "Tranche C Term Loans" means the Loans made by Lenders to Company pursuant to subsection 2.1A(iii).

          "Tranche C Term Notes" means (i) the promissory notes of Company issued pursuant to subsection 2.1E on the Closing Date and (ii) any promissory notes issued by Company pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Tranche C Term Loan Commitments or Tranche C Term Loans of any Lenders, in each case substantially in the form of Exhibit VII
                                                                     -----------
annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

          "Transaction Costs" means the sum of (i) the fees, costs and expenses payable by Company on or before the Closing Date in connection with the transactions contemplated by the Loan Documents and the Related Agreements, (ii) the fees payable by Company on or before the Merger Date in connection with the transactions contemplated by the Loan Documents and the Related Agreements and (iii) all expenses (including attorney's fees and costs), damages and settlement payments payable in connection with any litigation relating to the Tender Offer or the Merger.

          "Treaty on European Union" means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into force on November 1,
1993), as amended from time to time.

          "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

          "URS" means URS Corporation, a Delaware corporation, prior to consummation of the Tender Offer.

          "Wells Fargo" has the meaning assigned to that term in the introduction to this Agreement.

          "Year 2000 Compliant" has the meaning assigned to that term in subsection 6.10.

1.2  Accounting Terms; Utilization of GAAP for Purposes of Calculations Under
     ------------------------------------------------------------------------
Agreement.  Except as otherwise expressly provided in this Agreement, all
---------
accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (i), (ii), and (xii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(iv)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 5.3.

1.3  Other Definitional Provisions and Rules of Construction.
     -------------------------------------------------------

     A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

     B. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

     C. The use herein of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

Section 2.  AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1  Commitments; Making of Loans; Notes.
     -----------------------------------

     A. Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees to make the Loans described in subsections 2.1A(i), 2.1A(ii), 2.1A(iii), 2.1A(iv) and 2.1A(v), and Swing Line Lender hereby agrees to make the Loans described in subsection 2.1A(vi).

          (i)   Tranche A Term Loans. Each Lender severally agrees to lend to
                --------------------
     Company on the Closing Date and on the Merger Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Tranche A Term Loan Commitments to be used for the purposes identified in subsections 2.5A and 2.5B. The amount of each Lender's Tranche A Term Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate
                                ------------
     amount of the Tranche A Term Loan Commitments is $250,000,000; provided
                                                                    --------
     that the Tranche A Term Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Tranche A Term Loan Commitments pursuant to subsection 10.1B. Each Lender's Tranche A Term Loan Commitment shall expire immediately and without further action on September 30, 1999, if the Closing Date has not occurred on or before that date and shall expire immediately and without further action on the Tranche A Term Loan Commitment Termination Date if the Merger Date has not occurred on or before that date. Company may make only two borrowings under the Tranche A Term Loan Commitments. Amounts borrowed under this subsection 2.1A(i) and subsequently repaid or prepaid may not be reborrowed.

          (ii)  Tranche B Term Loans. Each Lender severally agrees to lend to
                --------------------
     Company on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Tranche B Term Loan Commitments to be used for the purposes identified in subsection 2.5A. The amount of each Lender's Tranche B Term Loan Commitment is set forth opposite its name on Schedule
                                                                      --------
     2.1 annexed hereto and the aggregate amount of the Tranche B Term Loan
     ---
     Commitments is $100,000,000; provided that the Tranche B Term Loan
                                  --------
     Commitments of Lenders shall be adjusted to give effect to any assignments of the Tranche B Term Loan Commitments pursuant to subsection 10.1B. Each Lender's Tranche B Term Loan Commitment shall expire immediately and without further action on September 30, 1999 if the Tranche B Term Loans are not made on or before that date. Company may make only one borrowing under the Tranche B Term Loan Commitments. Amounts borrowed under this subsection 2.1A(ii) and subsequently repaid or prepaid may not be reborrowed.

          (iii) Tranche C Term Loans. Each Lender severally agrees to lend to
                --------------------
     Company on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Tranche C Term Loan Commitments to be used for the purposes identified in subsection 2.5A. The amount of each Lender's Tranche C Term Loan Commitment is set forth opposite its name on Schedule
                                                                      --------
     2.1 annexed hereto and the aggregate amount of the Tranche C Term Loan
     ---
     Commitments is $100,000,000; provided that the Tranche C Term
                                  --------

     Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Tranche C Term Loan Commitments pursuant to subsection 101.B. Each Lender's Tranche C Term Loan Commitment shall expire immediately and without further action on September 30, 1999 if the Tranche C Term Loans are not made on or before that date. Company may make only one borrowing under the Trance C Term Loan Commitments. Amounts borrowed under this subsection 2.1A(iii) and subsequently repaid or prepaid may not be reborrowed.

          (iv) Revolving Dollar Loans. Each Lender severally agrees, subject to
               ----------------------
     the limitations set forth below with respect to the maximum amount of Revolving Dollar Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount, the Dollar Equivalent of which shall not exceed its Pro Rata Share of the aggregate amount of the Revolving Dollar Loan Commitments to be used for the purposes identified in subsection 2.5C. The original amount of each Lender's Revolving Dollar Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original
                          ------------
     amount of the Revolving Dollar Loan Commitments is $100,000,000; provided
                                                                      --------
     that the Revolving Dollar Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Revolving Dollar Loan Commitments pursuant to subsection 10.1B. Each Lender's Revolving Dollar Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Dollar Loans and all other amounts owed hereunder with respect to the Revolving Dollar Loans and the Revolving Dollar Loan Commitments shall be paid in full no later than that date; provided that
                                                                --------
     each Lender's Revolving Dollar Loan Commitment shall expire immediately and without further action on September 30, 1999 if the Tranche C Term Loans are not made on or before that date. Amounts borrowed under this subsection 2.1A(iv) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

          (v)  Revolving Sterling Loans. Each Lender severally agrees, subject
               ------------------------
     to the limitations set forth below with respect to the maximum amount of Revolving Sterling Loans permitted to be outstanding from time to time, to lend to Company a portion of the Revolving Loan Commitments from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount, the Dollar Equivalent of which shall not exceed its Pro Rata Share of the aggregate amount of the Revolving Sterling Loan Commitments to be used for the purposes identified in subsection 2.5C. The original amount of each Lender's Revolving Sterling Loan Commitment is set forth opposite its name on Schedule 2.1 annexed
                                                       ------------
     hereto and the aggregate original amount of the Revolving Sterling Loan Commitments is $15,000,000; provided that the Revolving Sterling Loan
                                 --------
     Commitments of Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 10.1B. Each Lender's Revolving Sterling Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Sterling Loans and all other amounts owed hereunder with respect to the Revolving Sterling Loans and the Revolving Sterling Loan Commitments shall be paid in full no later than that date; provided that each Lender's Revolving Sterling Loan
                     --------
     Commitment shall expire immediately and without further action on September 30, 1999 if the Tranche C Term

     Loans are not made on or before that date. Amounts borrowed under this subsection 2.1A(v) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

          Revolving Loans constituting Revolving Dollar Loans may not be converted into Revolving Sterling Loans and Revolving Loans constituting Revolving Sterling Loans may not be converted into Revolving Dollar Loans; provided that, subject to applicable law, borrowings in one currency may be
     --------
     used to purchase the other currency and the other currency so purchased may be used to repay borrowings made in such other currency.

          (vi) Swing Line Loans.  Swing Line Lender hereby agrees, subject to
               ----------------
     the limitations set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Company in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5C, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender's outstanding Revolving Loans and Swing Line Lender's Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender's Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment is $5,000,000; provided that any reduction of the Revolving
                                    --------
     Loan Commitments made pursuant to subsection 2.4B(ii) or 2.4B(iii) which reduces the aggregate Revolving Loan Commitments to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitments, as so reduced, without any further action on the part of Company, Administrative Agent or Swing Line Lender. The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date; provided that the Swing Line Loan Commitment shall
                              --------
     expire immediately and without further action on September 30, 1999 if the Tranche C Term Loans are not made on or before that date. Amounts borrowed under this subsection 2.1A(vi) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

          With respect to any Swing Line Loans which have not been voluntarily prepaid by Company pursuant to subsection 2.4B(i), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Company), no later than 9:00 A.M. (San Francisco time) on the first Business Day in advance of the proposed Funding Date, a notice (which shall be deemed to be a Notice of Borrowing given by Company) requesting Lenders to make Revolving Dollar Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the "Refunded Swing Line Loans") outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (a) the proceeds of such Revolving Dollar Loans made by Lenders other than Swing Line Lender shall be immediately delivered by

     Administrative Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (b) on the day such Revolving Dollar Loans are made, Swing Line Lender's Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Dollar Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of Swing Line Lender but shall instead constitute part of Swing Line Lender's outstanding Revolving Dollar Loans and shall be due under the Revolving Note, if any, of Swing Line Lender. Company hereby authorizes Administrative Agent and Swing Line Lender to charge Company's accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Dollar Loans made by Lenders, including the Revolving Dollar Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.5.

          If for any reason (a) Revolving Dollar Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans or (b) the Revolving Loan Commitments are terminated at a time when any Swing Line Loans are outstanding, each Lender shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (b), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loans together with accrued interest thereon. Upon one Business Day's notice from Swing Line Lender, each Lender shall deliver to Swing Line Lender an amount equal to its respective participation in same day funds at the Funding and Payment Office. In order to further evidence such participation (and without prejudice to the effectiveness of the participation provisions set forth above), each Lender agrees to enter into a separate participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender fails to make available to Swing Line Lender the amount of such Lender's participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Dollar Base Rate. In the event Swing Line Lender receives a payment of any amount in which other Lenders have purchased participations as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Lender its Pro Rata Share of such payment.

          Anything contained herein to the contrary notwithstanding, each Lender's obligation to make Revolving Dollar Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender's obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, Company or any other Person for any reason whatsoever; (b) the occurrence or continuation of an Event of Default or a Potential Event of Default; (c) the occurrence of any Material Adverse Effect; (d) any breach of this Agreement or any other Loan Document by any party thereto; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that
                                                                 --------
     such obligations of each Lender are subject to the condition that (1) Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (2) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

          (vii)  Certain Limitations.  Anything contained in this Agreement to
                 -------------------
     the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the following limitations: (a) in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect; (b) in no event shall the aggregate principal amount of all outstanding Revolving Sterling Loans exceed the Revolving Sterling Loan Commitment then in effect; and (c) during the period from and including the Closing Date to and excluding the Merger Date, in no event shall the aggregate principal amount of Revolving Loans exceed the sum of the aggregate principal amount of Acquisition Revolving Loans plus $25,000,000.
                     ----

     B. Borrowing Mechanics. Term Loans or Revolving Loans made on any Funding Date (other than Revolving Dollar Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(vi) for the purpose of repaying any Refunded Swing Line Loans or Revolving Dollar Loans made pursuant to subsection 3.3B for the purpose of reimbursing the Issuing Lender for the amount of a drawing under a Letter of Credit) shall be in an aggregate minimum amount of $500,000 and integral multiples of $10,000 in excess of that amount; provided that Term Loans
                                                        --------
made on any Funding Date as Eurodollar Rate Loans with a particular Interest Period shall be in an aggregate minimum amount equal to or in excess of $5,000,000 and that Revolving Dollar Loans made on any Funding Date as Eurodollar Rate Loans with a particular Interest Period shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount. Revolving Sterling Loans made on any Funding Date shall be in an aggregate minimum amount of (Pounds)2,500,000 and integral multiples of (Pounds)1,000,000 in excess of that amount. Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount. Whenever Company desires that Lenders make Term Loans or Revolving Loans it shall deliver to Administrative Agent a Notice of Borrowing substantially in the form of Exhibit I annexed hereto no later than
                                          ---------
9:00 A.M. (San Francisco time) at least (i) three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan); (ii) one Business Day in advance of the proposed Funding Date (in the case of a Base Rate
Loan); or (iii) four Business

Days in advance of the proposed Funding Date (in the case of a Domestic Sterling Rate Loan). Whenever Company desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Administrative Agent a Notice of Borrowing no later than 1:00 P.M. (San Francisco time) on the proposed Funding Date. The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business
Day), (ii) the amount and type of Loans requested, (iii) in the case of Swing Line Loans and any Revolving Dollar Loans made on the Closing Date, that such Loans shall be Base Rate Loans, (iv) in the case of Revolving Loans not made on the Closing Date, whether such Loans shall be Revolving Dollar Loans or Revolving Sterling Loans and, in the case of Revolving Dollar Loans, whether such Loans shall be Base Rate Loans or Eurodollar Rate Loans, and (v) in the case of any Loans requested to be made as Eurodollar Rate Loans or Domestic Sterling Rate Loans, the initial Interest Period requested therefor. Term Loans and Revolving Dollar Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. Revolving Sterling Loans may be continued as Domestic Sterling Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering the above-described Notice of Borrowing, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided
                                                                    --------
that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

          Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected Loans hereunder.

          Company shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct in all material respects as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

          Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a Eurodollar Rate Loan or a Domestic Sterling Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable, and Company shall be bound to make a borrowing in accordance therewith.

     C. Disbursement of Funds. All Term Loans and Revolving Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender or Swing Line Lender, as the case may be, of the proposed borrowing. Each Lender shall make the amount of its Loan available to Administrative Agent not later than 11:00 A.M. (San Francisco time) or 12:00 Noon (London time), as applicable, on the applicable Funding Date, and Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 11:00 A.M. (San Francisco time) on the applicable Funding Date in same day funds in Dollars, at the Funding and Payment Office. In the case of Revolving Sterling Loans, such notice will also provide the approximate Dollar Equivalent of the amount of such Lender's Pro Rata Share of such Revolving Sterling Loans, and Administrative Agent will, upon the determination of the exact Dollar Equivalent of such amount on the applicable Funding Date, promptly notify such Lender of such amount; provided that, unless
                                                          --------
Administrative Agent shall otherwise agree with any Lender in writing, nothing in this sentence shall relieve any Lender of its obligation to fund its Pro Rata Share of all Loans in the Applicable Currency. Except as provided in subsection 2.1A(vi) and subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse the Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsection 4.1 (in the case of Loans made on the Closing Date) 4.2 (in the case of Loans made on the Merger Date) and 4.3 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars or Sterling, as the case may be, equal to the proceeds of all such Loans received by Administrative Agent from Lenders or Swing Line Lender, as the case may be, to be credited to the account of Company at the Funding and Payment Office.

          Unless Administrative Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Dollar Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

     D.   The Register.

          (i) Administrative Agent shall maintain, at its address referred to in subsection 10.8, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the "Register"). The

     Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (ii) Administrative Agent shall record in the Register the Tranche A Term Loan Commitment, Tranche B Term Loan Commitment, Tranche C Term Loan Commitment, Revolving Sterling Loan Commitment and Revolving Loan Commitment and the Term Loans and Revolving Loans from time to time of each Lender, the Swing Line Loan Commitment and the Swing Line Loans from time to time of Swing Line Lender, and each repayment or prepayment in respect of the principal amount of the Term Loans or Revolving Loans of each Lender or the Swing Line Loans of Swing Line Lender. Any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such
     --------
     recordation, shall not affect any Lender's commitments or Company's Obligations in respect of any applicable Loans.

          (iii) Each Lender shall record on its internal records (including the Notes, if any, held by such Lender) the amount of the Term Loans and each Revolving Loan made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided that failure to make any such recordation, or any error in
            --------
     such recordation, shall not affect any Lender's Commitments or Company's Obligations in respect of any applicable Loans; and provided, further that
                                                         --------  -------
     in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern.

          (iv) Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

          (v) Company hereby designates Administrative Agent to serve as Company's agent solely for purposes of maintaining the Register as provided in this subsection 2.1D, and Company hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute Indemnitees for all purposes under subsection 10.3.

     E. Optional Notes. On the Closing Date, and if so requested by any Lender by written notice to Company (with a copy to Administrative Agent) or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the

Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company's receipt of such notice) a promissory note or promissory notes to evidence such Lender's Tranche A Term Loan, Tranche B Term Loan, Tranche C Term Loan, Revolving Loans or Swing Line Loans, as the case may be, substantially in the form of Exhibit V, Exhibit VI, Exhibit VII, Exhibit V or Exhibit VIII
            ---------  ----------  -----------  ---------    ------------
annexed hereto, respectively, with appropriate insertions.

          Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent as provided in subsection 10.1B(ii). Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, assignee or transferee of that Note or of any Note or Notes issued in exchange therefor.

2.2  Interest on the Loans.
     ---------------------

     A. Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to (a) in the case of Revolving Dollar Loans, the Dollar Base Rate or the Adjusted Eurodollar Rate, as the case may be, and (b) in the case of Revolving Sterling Loans, the Adjusted Domestic Sterling Rate. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Dollar Base Rate. The applicable basis for determining the rate of interest with respect to any Term Loan or any Revolving Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Term Loan or any Revolving Dollar Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Term Loan or Revolving Dollar Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Dollar Base Rate.

          (i) Subject to the provisions of subsections 2.2E and 2.7, the Tranche A Term Loans and the Revolving Loans shall bear interest through maturity as follows:

               (a) if a Base Rate Loan, then (1) for the period from and including the Closing Date to and excluding the date on which Administrative Agent receives a Compliance Certificate pursuant to subsection 6.1(iii) for the Fiscal Quarter ended July 31, 2000, at the sum of the Dollar Base Rate plus 1.75% and (2) thereafter, at the sum
                                      ----
          of the Dollar Base Rate plus the appropriate Applicable Margin; or
                                  ----

               (b) if a Eurodollar Rate Loan, then (1) for the period from and including the Closing Date to and excluding the date on which Administrative Agent receives a Compliance Certificate pursuant to subsection 6.1(iii) for the Fiscal Quarter ended July 31, 2000, at the sum of the Adjusted Eurodollar Rate
          plus 2.75% and (2) thereafter, at the sum of the Adjusted Eurodollar
          ----
          Rate plus the appropriate Applicable Margin; or

                (c) if a Domestic Sterling Rate Loan, then, (1) for the period from and including the Closing Date to and excluding the date on which Administrative Agent receives a Compliance Certificate pursuant to subsection 6.1(iii) for the Fiscal Quarter ended July 31, 2000, at the sum of the Adjusted Domestic Sterling Rate, plus 2.75% and (2)
                                                      ----
          thereafter at the sum of the Adjusted Domestic Sterling Rate, plus the
                                                                        ----
          appropriate Applicable Margin.

          (ii) Subject to the provisions of subsections 2.2E and 2.7, the Tranche B Term Loans shall bear interest through maturity as follows:

                (a) if a Base Rate Loan, then (1) for the period from and including the Closing Date to and excluding the date on which Administrative Agent receives a Compliance Certificate pursuant to subsection 6.1(iii) for the Fiscal Quarter ended July 31, 2000, at the sum of the Dollar Base Rate plus 2.25% and (2) thereafter, at the sum of the Dollar Base Rate plus the appropriate Applicable Margin; or
                                  ----

                (b) If a Eurodollar Rate Loan, then (1) for the period from and including the Closing Date to and excluding the date on which Administrative Agent receives a Compliance Certificate pursuant to subsection 6.1(iii) for the Fiscal Quarter ended July 31, 2000, at the sum of the Adjusted Eurodollar Rate plus 3.25% and (2) thereafter, at
                                              ----
          the sum of the Adjusted Eurodollar Rate plus the appropriate
                                                  ----
          Applicable Margin.

          (iii) Subject to the provisions of subsections 2.2E and 2.7, the Tranche C Term Loans shall bear interest through maturity as follows:

                (a) if a Base Rate Loan, then (1) for the period from and including the Closing Date to and excluding the date on which Administrative Agent receives a Compliance Certificate pursuant to subsection 6.1(iii) for the Fiscal Quarter ended July 31, 2000, at the sum of the Dollar Base Rate plus 2.50% and (2) thereafter, at the sum
                                      ----
          of the Dollar Base Rate plus the appropriate Applicable Margin; or
                                  ----

                (b) if a Eurodollar Rate Loan, then (1) for the period from and including the Closing Date to and excluding the date on which Administrative Agent receives a Compliance Certificate pursuant to subsection 6.1(iii) for the Fiscal Quarter ended July 31, 2000, at the sum of the Adjusted Eurodollar Rate plus 3.50% and (2) thereafter, at
                                              ----
          the sum of the Adjusted Eurodollar Rate plus the appropriate
                                                  ----
          Applicable Margin.

          (iv) Subject to the provisions of subsections 2.2E and 2.7, the Swing Line Loans shall bear interest through maturity (a) for the period from and including the Closing Date to and excluding the date on which Administrative Agent receives a Compliance Certificate pursuant to subsection 6.1(iii) for the Fiscal Quarter ended July 31, 2000, at the sum of the Dollar Base Rate plus 1.75% and (b) thereafter, at the sum of the
                             ----
     Dollar Base Rate plus the Applicable Margin with respect to Revolving
                      ----
     Dollar

     Loans that are Base Rate Loans.

          The Applicable Margin shall be determined on the first day of the calendar month following the delivery of each Compliance Certificate pursuant to subsection 6.1(iii), commencing with the Compliance Certificate for the Fiscal Quarter ended July 31, 2000, by reference to such Compliance Certificate (without regard to any subsequent corrections to reflect year-end audit adjustments). The appropriate Applicable Margin so determined shall apply to all Loans for the period from and including the date of determination to and excluding the first day of the calendar month following the delivery of the next Compliance Certificate; provided, however, that (1) if the Company fails to
                        --------  -------
deliver any Compliance Certificate in a timely manner pursuant to subsection 6.1(iii) or (2) upon the occurrence and during the continuation of any Event of Default, the highest percentage per annum set forth in the definition of the appropriate Applicable Margin shall apply to all Loans for the period from and including the first day of the calendar month following the date on which such Compliance Certificate was required to be delivered to and excluding the date on which Administrative Agent receives such Compliance Certificate or during the continuation of such Event of Default, as the case may be.

     B. Interest Periods. In connection with each Eurodollar Rate Loan or Domestic Sterling Rate Loan, as the case may be, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "Interest Period") to be applicable to such Loan, which Interest Period shall be, at Company's sole option, either a one, two, three, or six month or, if available to all Lenders, twelve month period; provided that:
        --------

          (i) the initial Interest Period for any Eurodollar Rate Loan or Domestic Sterling Rate Loan, as the case may be, shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan or Domestic Sterling Rate Loan, as the case may be, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

          (ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan or Domestic Sterling Rate Loan, as the case may be, continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

          (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would
                              --------
     otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

          (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

          (v) no Interest Period with respect to any portion of the Tranche A Term Loans shall extend beyond the Tranche A Term Loan Maturity Date, no Interest Period with respect to any portion of the Tranche B Term Loans shall extend beyond the Tranche B Term Loan Maturity Date, no Interest Period with respect to any portion of the Tranche C Term Loans shall extend beyond the Tranche C Term Loan Maturity Date and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

          (vi) no Interest Period with respect to any portion of the Tranche A Term Loans, Tranche B Term Loans or Tranche C Term Loans shall extend beyond a date on which Company is required to make a scheduled payment of principal of the Tranche A Term Loans, Tranche B Term Loans or Tranche C Term Loans, as the case may be, unless the sum of (a) the aggregate principal amount of Tranche A Term Loans, Tranche B Term Loans or Tranche C Term Loans, as the case may be, that are Base Rate Loans plus (b) the
                                                              ----
     aggregate principal amount of Tranche A Term Loans, Tranche B Term Loans or Tranche C Term Loans, as the case may be, that are Eurodollar Rate Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on the Tranche A Term Loans, Tranche B Term Loans or Tranche C Term Loans, as the case may be, on such date;

          (vii) there shall be no more than ten Interest Periods outstanding at any time; and

          (viii) in the event Company fails to specify an Interest Period for any Eurodollar Rate Loan or Domestic Sterling Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

     C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid), upon any conversion of a Loan from a Loan bearing interest at a rate determined by reference to one basis to a Loan bearing interest at a rate determined by reference to an alternative basis and at maturity (including final maturity); provided that in the event any Revolving Dollar Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4B(i), interest accrued on such Swing Line Loans or Revolving Dollar Loans through the date of prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

     D. Conversion or Continuation. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Term Loans equal to or in excess of $5,000,000 or all or any part of its outstanding Revolving Dollar Loans equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan or Domestic Sterling Rate Loan, to continue all or any portion of such Loan equal to (x) in the case of Eurodollar Rate Loans, any amount equal to or in excess of $5,000,000 as a Eurodollar Rate Loan or (y) in the case of Domestic Sterling Rate

Loans, (Pounds)2,500,000 and integral multiples of (Pounds)1,000,000 in excess of that amount as a Domestic Sterling Rate Loan; provided, however, that a
                                                 --------  -------
Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto. Revolving Dollar Loans may not be converted into Revolving Sterling Loans and Revolving Sterling Loans may not be converted into Revolving Dollar Loans.

          Company shall deliver a Notice of Conversion/Continuation to Administrative Agent no later than 9:00 A.M. (San Francisco time) at least (i) one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan), (ii) three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan) or (iii) four Business Days in advance of the proposed continuation date (in the case of a continuation of a Domestic Sterling Rate Loan). A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, or in the case of a continuation of a Domestic Sterling Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, or in the case of a continuation of a Domestic Sterling Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice
                                                    --------
shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Upon receipt of written or telephonic notice of any proposed conversion/continuation under this subsection 2.2D, Administrative Agent shall promptly transmit such notice by telefacsimile or telephone to each Lender.

          Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Company or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected a conversion or continuation, as the case may be, hereunder.

          Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan or Domestic Sterling Rate Loan, as the case may be (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

     E. Default Rate. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration
        --------
of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

     F. Computation of Interest. Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, and (iii) in the case of Domestic Sterling Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's
--------
interest shall be paid on that Loan.

2.3  Fees.
     ----

     A. Commitment Fees. Company agrees to pay to Administrative Agent in Dollars, for distribution to each Lender in proportion to that Lender's Pro Rata Share, (i) commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitments over the sum of the Dollar Equivalent of (a) the aggregate principal amount of outstanding Revolving Loans and Swing Line Loans plus (b) the Letter of Credit Usage and
                                     ----
(ii) commitment fees for the period from and including the Closing Date to and excluding the Merger Date equal to the excess of the Tranche A Term Loan Commitment over the aggregate principal amount of outstanding Tranche A Term Loans, in each case, multiplied by (a) for the period from and including the
                     -------------
Closing Date to and excluding the date on which Administrative Agent receives a Compliance Certificate pursuant to subsection 6.1(iii) for the Fiscal Quarter ended July 31, 2000, 0.50% and (b) thereafter, the appropriate Applicable Commitment Fee Percentage. Such commitment fees shall be calculated on the basis of a 365-day or 366-day year, as the case may be, and the actual number of days elapsed and shall be payable quarterly in arrears on the last Business Day of January, April, July and October of each year, commencing on the first such date to occur after the Closing Date, on the Merger Date and on the Revolving Loan Commitment Termination Date. For purposes of calculating the commitment fees, the aggregate principal amount of the Revolving Sterling Loans (but not any outstanding Swing Line

Loans) shall be recalculated in accordance with subsection 2.4D(i) on the last Business Day of each calendar month and on the Funding Date for any Revolving Sterling Loan.

          Except as provided in the immediately preceding paragraph, the Applicable Commitment Fee Percentage shall be determined on the first day of the calendar month following the delivery of each Compliance Certificate pursuant to subsection 6.1(iii), commencing with the Compliance Certificate for the Fiscal Quarter ended July 31, 2000, by reference to such Compliance Certificate (without regard to any subsequent corrections to reflect year-end audit adjustments). The Applicable Commitment Fee Percentage so determined shall apply for the period from and including the date of determination to and excluding the first day of the calendar month following the delivery of the next Compliance Certificate; provided, however, that (1) if the Company fails to
                        --------  -------
deliver any Compliance Certificate in a timely manner pursuant to subsection 6.1(iii), or (2) upon the occurrence and during the continuation of any Event of Default, the highest percentage per annum set forth in the definition of the Applicable Commitment Fee Percentage shall apply for the period from and including the first day of the calendar month following the date on which such Compliance Certificate was required to be delivered to and excluding the date on which Administrative Agent receives such Compliance Certificate or during the continuation of such Event of Default, as the case may be.

     B. Other Fees. Company agrees to pay to Administrative Agent the fees described in the letter dated May 3, 1999 from Administrative Agent to Company in the amounts and at the times set forth in such letter or separately agreed upon in writing between Company and Administrative Agent.


2.4  Repayments, Prepayments and Reductions in Revolving Loan Commitments;
     --------------------------------------------------------------------
General Provisions Regarding Payments.
-------------------------------------

     A.   Scheduled Payments of Term Loans.

          (i)  Scheduled Payments of Tranche A Term Loans. Company shall make
               ------------------------------------------
     principal payments on the Tranche A Term Loans in quarterly installments on the dates and in the amounts set forth below:

                                             Scheduled Repayment
         Date                              of Tranche A Term Loans
         ----                              -----------------------

     October 31, 1999                            $ 3,125,000
     January 31, 2000                              3,125,000
     April 30, 2000                                3,125,000
     July 31, 2000                                 3,125,000
     October 31, 2000                              6,250,000
     January 31, 2001                              6,250,000
     April 30, 2001                                6,250,000
     July 31, 2001                                 6,250,000
     October 31, 2001                              9,375,000
     January 31, 2002                              9,375,000
     April 30, 2002                                9,375,000

     July 31, 2002                                 9,375,000
     October 31, 2002                             12,500,000
     January 31, 2003                             12,500,000
     April 30, 2003                               12,500,000
     July 31, 2003                                12,500,000
     October 31, 2003                             15,625,000
     January 31, 2004                             15,625,000
     April 30, 2004                               15,625,000
     July 31, 2004                                15,625,000
     October 31, 2004                             15,625,000
     January 31, 2005                             15,625,000
     April 30, 2005                               15,625,000
     June 9, 2005                                 15,625,000


     ; provided, however, that the scheduled installments of principal of the
       --------  -------
     Tranche A Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche A Term Loans in accordance with subsection 2.4B(iv); and provided, further, that the
                                              --------  -------
     Tranche A Term Loans and all other amounts owed hereunder with respect to the Tranche A Term Loans shall be paid in full no later than the Tranche A Term Loan Maturity Date, and the final installment payable by Company in respect of the Tranche A Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Tranche A Term Loans.

          (ii) Scheduled Payments of Tranche B Term Loans. Company shall make
               ------------------------------------------
     principal payments on the Tranche B Term Loans in quarterly installments on the dates and in the amounts set forth below:


                                                Scheduled Repayment
                   Date                       of Tranche B Term Loans
                   ----                       -----------------------

               October 31, 1999                       $250,000
               January 31, 2000                       $250,000
               April 30, 2000                         $250,000
               July 31, 2000                          $250,000
               October 31, 2000                       $250,000
               January 31, 2001                       $250,000
               April 30, 2001                         $250,000
               July 31, 2001                          $250,000
               October 31, 2001                       $250,000
               January 31, 2002                       $250,000
               April 30, 2002                         $250,000
               July 31, 2002                          $250,000
               October 31, 2002                       $250,000
               January 31, 2003                       $250,000
               April 30, 2003                         $250,000

               July 31, 2003                       $   250,000
               October 31, 2003                    $   250,000
               January 31, 2004                    $   250,000
               April 30, 2004                      $   250,000
               July 31, 2004                       $   250,000
               October 31, 2004                    $   250,000
               January 31, 2005                    $   250,000
               April 30, 2005                      $   250,000
               July 31, 2005                       $   250,000
               October 31, 2005                    $23,500,000
               January 31, 2006                    $23,500,000
               April 30, 2006                      $23,500,000
               June 9, 2006                        $23,500,000

     ; provided that the scheduled installments of principal of the Tranche B
       --------
     Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche B Term Loans in accordance with subsection 2.4B(iv); and provided, further that the Tranche
                                              --------  -------
     B Term Loans and all other amounts owed hereunder with respect to the Tranche B Term Loans shall be paid in full no later than the Tranche B Term Loan Maturity Date, and the final installment payable by Company in respect of the Tranche B Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Tranche B Term Loans.

          (iii) Scheduled Payments of Tranche C Term Loans. Company shall make
                ------------------------------------------
     principal payments on the Tranche C Term Loans in quarterly installments on the dates and in the amounts set forth below:


                                                    Scheduled Repayment
                     Date                         of Tranche C Term Loans
                     ----                         -----------------------

                October 31, 1999                          $250,000
                January 31, 2000                          $250,000
                April 30, 2000                            $250,000
                July 31, 2000                             $250,000
                October 31, 2000                          $250,000
                January 31, 2001                          $250,000
                April 30, 2001                            $250,000
                July 31, 2001                             $250,000
                October 31, 2001                          $250,000
                January 31, 2002                          $250,000
                April 30, 2002                            $250,000
                July 31, 2002                             $250,000
                October 31, 2002                          $250,000
                January 31, 2003                          $250,000
                April 30, 2003                            $250,000
                July 31, 2003                             $250,000

                October 31, 2003                       $   250,000
                January 31, 2004                       $   250,000
                April 30, 2004                         $   250,000
                July 31, 2004                          $   250,000
                October 31, 2004                       $   250,000
                January 31, 2005                       $   250,000
                April 30, 2005                         $   250,000
                July 31, 2005                          $   250,000
                October 31, 2005                       $   250,000
                January 31, 2006                       $   250,000
                April 30, 2006                         $   250,000
                July 31, 2006                          $   250,000
                October 31, 2006                       $23,250,000
                January 31, 2007                       $23,250,000
                April 30, 2007                         $23,500,000
                June 9, 2007                           $23,500,000

     ; provided that the scheduled installments of principal of the Tranche C
       --------
     Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche C Term Loans in accordance with subsection 2.4B(iv); and provided, further that the Tranche
                                              --------  -------
     C Term Loans and all other amounts owed hereunder with respect to the Tranche C Term Loans shall be paid in full no later than the Tranche C Term Loan Maturity Date, and the final installment payable by Company in respect of the Tranche C Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Tranche C Term Loans.

     B.   Prepayments and Unscheduled Reductions in Revolving Loan Commitments.

          (i)  Voluntary Prepayments. Company may, upon not less than one
               ---------------------
     Business Day's prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days' prior written or telephonic notice, in the case of Eurodollar Rate Loans and four Business Days' prior written or telephonic notice, in the case of Domestic Sterling Rate Loans, in each case given to Administrative Agent by 9:00 A.M. (San Francisco time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay, without premium or penalty (except as provided in subsection 2.6D), any Term Loans, Revolving Loans or any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount (in the case of Term Loans and Revolving Dollar Loans) or in an aggregate minimum amount of (Pounds) 2,500,000 and integral multiples of (Pounds) 1,000,000 in excess of that amount (in the case of Revolving Sterling Loans). Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

          (ii) Voluntary Reductions of Revolving Loan Commitments. Company may, upon not less than five Business Days' prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan
                --------
     Commitments shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $500,000 in excess of that amount (in the case of Revolving Dollar Loan Commitments) or in an aggregate minimum amount of (Pounds)2,500,000 and integral multiples of (Pounds)1,000,000 in excess of that amount (in the case of Revolving Sterling Loan Commitments). Company's notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in Company's notice and shall reduce the Revolving Loan Commitment of each Lender proportionately to its Pro Rata Share.

          (iii)  Mandatory Prepayments and Mandatory Reductions of Revolving
                 -----------------------------------------------------------
     Loan Commitment. The Loans shall be prepaid and/or the Revolving Loan
     ---------------
     Commitments shall be permanently reduced in the amounts and under the circumstances set forth below, all such prepayments and/or reductions to be applied as set forth below or as more specifically provided in subsection 2.4B(iv):

                 (a)  Prepayments from Net Asset Sale Proceeds.
                      ----------------------------------------

                      (1) No later than the date of receipt by Company of any Net Asset Sale Proceeds in respect of any sale by Company or Merger Sub of Tendered Shares, Company shall prepay the Term Loans in an aggregate amount equal to such Net Asset Sale Proceeds; provided, however, that nothing contained in this
                           --------  -------
                 clause (1) shall be construed to permit any sale of assets prohibited by subsection 7.7.

                      (2) No later than the date of receipt by Company or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale (other than any sale of assets subject to subclause (1) above), Company shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to such Net Asset Sale Proceeds; provided; however, that in the event Company notifies
                 --------  -------
                 Administrative Agent in writing on the date of receipt of such Net Asset Sale Proceeds that Company or such Subsidiary intends to replace any assets to be sold ("Exchange Assets") with assets that are of a nature or type that are used or useful in a business engaged in by Company and its

                 Subsidiaries at the time of any such replacement or any business or activity substantially similar or related thereto, Company shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to the excess of (1) the aggregate amount of such Net Asset Sale Proceeds over (2) an amount equal to the amount of cash expected to be expended by Company and its Subsidiaries to acquire such assets during the 360-day period following the date of receipt by Company or any of its Subsidiaries of such Net Asset Sale Proceeds. Any amounts not expended by Company and its Subsidiaries within such 360-day period (or within 18 months following such date of receipt in the event that a binding commitment to acquire assets with such Net Asset Sale Proceeds has been entered into by Company or any of its Subsidiaries during such 360-day period) shall be prepaid pursuant to clause (g) below. Nothing contained in this clause
                 (2) shall be construed to permit any sale of assets prohibited by subsection 7.7.

                 (b)  Prepayments and Reductions from Net Insurance/Condemnation
                      ----------------------------------------------------------
          Proceeds. No later than the first Business Day following the date of
          --------
          receipt by Administrative Agent or by Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Loans and/or reduce the Revolving Loan Commitments pursuant to the provisions of subsection 6.4C, the Loans shall be prepaid and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds.

                 (c)  Prepayments Due to Reversion of Surplus Assets of Pension
                      ---------------------------------------------------------
          Plans. On the date of return to Company or any of its Subsidiaries of
          -----
          any surplus assets of any pension plan of Company or any of its Subsidiaries, Company shall prepay the Loans and/or reduce the Revolving Loan Commitments in an aggregate amount (such amount being the "Net Pension Proceeds") equal to 100% of such returned surplus assets, net of transaction costs and expenses incurred in obtaining such return, including incremental taxes payable as a result thereof.

                 (d)  Prepayments Due to Issuance of Debt Securities.  On the
                      ----------------------------------------------
          date of receipt by Company of the Cash proceeds (any such Cash proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including without limitation reasonable legal fees and expenses, being "Net Debt Securities Proceeds") from the issuance of any debt Securities of Company or any of its Subsidiaries after the Closing Date (other than issuances of Indebtedness permitted under subsection 7.1), Company shall prepay the Loans in an aggregate amount equal to 100% of such Net Debt Securities Proceeds.

                 (e)  Prepayments Due to Issuance of Equity Securities.  On the
                      ------------------------------------------------
          date of receipt by Company of the Cash proceeds (any such Cash proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including without limitation reasonable legal fees and expenses, being "Net Equity Securities Proceeds") from the issuance of any equity Securities of Company or any of its Subsidiaries, or any equity contribution to Company or any of its Subsidiaries, after the Closing Date (other than (1) issuances of equity Securities of Company to directors and employees of Company and its Subsidiaries pursuant to a written employee benefit plan maintained by Company or any of its Subsidiaries, approved by Company's Board of Directors and issuances of equity Securities of Company pursuant to the exercise of options or warrants issued under any such plan, (2) the issuance of Company Series B Preferred Stock to RCBA in the manner contemplated by the Securities Purchase Agreement and (3) issuances of equity Securities of Company, the Net Equity Securities Proceeds of which are applied by Company or its Subsidiaries to the consideration paid by Company or such Subsidiary for Subsequent Acquisitions, provided, that Company shall apply such Net Equity Securities Proceeds to the consideration for such Subsequent Acquisitions during the three-month period following the date of receipt of such Net Equity Securities Proceeds by Company), Company shall prepay the Loans in an aggregate amount equal to 50% of such Net Equity Securities Proceeds.

               (f)  Prepayments from Consolidated Excess Cash Flow. Company
                    ----------------------------------------------
          shall, no later than 105 days after the end of (1) any Fiscal Year (commencing with the Fiscal Year ending October 31, 2000) for which the Leverage Ratio as of the last day of such Fiscal Year is less than
          4.00 to 1.00, prepay the Term Loans in an aggregate amount equal to 50% of Consolidated Excess Cash Flow, if any, for such Fiscal Year or
          (2) any other Fiscal Year, prepay the Term Loans in an aggregate amount equal to 75% of Consolidated Excess Cash Flow.

               (g)  Calculations of Net Proceeds Amounts; Additional Prepayments
                    ------------------------------------------------------------
          Based on Subsequent Calculations. Concurrently with any prepayment of
          --------------------------------
          the Loans pursuant to subsections 2.4B(iii)(a)-(f), Company shall deliver to Administrative Agent an Officer's Certificate demonstrating the calculation of the amount (the "Net Proceeds Amount") of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Pension Proceeds, Net Debt Securities Proceeds, Net Equity Securities Proceeds or Consolidated Excess Cash Flow, as the case may be, that gave rise to such prepayment. In the event that Company shall subsequently determine that the actual Net Proceeds Amount was greater than the amount set forth in such Officer's Certificate, Company shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officer's Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess.

               (h)  Prepayments Due to Reductions or Restrictions of Revolving
                    ----------------------------------------------------------
          Dollar Loan Commitments. Company shall from time to time prepay the
          -----------------------
          Revolving Loans to the extent necessary to give effect to the limitations set forth in subsection 2.1(A) (vii).

                 (i)  Prepayments due to Fluctuations in Currency Exchange
                      ----------------------------------------------------
          Rates. Company shall, on the last Business Day of each calendar month
          -----
          that the Dollar Equivalent of the aggregate principal amount of all outstanding Revolving Sterling Loans exceeds the Revolving Sterling Loan Commitments, either (1) prepay the Revolving Sterling Loans or
          (2) deposit funds into an account satisfactory to Administrative Agent and in which Administrative Agent (on behalf of Lenders) has a First Priority Lien for prepayment on the last day of the Interest Period for such Revolving Sterling Loans, in each case to the extent necessary so that the Total Utilization of Revolving Loan Commitments does not exceed the Revolving Loan Commitments then in effect

          (iv)   Application of Prepayments.
                 --------------------------

                 (a)  Application of Voluntary Prepayments by Type of Loans and
                      ---------------------------------------------------------
          Order of Maturity. Any voluntary prepayments pursuant to subsection
          -----------------
          2.4B(i) shall be applied as specified by Company in the applicable notice of prepayment; provided that in the event Company fails to
                                --------
          specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first, to repay outstanding Swing Line
                                      -----
          Loans to the full extent thereof, second, to repay outstanding
                                            ------
          Revolving Loans to the full extent thereof and third, to repay
                                                         -----
          outstanding Term Loans to the full extent thereof. Any voluntary prepayments of the Term Loans pursuant to subsection 2.4B(i) shall be applied to prepay the Tranche A Term Loans, Tranche B Term Loans and Tranche C Term Loans on a pro-rata basis (in accordance with the respective outstanding principal amounts thereof) and to reduce the scheduled installments of principal of the Tranche A Term Loans, Tranche B Term Loans and Tranche C Term Loans set forth in subsection 2.4A in order of maturity.

                 (b)  Application of Mandatory Prepayments by Type of Loans. Any
                      -----------------------------------------------------
          amount (the "Applied Amount") required to be applied as a mandatory prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(f) shall be applied first, to prepay the Term Loans to the full extent thereof,
                     -----
          second, to the extent of any remaining portion of the Applied Amount,
          ------
          to prepay the Swing Line Loans to the full extent thereof and third,
                                                                        -----
          to the extent of any remaining portion of the Applied Amount, to prepay the Revolving Loans to the full extent thereof and to permanently reduce the Revolving Loan Commitment by the amount of such prepayment.

                 (c)  Application of Mandatory Prepayments of Term Loans to
                      ------------------------------------------------------
          Tranche A Term Loans, Tranche B Term Loans and Tranche C Term Loans
          -------------------------------------------------------------------
          and the Scheduled Installments of Principal Thereof. Any mandatory
          ---------------------------------------------------
          prepayments of the Term Loans pursuant to subsection 2.4B(iii) shall be applied to prepay the Tranche A Term Loans, the Tranche B Term Loans and the Tranche C Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and to reduce on a pro rata basis the scheduled installments of principal of the Tranche A Term Loans, Tranche B Term Loans and Tranche C Term Loans set forth in subsection 2.4A that are unpaid at the time of such prepayment; provided that, in the case of any such mandatory
                      --------
          prepayment of the Tranche B Term Loans or Tranche C Term Loans, Administrative Agent shall, upon receipt of such mandatory prepayment, notify each Tranche B Term Loan Lender and Tranche C Term Loan Lender of such receipt and of the amount of such mandatory prepayment to be applied to such Lender's Tranche B Term Loan or Tranche C Term Loan, as the case may be. In the event any Tranche B Term Loan Lender or Tranche C Term Loan Lender desires to waive such Lender's right to receive such mandatory prepayment, (1) such Lender shall so advise Administrative Agent in writing no later than the close of business on the date it receives such notice from Administrative Agent and (2) upon receipt of such written advice from such Lender, Administrative Agent shall apply the amount so waived by such Lender first, to prepay
                                                                -----
          the Tranche A Term Loans to the full extent thereof and to reduce on a pro rata basis the scheduled installments of principal of the Tranche A Term Loans set forth in subsection 2.4A(i) that are unpaid at the time of such prepayment, second, to prepay the Swing Line Loans to the
                                   ------
          full extent thereof and third, to prepay the Revolving Loans to the
                                  -----
          full extent thereof and to permanently reduce the Revolving Loan Commitments by the amount of such prepayment.

                 (d)  Application of Prepayments to Base Rate Loans and
                      -------------------------------------------------
          Eurodollar Rate Loans. Considering Term Loans and Revolving Dollar
          ---------------------
          Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D.

                 (e)  Application of Prepayments to Revolving Dollar Loans and
                      --------------------------------------------------------
          Revolving Sterling Loans. Considering Revolving Loans being prepaid at
          ------------------------
          any time, any prepayment thereof shall be allocated between Revolving Dollar Loans and Revolving Sterling Loans as specified by Company or, if no specification is given, in such a manner as to effect ratable percentage reductions in the outstanding principal balances of Revolving Dollar Loans and Revolving Sterling Loans constituting Revolving Loans then outstanding.

     C.   General Provisions Regarding Payments.

          (i)    Manner and Time of Payment. All payments by Company of
                 --------------------------
     principal, interest, fees and other Obligations hereunder and under the Notes shall be made in the Applicable Currency in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 11:00 A.M. (San Francisco time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Company hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

          (ii)   Application of Payments to Principal and Interest. Except as
                 -------------------------------------------------
     provided in subsection 2.2C, payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

          (iii)  Apportionment of Payments.  Aggregate principal and interest
                 -------------------------
     payments in respect of Term Loans and Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees of such Lender when received by Administrative Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

          (iv)   Payments on Business Days.  Whenever any payment to be made
                 -------------------------
     hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

          (v)    Notation of Payment.  Each Lender agrees that before disposing
                 -------------------
     of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

     D. Application of Proceeds of Collateral and Payments Under Subsidiary Guaranty.

          (i)    Application of Proceeds of Collateral. Except as provided in
                 -------------------------------------
     subsection 2.4B(iii)(a) with respect to prepayments from Net Asset Sale Proceeds, all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent against, the applicable Secured Obligations (as defined in such Collateral Document) in the following order of priority:

                 (a) To the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Administrative Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to indemnification under such Collateral Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the exercise of any right or remedy under such Collateral Document, all in accordance with the terms of this Agreement and such Collateral Document;

                 (b) thereafter, to the extent of any excess such proceeds, to the payment of all other such Secured Obligations for the ratable benefit of the holders thereof; and

                 (c) thereafter, to the extent of any excess such proceeds, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

          (ii)   Application of Payments Under Subsidiary Guaranty.  All
                 -------------------------------------------------
     payments received by Administrative Agent under the Subsidiary Guaranty shall be applied promptly from time to time by Administrative Agent in the following order of priority:

                 (a) To the payment of the costs and expenses of any collection or other realization under the Subsidiary Guaranty, including reasonable compensation to Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, all in accordance with the terms of this Agreement and the Subsidiary Guaranty;

                 (b) thereafter, to the extent of any excess such payments, to the payment of all other Guarantied Obligations (as defined in the Subsidiary Guaranty) for the ratable benefit of the holders thereof; and

                 (c) thereafter, to the extent of any excess such payments, to the payment to the applicable Subsidiary Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

     E. Matters Relating to Changes in Currency Exchange Rates and Conversion of Amounts to Applicable Currencies.

          (i)    Fluctuations in Currency Exchange Rates. The Dollar Equivalent
                 ---------------------------------------
     of any Revolving Sterling Loans shall be calculated (a) on the Funding Date for such Revolving Sterling Loans and (b) on the last Business Day of each calendar month and such calculation shall remain in effect for purposes of this Agreement until the next date on which an event described in the foregoing clauses (a) and (b) occurs and a recalculation is made.

          (ii)   Conversion of Amounts to Applicable Currencies. To the extent
                 ----------------------------------------------
     funds received by Administrative Agent from any Loan Party (or debited from any Loan Party's account with Administrative Agent) in Dollars or in Sterling must be converted into the Applicable Currency required for any payment hereunder, Administrative Agent shall effect such conversion on the applicable payment date on the basis of the rate at which Administrative Agent is able to purchase such Applicable Currency with such other currency on such payment date.

2.5  Use of Proceeds.
     ---------------

     A. Term Loans. The proceeds of the Term Loans, together with up to $25,000,000 in proceeds of the initial Revolving Loans (the "Acquisition Revolving Loans"), Letters of Credit in a face amount equal to the aggregate face amount of the Existing Company Letters of Credit and the Existing DMG Letters of Credit and the proceeds of the debt and equity capitalization of Company described in subsection 4.1 shall be applied to (i) purchase the Tendered Shares; (ii) pay Transaction Costs in an aggregate amount not to exceed $42,000,000; and (iii) repay amounts outstanding under the Existing Credit Agreements; provided that Company shall first apply the proceeds from the
            --------
Tranche C Terms Loans to the full extent thereof then the Tranche B Term Loans to the full extent thereof then the Tranche A Terms Loans to the full extent
                           ----
thereof before application of the Acquisition Revolving Loans.

     B. Tranche A Term Loans. The proceeds of the Tranche A Term Loans not used pursuant to subsection 2.5A shall be applied to (i) pay that portion of the Acquisition Financing Requirements that becomes due and payable on the Merger Date and (ii) pay Transaction Costs on the Merger Date in an aggregate amount, together with Transaction Costs paid pursuant to subsection 2.5A, not to exceed $42,000,000.

     C. Revolving Loans; Swing Line Loans. The proceeds of the Acquisition Revolving Loans shall be applied by Company as provided in subsection 2.5A. The proceeds of any other Revolving Loans and any Swing Line Loans shall be applied by Company for working capital purposes, which may include the making of intercompany loans to its Subsidiaries in accordance with subsection 7.3 for their own working capital purposes, for general corporate purposes not prohibited hereby, for payments permitted under subsection 7.5 and for the payment of amounts payable in respect of appraisal rights perfected by any shareholder of DMG.

     D. Margin Regulations. Based upon the calculation of good faith loan value on the Form U-1 completed by Company and Lenders with respect to the Loans to be made on the Closing Date, no portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6  Special Provisions Governing Eurodollar Rate Loans and Domestic Sterling
     ------------------------------------------------------------------------
Rate Loans.
----------

          Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans and Domestic Sterling Rate Loans as to the matters covered:

     A. Determination of Applicable Interest Rate. As soon as practicable after 9:00 A.M. (San Francisco time) or 11:00 A.M. (London time), as applicable, on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans or Domestic Sterling Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

     B. Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans or Domestic Sterling Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate or Adjusted Domestic Sterling Rate, as the case may be, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans or Domestic Sterling Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

     C. Illegality or Impracticability of Eurodollar Rate Loans or Domestic Sterling Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans or Domestic Sterling Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "Affected Lender" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans or Domestic Sterling Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan or Domestic Sterling Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans or Domestic Sterling Rate Loans (the "Affected Loans") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan or Domestic Sterling Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans or Domestic Sterling Rate Loans in accordance with the terms of this Agreement.

     D. Compensation For Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and Domestic Sterling Rate Loans and any reasonable loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan or Domestic Sterling Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan or Domestic Sterling Rate Loan, does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment (including any prepayment pursuant to subsection 2.4B(i) and including any prepayment of any Lender's Eurodollar Rate Loans as a result of the syndication of the Loans on or prior to the date that is 90 days after the Closing Date) or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans or Domestic Sterling Rate Loans is not made on any date specified in a notice of prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its Eurodollar Rate Loans and Domestic Sterling Rate Loans when required by the terms of this Agreement. In the case of Domestic Sterling Rate Loans, such reasonable losses, expenses and liabilities shall also include (i) any loss or reasonable expense sustained or incurred in liquidating or employing deposits from third Persons acquired to effect or maintain such Domestic Sterling Rate Loans, (ii) an amount equal to the excess, if any of (a) the cost sustained by any Lender of obtaining the funds for the Domestic Sterling Rate Loans being prepaid or converted prior to the expiration of the applicable Interest Period for such Domestic Sterling Rate Loans for the period from the date of such prepayment or conversion to the last day of the applicable Interest Period, over (b) the amount of interest (as reasonably determined by that Lender) that would be realized by such Lender in re-employing the funds so prepaid or converted for such Interest Period, (iii) any loss incurred in liquidating or closing out any foreign currency contract undertaken by that Lender in funding or maintaining such Domestic Sterling Rate Loans in funding or maintaining such Domestic Sterling Rate Loans, and (iv) any loss arising from any change in the value of Dollars in relation to any such Domestic Sterling Rate Loans which was not paid on the date due between the date such payment was due and the date of payment, or which was not paid in Sterling, all as determined by such Lender in its good faith discretion, but otherwise without penalty.

     E. Booking of Eurodollar Rate Loans and Domestic Sterling Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans and Domestic Sterling Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

     F. Assumptions Concerning Funding of Eurodollar Rate Loans and Domestic Sterling Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans and Domestic Sterling Rate Loans through the purchase of a Eurodollar deposit or a Sterling deposit, as the case may be, bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate or Adjusted Domestic Sterling Rate, as the case may be, in an amount equal to the amount of such Eurodollar Rate Loan or Domestic Sterling Rate Loan and having a maturity comparable to the relevant Interest Period and (y) in the case of a Term Loan or Revolving Dollar Loan, through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America, and (z) in the case of a Revolving Sterling Loan, through the making of the relevant Loan at a branch in the United Kingdom; provided, however, that each
                                                 --------  -------
Lender may fund each of its Eurodollar Rate Loans and Domestic Sterling Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

     G. Eurodollar Rate Loans After Default. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default,
(i) Company may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by Company.

2.7  Increased Costs; Taxes; Capital Adequacy.
     ----------------------------------------

     A. Compensation for Increased Costs and Taxes. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall reasonably determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

          (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

          (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans and Domestic Sterling Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate or Adjusted Domestic Sterling Rate, as the case may be); or

          (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender reasonably shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder; provided, however, that Company shall not be obligated to pay such Lender any
--------  -------
compensation attributable to any period prior to the date that is 90 days prior to the date on which such Lender gave notice to Company of the circumstances entitling such Lender to compensation. Such Lender shall promptly deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

     B.   Withholding of Taxes.

          (i)    Payments to Be Free and Clear. All sums payable by Company
                 -----------------------------
     under this Agreement and the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

          (ii)  Grossing-up of Payments. If Company or any other Person is
                -----------------------
     required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:

                (a) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it;

                (b) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

                (c) the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                (d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to Administrative Agent of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

     provided that no such additional amount shall be required to be paid to any
     --------
     Lender under clause (c) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof) or after the date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

          (iii) Evidence of Exemption from U.S. Withholding Tax.
                -----------------------------------------------

                (a) Each Lender that is organized under the laws of any jurisdiction other than the United States of America or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a "Non-US Lender") shall deliver to Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of Internal Revenue Service Form 1001 or 4224 (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (2) if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (1) above, a Certificate re Non-Bank Status substantially in the form of Exhibit XIV annexed hereto together with two original
                      -----------
          copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

                (b) Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to subsection 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form 1001 or 4224, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

                (c) Company shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of clause (a) or
          (b)(1) of this subsection 2.7B(iii); provided that if such Lender
                                               --------
          shall have satisfied the requirements of subsection 2.7B(iii)(a) on the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection 2.7B(iii)(c) shall relieve Company of its obligation to pay any additional amounts pursuant to clause


                (c) of subsection 2.7B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

     C. Capital Adequacy Adjustment. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction; provided, however, that Company shall not be obligated to pay such Lender any
--------  -------
compensation attributable to any period prior to the date that is 90 days prior to the date on which such Lender gave notice to Company of the circumstances entitling such Lender to compensation. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.8  Obligation of Lenders and Issuing Lenders to Mitigate.
     -----------------------------------------------------

          Each Lender and the Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection
2.7 or subsection 3.6, it will, to the extent not inconsistent with the internal policies of such Lender or Issuing Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, or (ii) take such other measures as such Lender or Issuing Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 or subsection 3.6 would be materially reduced and if, as determined by such Lender or Issuing Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans or Letters of Credit through such other lending or letter of credit office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or Letters of Credit or the interests of such Lender or Issuing Lender; provided that such Lender or Issuing Lender
                                  --------
will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8 unless Company agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Issuing Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.9  Substitution of Lenders.
     -----------------------

          If Company receives a notice from any Lender requesting payment pursuant to subsection 2.7 or 3.6, or the obligation of any Lender to make or maintain Eurodollar Rate Loans or Domestic Sterling Rate Loans has been suspended or terminated pursuant to subsection 2.6C, so long as (i) no Potential Event of Default or Event of Default shall have occurred and be continuing and
(ii), in the case of a notice pursuant to subsection 2.7 or 3.6, such Lender is unwilling to withdraw the notice delivered to Company, upon 30 days prior written notice to such Lender and Administrative Agent, Company may require such Lender to assign all of its Loans, Commitments and other Obligations to another Lender or Eligible Assignee from whom Company obtains a commitment to purchase at par the Loans, Commitments and other Obligations of the Lender to be replaced and to assume all obligations of such Lender pursuant to the provisions of subsection 10.1B; provided that prior to or concurrently with such replacement
                  --------
(a) Company has paid to such Lender all amounts, if any, under subsections 2.7 and 3.6 through such date of replacement, (b) Company or the applicable assignee has paid to Administrative Agent the recordation fee required to be paid by subsection 10.1B, and (c) all of the requirements for such assignment contained in subsection 10.1B have been fulfilled.

2.10 European Monetary Union.
     -----------------------

     A. Effectiveness of Provisions. The provisions of subsections 2.10C to 2.10J (inclusive) are hereby effective, provided that, if and to the extent
                                        -------------
that any such provision relates to any state (or the currency of such state) which shall not be a Participating Member State on the Commencement of the Third Stage of EMU, such provision shall come into effect in relation to such state (and the currency of such state) on and with effect from the date on which such state becomes a Participating Member State.

     B. Redenomination and Alternative Currencies. Each obligation under this Agreement of a party to this Agreement which has been denominated in the National Currency Unit of a Participating Member State shall be redenominated into the euro Unit in accordance with EMU Legislation, provided that, if and to
                                                       -------------
the extent that any EMU Legislation provides that following the Commencement of the Third Stage of EMU an amount denominated either in the euro or in the National Currency Unit of a Participating Member State and payable within that Participating Member State by crediting an account of the creditor can be paid by the debtor either in the euro Unit or in that National Currency Unit, each party to this Agreement shall be entitled to pay or repay any such amount either in the euro Unit or in such National Currency Unit.

     C. Business Days. In relation to any amount denominated or to be denominated in the euro or a National Currency Unit, any reference to a business day shall be construed as a reference to a day (other than a Saturday or Sunday) on which banks are generally open for business in:

                (a)  London and New York City, and

                (b) Frankfurt am Main, Germany (or such principal financial center or centers in such Participating Member State or states as the Administrative Agent may from time to time designate for this purpose).

     D. Advances. Any Revolving Sterling Loan in the currency of a Participating Member State shall be made in the euro Unit.

     E. Payments to the Administrative Agent. In relation to the payment of any amount of euro Units or National Currency Units to Administrative Agent, such amount shall be made available to the Administrative Agent in immediately available, freely transferable, cleared funds to such account with such bank in Frankfurt am Main, Germany (or such other principal financial center in such Participating Member State as the Administrative Agent may from time to time designate for this purpose) as the Administrative Agent shall from time to time designate for this purpose.

     F. Payments by the Administrative Agent to the Lenders. Any amount payable by the Administrative Agent to the Lenders under this Agreement in the currency of a Participating Member State shall be paid in the euro Unit.

     G. Payments by the Administrative Agent. In relation to the payment of any amount denominated in the euro or in a National Currency Unit, the Administrative Agent shall not be liable to Company or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken commercially reasonable steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in the euro Unit or, as the case may be, in a National Currency Unit) to the account with the bank in the principal financial center in the Participating Member State which Company or, as the case may be, any Bank shall have specified for such purpose. In this subsection 2.10G, "commercially reasonable steps" means such reasonable steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments of the euro.

     H. Basis of Accrual. If, in relation to the currency of any state which becomes a Participating Member State, the basis of accrual of interest expressed in this Agreement (i.e., a

365-day or 366-day year, as the case may be, or a 360-day year) in respect of such currency shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest in respect of the euro, such expressed basis shall be replaced by such convention or practice, effective on the date on which such state becomes a Participating Member State; provided that, if any Revolving Sterling Loan in the currency of such state is
-------------
outstanding immediately prior to such date, such replacement shall take effect, with respect to such Revolving Sterling Loan, at the end of the then current Interest Period.

     I. Rounding and Other Consequential Changes. In addition to any method of conversion or rounding prescribed by any EMU Legislation and without affecting the respective obligations of Company to the Lenders and the Lenders to Company under or pursuant to this Agreement:

                (a) each reference in this Agreement to a minimum amount (or an integral multiple thereof) in a National Currency Unit to be paid to or by the Administrative Agent shall be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in the euro Unit as the Administrative Agent may from time to time specify; and

                (b) except as expressly provided in this subsection 2.10I, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time determine to be necessary or appropriate to reflect the introduction of or changeover to the euro in the Participating Member States.

     J. Increased Costs. Company shall, from time to time, at the request of any of the Lenders, pay to the Administrative Agent for the account of such Lender the amount of any cost or increased cost incurred by, or of any reduction in any amount payable to or in the effective return on its capital to, or of interest or other return foregone by, a Lender or any holding company of such Lender that such Lender shall reasonably determine is incurred or sustained by such Lender as a result of the introduction of, changeover to or operation of the euro in any Participating Member State. A certificate of the calculation of such amount or amounts shall be delivered to Company and shall be conclusive absent manifest error.

SECTION 3.  LETTERS OF CREDIT

3.1  Issuance of Letters of Credit and Lenders' Purchase of Participations
     ---------------------------------------------------------------------
Therein.
-------

     A. Letters of Credit. In addition to Company requesting that Lenders make Revolving Loans pursuant to subsections 2.1A(iv) and 2.1A(v) and that Swing Line Lender make Swing Line Loans pursuant to subsection 2.1A(vi), Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date, that the Issuing Lender issue Letters of Credit for the account of Company for the purposes specified in the definition of Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, the Issuing Lender shall issue such Letters of Credit in accordance with the provisions of this subsection 3.1;

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

provided that Company shall not request that the Issuing Lender issue (and the
--------
Issuing Lender shall not issue):

          (i) any Letter of Credit if, after giving effect to such issuance, the sum of the aggregate principal amount of all outstanding Revolving Dollar Loans (other than Revolving Dollar Loans made for the purpose of reimbursing the Issuing Lender for any amount drawn under any Letter of Credit but not yet so applied) plus the Letter of Credit Usage would exceed
                                    ----
     the Revolving Dollar Loan Commitments then in effect;

          (ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $50,000,000;

          (iii) any Letter of Credit having an expiration date later than the earlier of (a) the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Letter of Credit; provided that the immediately preceding clause (b) shall not prevent the
     --------
     Issuing Lender from agreeing that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless the Issuing Lender elects not to extend for any such additional period; and provided, further that the Issuing Lender shall elect not to
                 --------  -------
     extend such Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time the Issuing Lender must elect whether or not to allow such extension; or

          (iv) any Letter of Credit denominated in a foreign currency which in the judgment of Administrative Agent is not readily and freely available.

          On and after the Closing Date, the Existing Company Letters of Credit shall be deemed for all purposes, including for purposes of the fees to be collected pursuant to subsection 3.2, and reimbursement of costs and expenses to the extent provided herein, to be Letters of Credit outstanding under this Agreement and entitled to the benefits of this Agreement and the other Loan Documents, and shall be governed by the applications and agreements pertaining thereto and by this Agreement; provided, however, that, notwithstanding any
                               --------  -------
other provision of this Agreement, no fees with respect to the issuance of the Existing Company Letters of Credit shall be due hereunder.

     B.  Mechanics of Issuance.

         (i)     Notice of Issuance.  Whenever Company desires the issuance of
                 ------------------
     a Letter of Credit, it shall deliver to Administrative Agent a Notice of Issuance of Letter of Credit substantially in the form of Exhibit III
                                                               -----------
     annexed hereto no later than 10:00 A.M. (San Francisco time) at least three Business Days, or such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Notice of Issuance of Letter of Credit shall specify (a) the proposed date of issuance (which shall be a Business Day), (b) the face amount of the Letter of Credit, (c) in the case of a Letter of Credit which Company requests to be denominated in a currency other than Dollars, the currency in which Company requests such Letter of Credit to be issued, (d) the expiration date of the Letter of Credit, (e) the name and address of the beneficiary, and (f) the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof; provided
                                                                    --------
     that the Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit; and provided, further that no
                                                       --------  -------
     Letter of Credit shall require payment against a conforming draft to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of the Issuing Lender) on such business day.

                 Company shall notify the Administrative Agent prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable Notice of Issuance of Letter of Credit is no longer true and correct in all material respects as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Notice of Issuance of Letter of Credit.

          (ii)   Issuance of Letter of Credit.  Upon satisfaction or waiver
                 ----------------------------
     (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender's standard operating procedures.

          (iii)  Notification to Lenders.  Upon the issuance of any Letter of
                 -----------------------
     Credit the Administrative Agent shall promptly notify each other Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit and shall notify each Lender of the amount of such Lender's respective participation in such Letter of Credit, determined in accordance with subsection 3.1C.

     C. Lenders' Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender's Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.

3.2  Letter of Credit Fees.
     ---------------------
          Company agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

          (i) with respect to each Letter of Credit, (a) a fronting fee, payable directly to the Issuing Lender for its own account, equal to 0.125% per annum of the amount available to be drawn under such Letter of Credit and (b) a nonrefundable letter of credit fee, payable to Administrative Agent for the account of Lenders, equal to the amount available to be drawn under such Letter of Credit multiplied by (1) for the period from and
                                 ----------
     including the Closing Date to and excluding the date on which Administrative Agent receives a Compliance Certificate pursuant to subsection 6.1(iii) for the Fiscal Quarter ended July 31, 2000, 2.75% and
     (2) thereafter, the Applicable Margin with respect to

     Revolving Dollar Loans that are Eurodollar Rate Loans, each such fronting fee or letter of credit fee to be payable quarterly in advance at issuance and on the last Business Day of each January, April, July and October of each year and computed on the basis of a 360-day year; and

          (ii) with respect to the issuance, amendment, negotiation or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) above), documentary and processing charges payable directly to the Issuing Lender for its own account in accordance with the Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under this subsection 3.2, any amount described in such clauses which is denominated in a currency other than Dollars shall be valued based on the applicable Exchange Rate for such currency as of the applicable date of determination. The Applicable Margin shall be determined on the first day of the calendar month following the delivery of each Compliance Certificate pursuant to subsection 6.1(iii), commencing with the Compliance Certificate for the Fiscal Quarter ended July 31, 2000, by reference to such Compliance Certificate (without regard to any subsequent corrections to reflect year-end audit adjustments). The appropriate Applicable Margin so determined shall apply to all Letters of Credit for the period from and including the date of determination to and excluding the first day of the calendar month following the delivery of the next Compliance Certificate; provided, however, that (1) if the Company fails to deliver any Compliance
--------  -------
Certificate in a timely manner pursuant to subsection 6.1(iii), or (2) upon the occurrence and during the continuation of any Event of Default, the highest percentage per annum set forth in the definition of the appropriate Applicable Margin shall apply for the period from and including the first day of the calendar month following the date on which such Compliance Certificate was required to be delivered to and excluding the date on which Administrative Agent receives such Compliance Certificate or during the continuation of such Event of Default, as the case may be. Promptly upon receipt by Administrative Agent of any amount described in clause (i)(b) of this subsection 3.2, Administrative Agent shall distribute to each Lender its Pro Rata Share of such amount.

3.3  Drawings and Reimbursement of Amounts Paid Under Letters of Credit.
     ------------------------------------------------------------------

     A. Responsibility of Issuing Lender With Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

     B. Reimbursement by Company of Amounts Paid Under Letters of Credit. In the event the Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, the Issuing Lender shall immediately notify Company, and Company shall reimburse the Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the "Reimbursement Date") in an amount in Dollars (which amount, in the case of a drawing under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) and in same day funds equal to the amount of such honored drawing; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified the Issuing Lender prior to 10:00 A.M. (San Francisco time) on the date such drawing is honored that Company intends to reimburse the Issuing Lender for the amount of such honored drawing with funds other than the proceeds of Revolving Dollar Loans, Company shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Lenders to make Revolving Dollar Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars (which amount, in the case of a drawing under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) equal to the amount of such honored drawing and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, Lenders shall, on the Reimbursement Date, make Revolving Dollar Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse the Issuing Lender for the amount of such honored drawing; and provided, further that if for any reason proceeds of Revolving Dollar Loans are not received by the Issuing Lender on the Reimbursement Date in an amount equal to the amount of such honored drawing, Company shall reimburse the Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Dollar Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Lender from its obligation to make Revolving Dollar Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Dollar Loans under this subsection 3.3B.

     C.  Payment by Lenders of Unreimbursed Amounts Paid Under Letters of
Credit.

         (i)  Payment by Lenders. In the event that Company shall fail for any
              ------------------
     reason to reimburse the Issuing Lender as provided in subsection 3.3B in an amount (calculated, in the case of a drawing under a Letter of Credit denominated in a currency other than Dollars, by reference to the applicable Exchange Rate) equal to the amount of any drawing honored by the Issuing Lender under a Letter of Credit issued by it, the Issuing Lender shall promptly notify each other Lender of the unreimbursed amount of such honored drawing and of such other Lender's respective participation therein based on such Lender's Pro Rata Share. Each Lender shall make available to the Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of the Issuing Lender specified in such notice, not later than 11:00 A.M. (San Francisco time) on the first business day (under the laws of the jurisdiction in which such office of the Issuing Lender is located) after the date notified by the Issuing Lender. In the event that any Lender fails to make available to the Issuing Lender on such business day the amount of such Lender's participation in such Letter of Credit as provided in this subsection 3.3C, the Issuing Lender shall be entitled to recover such amount on demand from the Lender together with interest thereon at the rate customarily used by the Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Dollar Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Lender to recover from the Issuing Lender any amounts made available by such Lender to the Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by the Issuing Lender in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of the Issuing Lender.

          (ii) Distribution to Lenders of Reimbursements Received From Company.
               ---------------------------------------------------------------
     In the event the Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of any drawing honored by the Issuing Lender under a Letter of Credit issued by it, the Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Lender's Pro Rata Share of all payments subsequently received by the Issuing Lender from Company in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

     D.   Interest on Amounts Paid Under Letters of Credit.
          ------------------------------------------------

          (i)  Payment of Interest by Company. Company agrees to pay to the
               ------------------------------
     Issuing Lender, with respect to drawings honored under any Letters of Credit issued by it, interest on the amount paid by the Issuing Lender in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Dollar Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Dollar Loans that are Base Rate Loans and (b) thereafter, if and to the extent not fully reimbursed, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Dollar Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 365-day or 366-day year, as the case may be, for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

          (ii) Distribution of Interest Payments by Issuing Lender.  Promptly
               ---------------------------------------------------
     upon receipt by the Issuing Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a drawing honored under a Letter of Credit issued by it, (a) the Issuing Lender shall distribute to each other Lender, out of the interest received by the Issuing Lender in respect of the period from the date such drawing is honored to but excluding the date on which the Issuing Lender is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of Revolving Dollar Loans pursuant to subsection 3.3B), the amount that such other Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (b) in the event the Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of such honored drawing, the Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Lender's Pro Rata Share of any interest received by the Issuing Lender in respect of that portion of such honored drawing so reimbursed by other Lenders for the period from the date on which the Issuing Lender was so reimbursed by other Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Company. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

3.4  Obligations Absolute.
     --------------------

          The obligation of Company to reimburse the Issuing Lender for drawings honored under the Letters of Credit issued by it and to repay any Revolving Dollar Loans made by Lenders pursuant to subsection 3.3B and the obligations of Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

          (i)    any lack of validity or enforceability of any Letter of Credit;

          (ii) the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Lender or other Lender or any other Person or, in the case of a Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

          (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) payment by the Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

          (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries;

          (vi) any breach of this Agreement or any other Loan Document by any party thereto;

          (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

          (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the Issuing Lender under the applicable
--------
Letter of Credit shall not have constituted gross negligence or willful misconduct of the Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5  Indemnification; Nature of Issuing Lenders' Duties.
     --------------------------------------------------

     A. Indemnification. In addition to amounts payable as provided in subsection 3.6, Company hereby agrees to protect, indemnify, pay and save harmless the Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by the Issuing Lender, other than as a result of (a) the gross negligence or willful misconduct of the Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by the Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of the Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Governmental Acts").

     B. Nature of Issuing Lenders' Duties. As between Company and the Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender's rights or powers hereunder.

         In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by the Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender under any resulting liability to Company.

          Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of the Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

3.6  Increased Costs and Taxes Relating to Letters of Credit.
     -------------------------------------------------------

          Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that the Issuing Lender or any Lender shall reasonably determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by the Issuing Lender or any Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

          (i) subjects the Issuing Lender or any Lender (or its applicable lending or letter of credit office) to any additional Tax (other than any Tax on the overall net income of the Issuing Lender or such Lender) with respect to the issuing or maintaining of any Letters of Credit or the purchasing or maintaining of any participations therein or any other obligations under this Section 3, whether directly or by such being imposed on or suffered by the Issuing Lender;

          (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement in respect of any Letters of Credit issued by the Issuing Lender or participations therein purchased by any Lender; or

          (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting the Issuing Lender or any Lender (or its applicable lending or letter of credit office) regarding this Section 3 or any Letter of Credit or any participation therein;

and the result of any of the foregoing is to increase the cost to the Issuing Lender or any Lender of agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by the Issuing Lender or any Lender (or its applicable lending or letter of credit office) with respect thereto; then, in any case, Company shall promptly pay to the Issuing Lender or any Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate the Issuing Lender or any Lender for any such increased cost or reduction in amounts received or receivable hereunder; provided, however, that Company shall not be
                                  --------  -------
obligated to pay the Issuing Lender or such Lender any compensation attributable to any period prior to the date that is 90 days prior to the date on which the Issuing Lender or such Lender gave notice to Company of the circumstance entitling the Issuing Lender or such Lender to compensation. The Issuing Lender or any Lender shall deliver to Company a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to the Issuing Lender or any Lender under this subsection 3.6, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

SECTION 4.  CONDITIONS TO LOANS AND LETTERS OF CREDIT

4.1  Conditions to Initial Term Loans and the Acquisition Revolving Loans.
     ---------------------------------------------------------------------

          The obligations of Lenders to make the initial Term Loans and the Acquisition Revolving Loans to be made on the Closing Date are, in addition to the conditions precedent specified in subsection 4.3, subject to prior or concurrent satisfaction of the following conditions:

     A. Closing Date Loan Party Documents. On or before the Closing Date, Company shall, and shall cause each Closing Date Loan Party to, deliver to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender and its counsel the following with respect to Company or each such Closing Date Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

          (i) Certified copies of the Organizational Documents of such Person, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each dated a recent date prior to the Closing Date;

          (ii) Copies of the Bylaws of such Person, certified as of the Closing Date by such Person's corporate secretary or an assistant secretary;

          (iii) Resolutions of the Board of Directors of such Person approving and authorizing the execution, delivery and performance of the Closing Date Loan Documents and Related Agreements to which it is a party, and approving and authorizing the consummation of the Tender Offer and the Merger in the manner contemplated by the Tender Offer Materials, certified as of the Closing Date by the corporate secretary or an assistant secretary of such Person as being in full force and effect without modification or amendment;

          (iv) Signature and incumbency certificates of the officers of such Person executing the Closing Date Loan Documents and the Related Agreements to which it is a party;

          (v) Executed originals of the Closing Date Loan Documents to which such Person is a party; and

          (vi) Such other documents as Administrative Agent may reasonably request.

     B. Foreign Subsidiary Documents. On or before the Closing Date, Company shall cause each of the Foreign Subsidiaries of URS the Capital Stock of which constitutes Pledged Collateral to deliver to Administrative Agent (with sufficient originally executed copies, where appropriate, for each Lender and its counsel) copies of the charter documents of such Subsidiary, certified as of the Closing Date by such Subsidiary's corporate secretary or an assistant secretary.

     C.   Corporate and Capital Structure.

          (i)  Corporate Structure.  The corporate organizational structure of
               -------------------
     Company and its Subsidiaries, immediately after giving effect to the Tender Offer, shall be as set forth on Schedule 4.1C of the Closing Date Company
                                     -------------
     Disclosure Letter.

          (ii) Capital Structure and Ownership.  The capital structure and
               -------------------------------
     ownership of Company and its Subsidiaries, immediately after giving effect to the Tender Offer, shall be as set forth on Schedule 4.1C of the Closing
                                                   -------------
     Date Company Disclosure Letter.

     D.   Proceeds of Debt and Equity Capitalization of Company.

          (i)  Debt and Equity Capitalization of Company.  On or before the
               -----------------------------------------
     Closing Date, (a) RCBA shall have purchased all of the outstanding Company Series A Preferred Stock and Company Series C Preferred Stock for cash consideration of $100,000,000 and (b) Company shall have issued and sold not less than $200,000,000 in aggregate principal amount of Senior Subordinated Notes or Bridge Notes.

          (ii) Use of Proceeds by Company.  Company shall have provided evidence
               --------------------------
     satisfactory to Administrative Agent that the proceeds of the debt and equity capitalization of Company described in the immediately preceding clause (i) have been applied, prior to or simultaneously with the application of the proceeds of the Term Loans and the Acquisition Revolving Loans, to the purchase of the Tendered Shares.

     E. Tendered Shares. The Tendered Shares purchased on the Closing Date shall represent the Minimum Shares, and Company and DMG shall have delivered to Administrative Agent an Officers' Certificate to such effect.

     F. Maximum Consideration for Tendered Shares. The aggregate consideration for the Tendered Shares to be acquired on the Closing Date shall not exceed $305,000,000.

     G. Maximum Transaction Costs. Administrative Agent shall have received evidence satisfactory to it that the Transaction Costs will not exceed $42,000,000.

     H.   Related Agreements and Tender Offer Materials.

          (i)  Form of Bridge Loan Agreement or Senior Subordinated Note
               ---------------------------------------------------------
     Indenture. The Bridge Loan Agreement shall incorporate the terms contained
     ---------
     in that certain commitment letter dated May 3, 1999 by and between Company and Morgan Stanley & Co. Incorporated with such changes thereto, if any, that have been approved by Administrative Agent and Requisite Lenders or that would otherwise have been permitted to be made pursuant to subsection 7.13B if the Bridge Notes were issued and outstanding at the time of any such change or the Senior Subordinated Note Indenture shall be in form and substance satisfactory to Requisite Lenders.

          (ii) Tender Offer Materials.  Administrative Agent shall have received
               ----------------------
     a copy of all Tender Offer Materials and other documents filed by Company and DMG with the Securities and Exchange Commission.

          (iii)  Related Agreements in Full Force and Effect.  Each Related
                 -------------------------------------------
     Agreement shall be in full force and effect and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent to be material, in each case without the consent of Administrative Agent and Requisite Lenders. Administrative Agent shall have received an executed copy of all Related Agreements, certified as of the Closing Date by the corporate secretary or an assistant secretary.

          (iv)   Officer's Certificates.  Administrative Agent shall have
                 ----------------------
     received an Officers' Certificate from DMG to the effect that the representations and warranties pertaining to DMG in the Merger Agreement are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date). Administrative Agent shall have received Officers' Certificates from each of the parties to the Merger Agreement to the effect that (a) the Merger Agreement is in full force and effect and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent to be material without the consent of Administrative Agent and Requisite Lenders and (b) each such party has complied with all agreements and conditions contained in the Merger Agreement and any agreements or documents referred to therein required to be performed or complied with by each of them on or before the Closing Date and none of such corporations shall be in default in the performance or compliance with any of the terms or provisions thereof.

     I. Annualized Combined EBITDA. The sum of (a) Consolidated EBITDA for URS and its Subsidiaries (determined in accordance with the definition of Consolidated EBITDA substituting "URS and its Subsidiaries" for "Company and its Subsidiaries" in the component definitions used therein) for the twelve-month period ended April 30, 1999 plus (b) Consolidated EBITDA for DMG and its
                            ----
Subsidiaries (determined in accordance with the definition of Consolidated EBITDA substituting "DMG and its Subsidiaries" for "Company and its Subsidiaries" in the component definitions used therein) for the six-month period ended March 26, 1999 multiplied by 2 shall not be less than $143,000,000
                            ----------
and Company shall deliver to Administrative Agent the Closing Date Compliance Certificate demonstrating in reasonable detail compliance with such restriction.

     J. Security Interests in Tendered Shares. Administrative Agent shall have received evidence reasonably satisfactory to it that Company and Merger Sub shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings that may be necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on the Tendered Shares. Such actions shall include the following:

          (i)    Schedules to Collateral Documents.  Delivery to Administrative
                 ---------------------------------
     Agent of accurate and complete schedules to the Pledge and Security Agreement executed by Merger Sub;

          (ii)   Stock Certificates.  Delivery to Administrative Agent of
                 ------------------
     evidence of the purchase of the Tendered Shares and an acknowledgment executed by the depositary with respect to the Lien of Administrative Agent on the Tendered Shares; and

          (iii)  Form U-1.  Delivery to Administrative Agent of a properly
                 --------
     completed Form U-1 executed by Merger Sub.

     K. Security Interests in Personal Property. On or prior to the Closing Date, Administrative Agent shall have received evidence satisfactory to it that Company and Subsidiary Guarantors constituting Closing Date Loan Parties shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clause (iii), (iv) and (v) below) that may be necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in all Collateral. Such actions shall include the following:

          (i)    Schedules to Collateral Documents.  Delivery to Administrative
                 ---------------------------------
     Agent of accurate and complete schedules to all of the applicable Collateral Documents;

          (ii)   Stock Certificates and Instruments.  Delivery to Administrative
                 ----------------------------------
     Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all Capital Stock required to be pledged pursuant to the Pledge and Security Agreement and the Tender Pledge Agreement on the Closing Date and
     (b) all promissory notes (duly endorsed, where appropriate, in a manner satisfactory to Administrative Agent) evidencing any intercompany debt required to be pledged pursuant to subsections 7.1(iii) and (iv) on the Closing Date (including the DMG Loan Proceeds Notes);

          (iii)  Lien Searches and UCC Termination Statements.  Delivery to
                 --------------------------------------------
     Administrative Agent of (a) the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

          (iv)   UCC Financing Statements.  Delivery to Administrative Agent of
                 ------------------------
     UCC financing statements, duly executed by each applicable Closing Date Loan Party with respect to all personal property Collateral of such Closing Date Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents; and

          (v)  PTO Cover Sheets, Etc.  Delivery to Administrative Agent of all
               ---------------------
     cover sheets or other documents or instruments required to be filed with the PTO in order to create or perfect Liens in respect of any Intellectual Property Collateral.

     L. Termination of Existing Credit Agreements and Related Liens; Existing DMG Letters of Credit.

          (i) As of the Closing Date, Company, DMG and their respective Subsidiaries shall have (a) repaid in full all Indebtedness outstanding under the Existing Credit Agreements, (b) terminated any commitments to lend or make other extensions of credit thereunder, (c) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of DMG and its Subsidiaries thereunder and (d) made arrangements satisfactory to Administrative Agent with respect to the Existing DMG Letters of Credit.

          (ii) As of the Closing Date, DMG shall execute and deliver the DMG Loan Proceeds Note.

     M. Matters Relating to Existing Subordinated Indebtedness. On or prior to the Closing Date, Company shall have delivered to Administrative Agent a fully executed or conformed copy of the Existing Subordinated Agreements or an Officer's Certificate stating that since November 14, 1997 there have been no amendments to the Existing Subordinated Agreements.

     N. Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc. Company shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the Tender Offer and the Merger, the other transactions contemplated by the Loan Documents and the Related Agreements, and the continued operation of the business conducted by DMG and its Subsidiaries in substantially the same manner as conducted prior to the consummation of the Tender Offer, and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to Company or DMG. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Tender Offer or the Merger or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

     O. Financial Statements; Pro Forma Balance Sheet; Projections. On or before the Closing Date, Lenders shall have received from Company (i) audited financial statements of Company and its Subsidiaries for Fiscal Year 1998 and DMG and its Subsidiaries for Fiscal Years 1998 and 1999, in each case consisting of a consolidated balance sheet and the related consolidated statements of income, stockholders' equity and cash flows for such Fiscal Years, (ii) unaudited financial statements of Company and its Subsidiaries for each of the Fiscal Quarters prior to the Closing Date and for which financial statements are available, consisting of a consolidated balance sheet and the related consolidated statements of income and cash flows for the period ending on each such date, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, (iii) unaudited financial statements of DMG and its Subsidiaries for each of the Fiscal Quarters ended June 26, 1998, September 25, 1998, December 25, 1998 and each of the Fiscal Quarters ended following March 26, 1999 and prior to the Closing Date and for which financial statements are available, consisting of a consolidated balance sheet and the related consolidated statements of income and cash flows for the period ending on each such date, all in reasonable detail and certified by the chief financial officer of DMG that they fairly present, in all material respects, the financial condition of DMG and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, (iv) a pro forma consolidated balance sheet of Company and its Subsidiaries as at the Closing Date, prepared in accordance with GAAP and reflecting the consummation of the Tender Offer and the Merger, the related financings and the other transactions contemplated by the Loan Documents and the Related Agreements, which pro forma financial statement shall be in form and substance satisfactory to Lenders, and
(v) a statement of sources and uses of funds with respect to the Tender Offer and Merger. There shall have been no change in the Projections.

     P. No Material Adverse Effect. Since October 31, 1998, no Material Adverse Effect with respect to URS shall have occurred. Since December 25, 1998 no Material Adverse Effect with respect to DMG shall have occurred.

     Q. Solvency Assurances. A Financial Condition Certificate dated the Closing Date, substantially in the form of Exhibit XVIII annexed hereto and with appropriate attachments, in each case demonstrating that, after giving effect to the consummation of the Tender Offer and the Merger, the related financings and the other transactions contemplated by the Loan Documents and the Related Agreements, Company and DMG will be Solvent.

     R. Opinions of Counsel to Loan Parties. Lenders shall have received originally executed copies of one or more favorable written opinions of Cooley Godward LLP, Skadden, Arps, Slate, Meagher & Flom LLP, Vorys, Sater, Seymore and Pease LLP and Marshall Hill Cassis & deLipkau, counsel to Loan Parties, addressed to Administrative Agent and Lenders and dated as of the Closing Date substantially in the form of Exhibit XI annexed hereto and as to such other
                             ----------
matters as Administrative Agent may reasonably request.

     S. Opinions of Administrative Agent's Counsel. Lenders shall have received originally executed copies of one or more favorable written opinions of O'Melveny & Myers LLP, counsel to Administrative Agent, addressed to Administrative Agent and Lenders and dated as of the Closing Date, substantially in the form of Exhibit XII annexed hereto and as to such other matters as
               -----------
Administrative Agent may reasonably request.

     T. Fees. Company shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

     U. Representations and Warranties; Performance of Agreements. Company shall have delivered to Administrative Agent an Officers' Certificate, in form and substance reasonably satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Administrative Agent and Requisite Lenders.

     V. Closing Date Company Disclosure Letter. Company shall have delivered to Administrative Agent the Closing Date Company Disclosure Letter.

     W. Officer's Certificate Regarding Subsidiaries. The aggregate gross revenues for the Fiscal Year ended October 31, 1998 of the Subsidiary Guarantors that constitute the Closing Date Loan Parties shall be equal to at least 90% of the aggregate gross revenues of URS and its Domestic Subsidiaries on a consolidated basis for such Fiscal Year. All of the Domestic Subsidiaries of URS whose gross revenues for the Fiscal Year ended October 31, 1998 are greater than or equal to $5,000,000 are Closing Date Loan Parties and the Capital Stock of all such Domestic Subsidiaries constitutes Pledged Collateral as of the Closing Date. The Capital Stock of all of the first tier Domestic Subsidiaries of DMG constitutes Pledged Collateral as of the Closing Date. On the Closing Date, Company shall deliver to Administrative Agent an Officer's Certificate, in form and substance satisfactory to Administrative Agent, demonstrating compliance with this requirement.

     X. Evidence of Insurance. Administrative Agent shall have received a certificate from Company's insurance broker or other evidence satisfactory to it that Administrative Agent has been named loss payee or additional insured, as the case may be, as required by subsection 6.4.

     Y. No Disruption of Financial and Capital Markets. Since May 3, 1999, there shall not have occurred and be continuing a material disruption of or change in the financial, banking or capital markets or in the regulatory environment that in the good faith judgment of Administrative Agent could materially and adversely affect the syndication of this Agreement.

     Z. Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

4.2  Conditions to Merger Date Loans.
     -------------------------------

          The obligations of Lenders to make additional Tranche A Term Loans on the Merger Date and, if not already made, the initial Revolving Loans are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction of the following conditions:

     A. Merger Date Loan Party Documents. On or before the Merger Date, Company shall, and shall cause each Merger Date Loan Party to, deliver to Administrative Agent (with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following with respect to each such Merger Date Loan Party, each, unless otherwise noted, dated the Merger
Date:

          (i) Certified copies of the Organizational Documents of such Person, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction;

          (ii) Copies of the Bylaws of such Person, certified as of the Merger Date by such Person's corporate secretary or an assistant secretary;

          (iii) Resolutions of the Board of Directors of such Person approving and authorizing the execution, delivery and performance of the Merger Date Loan Documents, certified as of the Merger Date by the corporate secretary or an assistant secretary of such Person as being in full force and effect without modification or amendment;

          (iv) Signature and incumbency certificates of the officers of such Person executing the Merger Date Loan Documents to which it is a party;

          (v) Executed originals of the Merger Date Loan Documents to which such Person is a party; and

          (vi) Such other documents as Administrative Agent may reasonably request.

     B. Foreign Subsidiary Documents. On or before the Merger Date, Company shall cause each of the Foreign Subsidiaries of DMG, the Capital Stock of which constitutes Pledged Collateral, to deliver to Administrative Agent (with sufficient originally executed copies, where appropriate, for each Lender and its counsel) copies of the charter documents of such Subsidiary, certified as of the Merger Date by such Subsidiary's corporate secretary or an assistant secretary.

     C.   Corporate and Capital Structure, Ownership, Etc.

          (i)    Corporate Structure.  The corporate organizational structure of
                 -------------------
     Company, DMG and their respective Subsidiaries, after giving effect to the Merger, shall be as set forth on Schedule 4.2C of the Closing Date Company
                                      -------------
     Disclosure Letter.

          (ii)   Capital Structure and Ownership.  The capital structure and
                 -------------------------------
     ownership of Company, DMG and their respective Subsidiaries, after giving effect to the Merger, shall be as set forth on Schedule 4.2C of the Closing
                                                    -------------
     Date Company Disclosure Letter.

          (iii)  Merger Agreement.  The Merger Agreement shall be in full force
                 ----------------
     and effect and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent to be material, in each case without the consent of Administrative Agent and Requisite Lenders.

     D.   Consummation of Merger.

          (i) All material conditions to the Merger shall have been satisfied or the fulfillment of any such conditions shall have been waived, in the case of a material condition to the performance of the obligations of URS, with the consent of Administrative Agent and Requisite Lenders;

          (ii) The Merger shall become effective concurrently with the making of the Loans in accordance with the terms of the Merger Agreement, and the laws of the State of Delaware;

          (iii) Administrative Agent shall have received satisfactory evidence of the filing of the documents with the Delaware Secretary of State effecting the Merger on the Merger Date;

          (iv) The aggregate consideration for the DMG Common Stock shall not exceed $305,000,000; an d

          (v) Administrative Agent shall have received evidence satisfactory to it that the Transaction Costs will not exceed $42,000,000.

     E. Security Interests in Personal Property. On or prior to the Merger Date, Administrative Agent shall have received evidence satisfactory to it that DMG and Subsidiary Guarantors constituting Merger Date Loan Parties shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clause (iii) and (iv) below) that may be necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the entire Collateral. Such actions shall include the following:

          (i)  Schedules to Collateral Documents.  Delivery to Administrative
               ---------------------------------
     Agent of accurate and complete schedules to all of the applicable Collateral Documents;

          (ii)   Stock Certificates and Instruments.  Delivery to Administrative
                 ----------------------------------
     Agent of (a) certificates and instruments (which certificates and instruments shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all Capital Stock required to be pledged pursuant to the Pledge and Security Agreement on the Merger Date and (b) all promissory notes (duly endorsed, where appropriate, in a manner satisfactory to Administrative Agent) evidencing any intercompany debt required to be pledged pursuant to subsections 7.1(iii) and (iv) on the Merger Date;

          (iii)  UCC Financing Statements.  Delivery to Administrative Agent of
                 ------------------------
     UCC financing statements and, where appropriate, fixture filings, duly executed by each applicable Merger Date Loan Party with respect to all personal property Collateral of such Merger Date Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents; and

          (iv)   PTO Cover Sheets, Etc.  Delivery to Administrative Agent of all
                 ---------------------
     cover sheets or other documents or instruments required to be filed with the PTO in order to create or perfect Liens in respect of any Intellectual Property Collateral.

     F. Evidence of Insurance. Administrative Agent shall have received a certificate from Company's insurance broker or other evidence satisfactory to it that Administrative Agent has been named loss payee or additional insured, as the case may be, as required by subsection 6.4.

     G. Opinions of Counsel to Loan Parties. Lenders shall have received originally executed copies of one or more favorable written opinions of counsel to the Loan Parties, addressed to Administrative Agent and Lenders, dated as of the Merger Date in form and substance satisfactory to Administrative Agent.

     H. Fees. Company shall have paid to Administrative Agent the fees payable on the Merger Date referred to herein.

     I. Officer's Certificate Regarding Subsidiaries. The sum of (i) the aggregate gross revenues for the DMG Fiscal Year ended March 26, 1999 of the Subsidiary Guarantors that constitute Merger Date Loan Parties plus (ii) the aggregate gross revenues for the Fiscal Year ended October 31, 1998 of the Subsidiary Guarantors that constitute Closing Date Loan Parties shall be equal to at least 90% of the sum of (i) the aggregate gross revenues of URS and its Domestic Subsidiaries for such Fiscal Year and (ii) the aggregate gross revenues of DMG and its Domestic Subsidiaries for such DMG Fiscal Year. All of the Domestic Subsidiaries of Company whose gross revenues for the Fiscal Year ended October 31, 1998 or the DMG Fiscal Year ended March 26, 1999, as the case may be, are greater than or equal to $5,000,000 are Subsidiary Guarantors. On the Merger Date, Company shall deliver to Administrative Agent an Officer's Certificate, in form and substance satisfactory to Administrative Agent, demonstrating compliance with this requirement.

     J. Representations and Warranties; Performance of Agreements. Company shall have delivered to Administrative Agent an Officer's Certificate, in form and substance satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 are true, correct and complete in all material respects on and as of the Merger Date to the same extent as though made on and as of the Merger Date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Merger Date except as otherwise disclosed to and agreed to in writing by Administrative Agent and Requisite Lenders and to the effect set forth in clauses (i)-(v) of subsection 4.2D, and stating that Company will proceed to consummate the Merger concurrently with the making of the Loans.

     K. Completion of Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

4.3  Conditions to All Loans.
     -----------------------

         The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

     A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any executive officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Administrative Agent.

     B.  As of that Funding Date:

         (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

         (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

         (iii) Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

          (iv) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date;

          (v) The making of the Loans requested on such Funding Date shall not violate any law including Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System; and

          (vi) (a) There shall not be pending or, to the actual knowledge of a Responsible Officer of Company, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries that has not been disclosed by Company in writing pursuant to subsection 5.6 or 6.1(ix) prior to the making of the last preceding Loans (or, in the case of the initial Loans, prior to the execution of this Agreement), and (b) there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the reasonable opinion of Administrative Agent or of Requisite Lenders, would be likely to result in a Material Adverse Effect with respect to Company; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

4.4  Conditions to Letters of Credit.
     -------------------------------

          The issuance of any Letter of Credit hereunder (whether or not the Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

     A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

     B. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Notice of Issuance of Letter of Credit, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any executive officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Administrative Agent, together with all other information specified in subsection 3.1B(i) and such other documents or information as the Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

     C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.3B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

SECTION 5.  COMPANY'S REPRESENTATIONS AND WARRANTIES

         In order to induce Lenders to enter into this Agreement and to make the Loans, to induce the Issuing Lender to issue Letters of Credit and to induce other Lenders to purchase participations therein, Company represents and warrants to each Lender, on the Closing Date, on the Merger Date, on each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete:

5.1  Organization, Powers, Qualification, Good Standing, Business and
     ----------------------------------------------------------------
Subsidiaries.
------------

     A. Organization and Powers. Each Loan Party is duly organized and formed, validly existing and in good standing under the laws of its jurisdiction of organization. Each Loan Party has all requisite partnership, company or corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and the Related Agreements to which it is a party and to carry out the transactions contemplated thereby.

     B. Qualification and Good Standing. Each Loan Party is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and would not be likely to result in a Material Adverse Effect with respect to such Loan Party.

     C. Conduct of Business. Company and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.10.

     D. Subsidiaries. As of the Closing Date and the Merger Date, all of the Subsidiaries of Company, DMG and all of the Subsidiaries of DMG are identified on Schedule 4.1C of the Closing Date Company Disclosure Letter. Each Subsidiary
   -------------
of Company, DMG and each Subsidiary of DMG is duly organized and formed, validly existing and in good standing under the laws of its respective jurisdiction of organization, has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate power and authority has not had and would not be likely to result in a Material Adverse Effect with respect to Company. Except as set forth on Schedule 5.1D of the Closing Date
                                            -------------
Company Disclosure Letter, Company, DMG or a Subsidiary of Company or DMG has executed an agreement with respect to the Capital Stock of each non-wholly owned Subsidiary of Company or DMG that gives Company, DMG or a Subsidiary of Company or DMG the right to purchase any shares of Capital Stock of such non-wholly owned Subsidiary held by any Person other than Company, DMG or a Subsidiary of Company or DMG in the event of any proposed transfer thereof unless the failure to execute such an agreement would not be likely to result in a Material Adverse Effect with respect to Company.

     E. Inactive Subsidiaries. None of the Subsidiaries of Company or DMG identified on Schedule 5.1E of the Closing Date Company Disclosure Letter under
              -------------
the heading "Inactive Subsidiaries" ("Inactive Subsidiaries"), as said Schedule
                                                                       --------
5.1E may be supplemented from time
----
to time pursuant to the provisions of subsection 6.1(xv), is conducting any material business, owns any material property or is generating any material revenue.

     F.  Capitalization.  As of the Closing Date, Schedule 4.1C of the Closing
                                                  -------------
Date Company Disclosure Letter correctly sets forth the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein and of DMG and each of its Subsidiaries in each of the Subsidiaries of DMG identified therein. Schedule 4.1C of the Closing Date
                                        -------------
Company Disclosure Letter correctly sets forth, as of the Closing Date, the total number of outstanding shares of such Subsidiaries' Capital Stock. As of the Closing Date, no other class of Capital Stock of Company or DMG is outstanding. The Capital Stock of Company and DMG and each of their respective Subsidiaries is duly authorized, validly issued, fully paid and nonassessable.

     G. Options and Other Rights. As of the Closing Date, except as set forth on Schedule 5.1G of the Closing Date Company Disclosure Letter and except for
   -------------
issuances of options to directors and employees of Company and its Subsidiaries pursuant to a written employee benefit plan maintained by Company or any of its Subsidiaries, there are no outstanding subscriptions, warrants, calls, options, rights (including unsatisfied preemptive rights), commitments or agreements to which Company or any of its Subsidiaries or DMG or any of its Subsidiaries is bound that permit or entitle any Person to purchase or otherwise to receive from or to be issued any shares of Capital Stock of Company or any of its Subsidiaries or DMG or any of its Subsidiaries or any security or obligation of any kind convertible into any class of Capital Stock of Company or any of its Subsidiaries or DMG or any of its Subsidiaries.

5.2  Authorization of Borrowing, etc.
     --------------------------------

     A. Authorization of Borrowing. The execution, delivery and performance of the Loan Documents and the Related Agreements have been duly authorized by all necessary corporate action on the part of each Loan Party that is a party thereto.

     B. No Conflict. The execution, delivery and performance by each Loan Party of the Loan Documents and the Related Agreements to which it is a party and the consummation of the transactions contemplated by the Loan Documents and such Related Agreements do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, the Organizational Documents of Company or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries in any manner that would be likely to result in a Material Adverse Effect with respect to such Loan Party; (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders or Permitted Encumbrances); or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

     C. Governmental Consents. The execution, delivery and performance by each Loan Party of the Loan Documents and the Related Agreements to which it is a party and the consummation of the transactions contemplated by the Loan Documents and such Related Agreements do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

     D. Binding Obligation. Each of the Loan Documents and the Related Agreements has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

     E.  Valid Issuance of Company Preferred Stock and Senior Subordinated
Notes.
          (i)  Company Preferred Stock. The Company Series A Preferred Stock and
               -----------------------
     Company Series C Preferred Stock to be sold on or before the Closing Date, and the Company Series B Preferred Stock, in each case when issued and delivered, will be duly and validly issued, fully paid and nonassessable. The issuance and sale of such Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock, upon such issuance and sale, will either (a) have been registered or qualified under applicable federal and state securities laws or (b) be exempt therefrom.

          (ii) Senior Subordinated Notes, Bridge Notes and Rollover Notes.
               ----------------------------------------------------------
     Company has the corporate power and authority to issue the Senior Subordinated Notes, the Bridge Notes and the Rollover Notes. The Senior Subordinated Notes, the Bridge Notes, and the Rollover Notes when issued and paid for, will be the legally valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability. The subordination provisions of the Senior Subordinated Notes, the Bridge Notes and the Rollover Notes will be enforceable against the holders thereof and the Loans and all other monetary Obligations hereunder are and will be within the definition of "Senior Indebtedness" included in such provisions. The Senior Subordinated Notes, the Bridge Notes and the Rollover Notes when issued and sold, will either (a) have been registered or qualified under applicable federal and state securities laws or (b) be exempt therefrom.

5.3  Financial Condition.
     -------------------

          Company has heretofore delivered to Lenders, at Lenders' request, (i) the audited consolidated balance sheet of Company and its Subsidiaries as at October 31, 1998 and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for the Fiscal Year then ended and (ii) the unaudited consolidated balance sheets of Company and its Subsidiaries as at January 31, 1999 and April 30, 1999 and the related unaudited consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for the periods then ended. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. Company does not (and will not following the funding of the initial Loans) have any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, financial condition or prospects of Company or any of its Subsidiaries.

          Company has heretofore delivered to Lenders, at Lenders' request, the audited consolidated balance sheet of DMG and its Subsidiaries as at March 27, 1998 and March 26, 1999 and the related consolidated statements of income, stockholders' equity and cash flows of DMG and its Subsidiaries for the DMG Fiscal Year then ended. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. DMG does not (and will not following the funding of the initial Loans) have any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, financial condition or prospects of DMG or any of its Subsidiaries.

5.4  No Material Adverse Change; No Restricted Junior Payments.
     ---------------------------------------------------------

          Since October 31, 1998, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect with respect to Company. Neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 7.5.

5.5  Title to Properties; Liens; Real Property; Licenses, Trademarks; etc.
     ---------------------------------------------------------------------

     A. Title to Properties; Liens. Company and its Subsidiaries and DMG and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

     B.   Real Property.  As of the Closing Date, Schedule 5.5C of the Closing
                                                  -------------
Date Company Disclosure Letter contains a true, accurate and complete list of all fee interests in any Real Property Asset of Company or any of its Subsidiaries or of DMG or any of its Subsidiaries.

     C. Licenses, Trademarks, etc. Company and each of its Subsidiaries and DMG and each of its Subsidiaries have all patents, licenses, trademarks, trademark rights, trade names, trade name rights, copyrights, permits and franchises which are required in order for it to conduct its business and to operate its properties as now or proposed to be conducted without known conflict with the rights of others, except to the extent that the failure by Company or such Subsidiary to have any such right would not be likely to result in a Material Adverse Effect with respect to Company. As of the Closing Date and the Merger Date, Schedule 5.5C of the Closing Date Company Disclosure Letter
             -------------
contains a complete and correct list of all patents, copyrights, trade marks, licenses, service marks, trade names and other similar rights owned or used by Company, DMG or any of their respective Subsidiaries, showing for each item the owner thereof and each public body with which such ownership is registered, other than those the failure by Company, DMG or such Subsidiary to own or have the right to use would not be likely to result in a Material Adverse Effect with respect to Company.

5.6  Litigation; Adverse Facts.
     -------------------------

          There are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of Company, DMG or any of their respective Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of any Responsible Officer of Company, threatened against or affecting Company, DMG or any of their respective Subsidiaries or any property of Company, DMG or any of their respective Subsidiaries and that, individually or in the aggregate, would be likely to result in a Material Adverse Effect with respect to Company. None of Company, DMG nor any of their respective Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, would be likely to result in a Material Adverse Effect with respect to Company, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would be likely to result in a Material Adverse Effect with respect to Company.

5.7  Payment of Taxes.
     ----------------

          Except to the extent permitted by subsection 6.3 or to the extent that failure to perform would not be likely to result in a Material Adverse Effect with respect to Company, all tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Company knows of no proposed tax assessment against Company or any of its Subsidiaries which is not being actively contested by Company or such

Subsidiary in good faith and by appropriate proceedings; provided that such
                                                         --------
reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.8  Performance of Agreements; Materially Adverse Agreements; Material
     ------------------------------------------------------------------
Contracts.
---------

     A. Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not be likely to result in a Material Adverse Effect with respect to Company.

     B. Neither Company nor any of its Subsidiaries is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, would be likely to result in a Material Adverse Effect with respect to Company.

5.9  Governmental Regulation.
     -----------------------

         Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

5.10  Securities Activities.
      ---------------------

     A. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

     B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection
7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

5.11  Employee Benefit Plans.
      ----------------------

     A. Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan of Company and its Subsidiaries, and have performed all their obligations under each such Employee Benefit Plan, except where such failure to comply or failure to perform would not be likely to result in a Material Adverse Effect with respect to Company. Each such Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

     B.  No ERISA Event has occurred or is reasonably expected to occur.

     C. Except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth on Schedule 5.11 of the Closing Date Company
                                       -------------
Disclosure Letter, no such Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

     D. As of the most recent valuation date for any Pension Plan of Company and its Subsidiaries, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all such Pension Plans (excluding for purposes of such computation any such Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $1,000,000.

     E. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all such Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $5,000,000.

5.12  Certain Fees.
      ------------

         No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, other than those payable in connection with the Tender Offer and Merger, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13  Environmental Protection.
      ------------------------

         Except as set forth on Schedule 5.13 of the Closing Date Company
                                -------------
Disclosure Letter:

         (i) neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to
     (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, would be likely to result in a Material Adverse Effect with respect to Company;

         (ii) neither Company nor any of its Subsidiaries has received on its own behalf any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. (S) 9604) or any comparable state law;

          (iii) there are and, to the knowledge of each Responsible Officer of Company, have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, would be likely to result in a Material Adverse Effect with respect to Company;

          (iv) neither Company nor any of its Subsidiaries nor, to the knowledge of each Responsible Officer of Company, any predecessor of Company or any of its Subsidiaries has filed on its own behalf any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Company's or any of its Subsidiaries' operations involves (other than in a solely advisory capacity) the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent; and

          (v) compliance by Company and its Subsidiaries with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws will not, individually or in the aggregate, be likely to result in a Material Adverse Effect with respect to Company.

          Notwithstanding anything in this subsection 5.13 to the contrary, no event or condition is occurring with respect to Company or any of its Subsidiaries or, to the knowledge of any Responsible Officer of Company, has occurred with respect to Company or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity, including any matter disclosed on Schedule 5.13 of the
                                                      -------------
Closing Date Company Disclosure Letter, which individually or in the aggregate has had or would be likely to result in a Material Adverse Effect with respect to Company.

5.14  Employee Matters.
      ----------------

          There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that would be likely to result in a Material Adverse Effect with respect to Company.

5.15  Solvency.
      --------

          Each of Company and each other Loan Party, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be Solvent.

5.16  Matters Relating to Collateral.
      ------------------------------

     A. Creation, Perfection and Priority of Liens. The execution and delivery of the Collateral Documents by Loan Parties, together with (i) the actions taken on or prior to the Closing Date pursuant to subsections 4.1K and 6.7, (ii) the actions taken on or prior to the Merger Date pursuant to subsections 4.2E and
6.7 and (iii) the delivery to Administrative Agent of any Pledged Collateral not delivered to Administrative Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) are effective to create in favor of Administrative Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid and perfected First Priority Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Administrative Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Administrative Agent.

     B. Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 5.16A and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.

     C. Absence of Third-Party Filings. Except such as may have been filed in favor of Administrative Agent as contemplated by subsection 5.16A, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no document granting any rights to any third party with respect to any Intellectual Property that constitutes Collateral has been recorded with the PTO.

     D. Margin Regulations. Based upon the calculation of good faith loan value on the Form U-1 completed by Company and Lenders with respect to the Loans to be made on the Closing Date, on the Closing Date, the pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

     E. Information Regarding Collateral. All information supplied to Administrative Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

5.17 Related Agreements.
     ------------------

     A. Delivery of Related Agreements. Company has delivered to Lenders complete and correct copies of each Related Agreement and of all exhibits and schedules thereto.

     B. DMG's Warranties. Except to the extent otherwise set forth herein or in the schedules to the Closing Date Company Disclosure Letter, each of the representations and warranties given by DMG to Company and Merger Sub in the Merger Agreement is true and correct in all material respects as of the date hereof (or as of any earlier date to which such representation and warranty specifically relates) and will be true and correct in all material respects as of the Closing Date and the Merger Date (or as of such earlier date, as the case may be), in each case subject to the qualifications set forth in the schedules to the Merger Agreement.

     C. Warranties of Company. Subject to the qualifications set forth therein, each of the representations and warranties given by Company to DMG in the Merger Agreement is true and correct in all material respects as of the date hereof and will be true and correct in all material respects as of the Closing Date.

     D. Survival. Notwithstanding anything in the Merger Agreement to the contrary, the representations and warranties of Company set forth in subsections 5.17B and 5.17C shall, solely for purposes of this Agreement, survive the Closing Date for the benefit of Lenders.

5.18  Disclosure.
      ----------

          No representation or warranty of Company or any of its Subsidiaries contained in any Loan Document or Related Agreement or in any other document, certificate or written statement furnished to Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement, including the Closing Date Company Disclosure Letter, contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Company (other than matters of a general economic nature) that, individually or in the aggregate, would be likely to result in a Material Adverse Effect with respect to Company and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

SECTION 6.  COMPANY'S AFFIRMATIVE COVENANTS

          Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1  Financial Statements and Other Reports.
     --------------------------------------

          Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP. Company will deliver to Administrative Agent and Lenders:

          (i)    Company Quarterly Financials: (a) as soon as available and in
                 ----------------------------
     any event within 55 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) as soon as available and in any event within 90 days after the end of each Fiscal Quarter, a summary of such consolidated statements setting forth in comparative form the corresponding figures from the Financial Plan for the current Fiscal Year and a narrative report describing the operations of Company and its Subsidiaries in each case in the form prepared for presentation to the Board of Directors for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter;

          (ii)   Company Year-End Financials: as soon as available and in any
                 ---------------------------
     event within 100 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a summary of such consolidated statements setting forth in comparative form the corresponding figures from the Financial Plan for the current Fiscal Year and a narrative report describing the operations of Company and its Subsidiaries in each case in the form prepared for presentation to the Board of Directors for such Fiscal Year, (c) an office performance summary for the Fiscal Year then ended and (d) in the case of such consolidated financial statements, a report thereon of Pricewaterhouse Coopers or other independent certified public accountants of recognized national standing selected by Company, which report shall be unqualified, shall express no doubts about the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

          (iii)  Officer's and Compliance Certificates: together with each
                 -------------------------------------
     delivery of financial statements of Company and its Subsidiaries pursuant to subdivisions (i) and (ii) above, (a) an Officer's Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in subsections 7.1(x) and (xi), 7.2(viii), 7.3(viii) and (xiii), 7.4(ix), 7.6, 7.7(vi) and 7.8, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period;

          (iv) Reconciliation Statements: if, as a result of any change in
               -------------------------
     accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements delivered pursuant to subdivisions (i),
     (ii) or (xii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (i), (ii) or (xii) of this subsection 6.1 following such change, consolidated financial statements of Company and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (i), (ii) or (xii) of this subsection 6.1 following such change, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

          (v)  Accountants' Certification: together with each delivery of
               --------------------------
     consolidated financial statements of Company and its Subsidiaries pursuant to subdivision (ii) above, a written statement by the independent certified public accountants giving the report thereon stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters and that, based on their audit examination, nothing has come to their attention that causes them to believe that the information relating to subsection 7.6 contained in the certificates delivered therewith pursuant to subdivision (iii) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision (iii) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

          (vi)   Accountants' Reports: promptly upon receipt thereof (unless
                 --------------------
     restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

          (vii)  SEC Filings and Press Releases: promptly upon their becoming
                 ------------------------------
     available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries;

          (viii) Events of Default, etc.: promptly upon any Responsible Officer
                 ----------------------
     of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Company with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the date hereof) if Company were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect with respect to Company, an Officer's Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

          (ix)   Litigation or Other Proceedings: (a) promptly upon any
                 -------------------------------
     Responsible Officer of Company obtaining knowledge of (x) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries (collectively, "Proceedings") not previously disclosed in writing by Company to Lenders or
     (y) any material development in any Proceeding that, in any case:

                    (1) is reasonably likely to result in a Material Adverse Effect with respect to Company; or

                    (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

     written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters; and (b) promptly upon request by Administrative Agent, a copy of the list of Proceedings delivered by Company to its independent certified public accountants in connection with the report prepared by them on the consolidated financial statements of Company and its Subsidiaries for each Fiscal Year, and promptly after request by Administrative Agent such other information as may be reasonably requested by Administrative Agent to enable Administrative Agent and its counsel to evaluate any of such Proceedings;

          (x)    ERISA Events: promptly upon becoming aware of the occurrence of
                 ------------
     or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

          (xi)   ERISA Notices: with reasonable promptness upon request by
                 -------------
     Administrative Agent, copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan of Company or any of its Subsidiaries; (b) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan of Company or any of its Subsidiaries as Administrative Agent shall reasonably request;

          (xii)  Financial Plans: as soon as practicable and in any event no
                 ---------------
     later than 60 days following the end of each Fiscal Year, a consolidated plan and financial forecast for the then current Fiscal Year (the "Financial Plan" for such Fiscal Year), including, (a) forecasted consolidated balance sheets and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Year, together with a projected Compliance Certificate for such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (b) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each Fiscal Quarter of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, and
     (c) such other information and projections as any Lender may reasonably request;

          (xiii) Insurance: as soon as practicable and in any event by the last
                 ---------
     day of each Fiscal Year, a report in form and substance reasonably satisfactory to Administrative Agent outlining any change since the proceeding Fiscal Year in any material insurance coverage maintained by Company and its Subsidiaries;

          (xiv)    Board of Directors: with reasonable promptness, written
                   ------------------
     notice of any change in the Board of Directors of Company;

          (xv)     New Subsidiaries or Change in Status of Subsidiaries:
                   ----------------------------------------------------
     annually within 100 days of the end of each Fiscal Year, all of the data required to be set forth on Schedule 4.2C of the Closing Date Company
                                 -------------
     Disclosure Letter with respect to all Subsidiaries of Company and an Officer's Certificate, together with supporting documentation in form and substance satisfactory to Requisite Lenders, setting forth the aggregate gross revenues for the immediately preceding Fiscal Year of the Subsidiary Guarantors and the aggregate gross revenues for the immediately preceding Fiscal Year of all Subsidiaries of Company, the Capital Stock of which constitutes Pledged Collateral;

          (xvi)    Subordinated Debt Notices: promptly upon receipt by Company
                   -------------------------
     or any of its Subsidiaries of any notice with respect to any Subordinated Indebtedness, and promptly upon the giving of notice by Company or any of its Subsidiaries with respect to any Subordinated Indebtedness, in each case relating to any default or payment or prepayment of principal of, premium, if any, redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to such Subordinated Indebtedness, a copy of such notice;

          (xvii)   UCC Search Report: As promptly as practicable after the date
                   -----------------
     of delivery to Administrative Agent of any UCC financing statement executed by any Loan Party pursuant to subsection 4.1K(iv), 4.2E(iii) or 6.7, copies of completed UCC searches evidencing the proper filing, recording and indexing of all such UCC financing statement and listing all other effective financing statements that name such Loan Party as debtor, together with copies of all such other financing statements not previously delivered to Administrative Agent by or on behalf of Company or such Loan Party; and

          (xviii)  Other Information: with reasonable promptness, such other
                   -----------------
     information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

6.2  Corporate Existence, etc.
     -------------------------

          Except as permitted under subsection 7.7, Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises material to its business; provided, however that neither Company nor any of its Subsidiaries
          --------  -------
shall be required to preserve any such right or franchise if the Board of Directors of Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Company, such Subsidiary or Lenders.

6.3  Payment of Taxes and Claims; Tax Consolidation.
     ----------------------------------------------

     A. Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto, except where the failure to pay such taxes, assessments and governmental charges would not be likely to result in a Material Adverse Effect with respect to Company; provided that no such charge or claim need be paid if it is being contested in
--------
good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and
(ii) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

     B. Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

6.4  Maintenance of Properties; Insurance; Application of Net Insurance/
     -------------------------------------------------------------------
Condemnation Proceeds.
---------------------

     A. Maintenance of Properties. Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof the failure of which would be likely to result in a Material Adverse Effect with respect to Company.

     B. Insurance. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment. Each such policy of insurance shall (a) name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent for the benefit of Lenders as the loss payee thereunder and provides for at least 30 days prior written notice to Administrative Agent of any modification or cancellation of such policy.

     C.   Application of Net Insurance/Condemnation Proceeds.

          (i)    Business Interruption Insurance. Upon receipt by Company or any
                 -------------------------------
     of its Subsidiaries of any Net Insurance/Condemnation Proceeds from business interruption insurance, (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Company or such Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes, and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B(iii)(b);

          (ii)   Casualty Insurance/Condemnation Proceeds. Upon receipt by
                 ----------------------------------------
     Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds other than from business interruption insurance, (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently (and in any event within 360 days of the date of receipt of such Net Insurance/Condemnation Proceeds) apply such Net Insurance/Condemnation Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied within such 360-day period), to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B(iii)(b), and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B(iii)(b); and

          (iii)  Net Insurance/Condemnation Proceeds Received by Administrative
                 --------------------------------------------------------------
     Agent. Upon receipt by Administrative Agent of any Net
     -----
     Insurance/Condemnation Proceeds as loss payee, (a) if and to the extent Company would have been required to apply such Net Insurance/Condemnation Proceeds (if it had received them directly) to prepay the Loans and/or reduce the Revolving Loan Commitments, Administrative Agent shall, and Company hereby authorizes Administrative Agent to, apply such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B(iii)(b), and (b) to the extent the foregoing clause (a) does not apply, Administrative Agent shall deliver such Net Insurance/Condemnation Proceeds to Company, and Company shall, or shall cause one or more of its Subsidiaries to, promptly apply such Net Insurance/Condemnation Proceeds to the costs of repairing, restoring, or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received, or, to the extent not so applied, to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced as provided in subsection 2.4B(iii)(b).

6.5  Inspection Rights.
     -----------------

          Company shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Company or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

6.6  Compliance with Laws, etc.
     --------------------------

          Company shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including all Environmental Laws), noncompliance with which would be likely to cause, individually or in the aggregate, a Material Adverse Effect with respect to Company.

6.7  Execution of Subsidiary Guaranty and Personal Property Collateral Documents
     ---------------------------------------------------------------------------
by Certain Additional Subsidiaries.
----------------------------------

     A. Execution of Subsidiary Guaranty and Personal Property Collateral Documents. In the event that the aggregate gross revenues of the Subsidiary Guarantors for any Fiscal Year, commencing with the Fiscal Year ending October 31, 1999, is less than 90% of the aggregate gross revenues of Company and its Domestic Subsidiaries on a consolidated basis for such Fiscal Year, Company will, within 100 days after the end of such Fiscal Year, (i) cause one or more additional Domestic Subsidiaries after consultation with Requisite Lenders to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and the Pledge and Security Agreement such that the aggregate gross revenues of all Subsidiary Guarantors for such Fiscal Year shall be equal to at least 90% of the aggregate gross revenues of Company and its Domestic Subsidiaries on a consolidated basis for such Fiscal Year, and (ii) take, or cause each such Domestic Subsidiary to take, all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1K) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all Material Real Property and all personal property of each such Domestic Subsidiary described in the applicable forms of Collateral Documents. In addition, in the event that any Domestic Subsidiary of Company that has not previously executed the Subsidiary Guaranty has gross revenues for any Fiscal Year, commencing with the Fiscal Year ending October 31, 1999, greater than equal to $5,000,000 Company will, within 100 days after the end of such Fiscal Year, (i) cause such Domestic Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and the Pledge and Security Agreement and (ii) take, or cause such Domestic Subsidiary to take, all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1K) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all Material Real Property and all personal property of each such Domestic Subsidiary described in the applicable forms of Collateral Documents.

     B. Subsidiary Organizational Documents, Legal Opinions, Etc. Company shall deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of the Organizational Documents of each Subsidiary described in subsections 6.7A and 6.7D, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a copy of such Subsidiary's Bylaws, certified by its corporate secretary or an assistant secretary as of a recent date prior to their delivery to Administrative Agent, (iii) a certificate executed by the secretary or an assistant secretary of such Subsidiary as to (a) the fact that the attached resolutions of the Board of Directors of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iv) a favorable opinion of counsel to such Subsidiary, in form and substance reasonably satisfactory to Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be in form and substance reasonably satisfactory to Administrative Agent and its counsel.

     C. Pledged Collateral. In the event that the aggregate gross revenues of the Subsidiaries of Company, the Capital Stock of which constitutes Pledged Collateral, for any Fiscal Year, commencing with the Fiscal Year ending October 31, 1999, is less than 90% of the aggregate gross revenues of Company and its Subsidiaries on a consolidated basis for such Fiscal Year, Company will, or will cause its Domestic Subsidiaries to, within 100 days after the end of such Fiscal Year, execute all such Collateral Documents and/or all such other documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1K) as may be necessary or, in the opinion of Administrative Agent, desirable to create, in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all the Capital Stock of one or more additional Subsidiaries after consultation with Requisite Lenders to the extent set forth in the applicable forms of Collateral Documents such that the aggregate gross revenues of all Subsidiaries, the Capital Stock of which constitutes Pledged Collateral, shall be equal to at least 90% of the aggregate gross revenues of Company and its Subsidiaries on a consolidated basis for such Fiscal Year; provided, however, that notwithstanding
                                         --------  -------
the foregoing, no action shall be required to be taken with respect to the Capital Stock of any Foreign Subsidiary pursuant to this subsection in the event that Company and Administrative Agent agree in good faith that the pledge of such stock would result in a significant tax liability to Company or any of its Subsidiaries or is restricted by the laws of the jurisdiction under which such Foreign Subsidiary is organized so long as the Capital Stock of all Subsidiaries whose aggregate gross revenues for such Fiscal Year are greater than or equal to $5,000,000 constitute Pledged Collateral unless Company and Administrative Agent agree in good faith that the pledge of such stock of any Foreign Subsidiary would result in a significant tax liability to Company or any of its Subsidiaries or is restricted by the laws of the jurisdiction under which such Foreign Subsidiary is organized; provided further that notwithstanding the
                                 -------- -------
foregoing, no action shall be required to be taken with respect to the Capital Stock of any Subsidiary whose gross revenues for such Fiscal Year are $250,000 or less.

     D. Optional Guaranty. In the event that any Subsidiary of Company executes a guaranty of the Bridge Notes, Rollover Notes or Senior Subordinated Notes, Company will (i) cause such Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and (ii) take, or cause each such Subsidiary to take, all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1K) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all Material Real Property and all personal property of each such Subsidiary described in the applicable forms of Collateral Documents.

6.8  Matters Relating to Real Property Collateral.
     --------------------------------------------

          From and after the Closing Date, in the event that (i) Company or any Subsidiary Guarantor acquires any Material Real Property or (ii) at the time any Person becomes a Subsidiary Guarantor, such Person owns or holds any Material Real Property, in either case excluding any such Real Property Asset the encumbrancing of which requires the consent of any then-existing senior lienholder, where Company and its Subsidiaries are unable to obtain such lessor's or senior lienholder's consent (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being a "Mortgaged Property"), Company or such Subsidiary Guarantor, if requested by Administrative Agent shall deliver to Administrative Agent, as soon as practicable after such Person acquires such Mortgaged Property or becomes a Subsidiary Guarantor, as the case may be, (a) a fully executed and notarized Mortgage in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Mortgaged Property; (b) a favorable opinion of counsel; (c) if required by Administrative Agent, an ALTA mortgagee title insurance policy or an unconditional commitment therefor issued by title company acceptable to Administrative Agent in form and substance and in an amount satisfactory to Administrative Agent, insuring fee simple title to such Mortgaged Property vested in such Loan Party and assuring Administrative Agent that such Mortgage creates a valid and enforceable First Priority Lien on such Mortgaged Property, and (d) such other documents, reports and information as would be usual and customary in transactions of this type.

6.9  Interest Rate Protection.
     ------------------------

          At all times during the period from and including the date which is 90 days after the Closing Date to and excluding the third anniversary of the Closing Date, Company shall maintain in effect one or more Interest Rate Agreements with respect to the Term Loans, in an aggregate notional principal amount of not less than 50% of the aggregate principal amount of all outstanding Term Loans, each such Interest Rate Agreement to be in form and substance reasonably satisfactory to Administrative Agent.

6.10  Year 2000.
      ---------

          Company shall perform all acts reasonably necessary to ensure that Company and its Subsidiaries become Year 2000 Compliant in a timely manner.
Such acts shall include performing a comprehensive review and assessment of all of Company's systems and adopting a detailed plan, with itemized budget, for the remediation, monitoring and testing of such systems. As used in this subsection, "Year 2000 Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, equipment, goods or systems utilized by or material to the business operations or financial condition of such entity, will properly perform date sensitive functions before, during and after the year 2000. Company shall, immediately upon request, provide to Administrative Agent such certifications or other evidence of Company's compliance with the terms of this paragraph as Administrative Agent may from time to time require.

6.11  Syndication.
      -----------

          Company and DMG shall cooperate with Administrative Agent in the syndication of the Commitments (such cooperation to include participating in meetings with the Lenders and assisting in the preparation of a Confidential Information Memorandum and other materials to be used in connection with such syndication) and shall provide and cause their respective advisors to provide all information reasonably deemed necessary by Administrative Agent to such syndication. Company and DMG shall also coordinate any other financings by Company and DMG with Administrative Agent's primary syndication efforts relating to the Commitments.

6.12  Consummation of Merger..
      ----------------------
          Company shall proceed to consummate the Merger as soon as practical following the consummation of the Tender Offer.

6.13  Post Closing Deliveries.
      -----------------------

          On or prior to September 9, 1999, Company will, or will cause its Domestic Subsidiaries to, execute all such Collateral Documents and/or all such documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1K) as may be necessary or, in the reasonable opinion of Administrative Agent, desirable to create, in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all Capital Stock required to be pledged pursuant to subsection 6.7C using, for the purposes of such calculation, the sum of (i) the aggregate gross revenues of URS and its Subsidiaries for the Fiscal Year ended October 31, 1998 and (ii) the aggregate gross revenues of DMG and its Subsidiaries for the DMG Fiscal Year ended March 26, 1999.

          On or prior to September 9, 1999, Administrative Agent shall have received, with respect to all Intellectual Property listed on Schedule 5.5C to
                                                              -------------
the Closing Date Company Disclosure Letter that Administrative Agent and Company agree in good faith has significant value to Company or any of its Subsidiaries, such documents as shall be necessary to create and perfect a security interest in such Intellectual Property.

SECTION 7.  COMPANY'S NEGATIVE COVENANTS

          Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1  Indebtedness.
     ------------

          Company shall not, and shall not permit any of its Subsidiaries or any Joint Venture in which Company or any of its Subsidiaries has any interest to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (i) Company and its Subsidiaries may become and remain liable with respect to the Obligations;

          (ii) Company, its Subsidiaries and Joint Ventures may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

          (iii) Company may become and remain liable with respect to Indebtedness to any Subsidiary Guarantor, and any Subsidiary Guarantor may become and remain liable with respect to Indebtedness to Company or any other Subsidiary Guarantor, provided that (a) such loan is evidenced by a
                                 --------
     promissory note pledged to Administrative Agent on behalf of Lenders pursuant to the Pledge and Security Agreement, (b) all intercompany Indebtedness owed by Company to any Subsidiary Guarantor and by any Subsidiary Guarantor to Company shall be subordinated in right of payment to the payment in full of the Obligations, and (c) any payment by any Subsidiary Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness
          --- -----
     owed by such Subsidiary Guarantor to Company or to any Subsidiary Guarantor for whose benefit such payment is made;

          (iv) any Subsidiary of Company (other than a Subsidiary Guarantor or an Inactive Subsidiary) may become and remain liable with respect to Indebtedness to Company or any Subsidiary Guarantor to the extent such corresponding Investment by Company or any such Subsidiary Guarantor is permitted under subsection 7.3(xiii), provided that (a) such loan is
                                           --------
     evidenced by a promissory note pledged to Administrative Agent on behalf of Lenders pursuant to the Pledge and Security Agreement, (b) all intercompany Indebtedness owed by any Subsidiary Guarantor to Company shall be subordinated in right of payment to the payment in full of the Obligations, and (c) any payment by any Subsidiary Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any
                                   --- -----
     intercompany Indebtedness owed by such Subsidiary Guarantor to Company or to any Subsidiary Guarantor for whose benefit such payment is made;

          (v) any Foreign Subsidiary of Company may become and remain liable with respect to Indebtedness to any other Foreign Subsidiary of Company;

          (vi) Company may become and remain liable with respect to Indebtedness evidenced by (a) the Bridge Notes in an aggregate principal amount not to exceed $200,000,000 plus the amount of all interest thereon paid in the form of additional Bridge Notes, (b) the Rollover Notes in an aggregate principal amount not to exceed $205,500,000 plus (1) an amount equal to the aggregate amount of all interest on the Bridge Notes paid in the form of additional Bridge Notes, and (2) the amount of all interest thereon paid in the form of additional Rollover Notes, and (c) the Senior Subordinated Notes in an aggregate principal amount not to exceed $205,500,000 plus (1) an amount equal to the aggregate amount of all interest on the Bridge Notes or Rollover Notes paid in the form of additional Bridge Notes or Rollover Notes, as the case may be, and (2) the amount of any premium payable in respect of the Rollover Notes upon the refinancing thereof;

          (vii) any Joint Venture may become and remain liable with respect to Indebtedness to Persons other than Company or any of its Subsidiaries, provided that such Indebtedness is nonrecourse to Company, its Subsidiaries
     --------
     and their respective assets;

          (viii) any Joint Venture may become and remain liable with respect to Indebtedness to Company or any Subsidiary of Company (other than an Inactive Subsidiary) to the extent such corresponding Investment by Company or any such Subsidiary is permitted under subsection 7.3(viii);

          (ix) Indebtedness (including the amount of any committed lines of credit) listed on Schedule 7.1 of the Closing Date Company Disclosure
                       ------------
     Letter;

          (x) Company and its Domestic Subsidiaries (other than Inactive Subsidiaries) may become and remain liable with respect to Indebtedness to Persons other than Company or any of its Subsidiaries in an aggregate principal amount (not including the amount of any such Indebtedness and committed lines of credit listed on Schedule 7.1 of the Closing Date
                                         ------------
     Company Disclosure Letter) not to exceed $50,000,000 (less the aggregate amount of all Contingent Obligations permitted by subsection 7.4(ix)) at any time outstanding;

          (xi) Foreign Subsidiaries of Company may become and remain liable with respect to Indebtedness to Persons other than Company or any of its Subsidiaries in an aggregate principal amount (including the amount of any such Indebtedness listed on Schedule 7.1 of the Closing Date Company
                                 ------------
     Disclosure Letter) not to exceed $30,000,000 at any time outstanding; and

          (xii) any Target who becomes a Subsidiary or who is merged or consolidated into a Subsidiary after the date hereof pursuant to a Subsequent Acquisition permitted by subsection 7.7(vi) may remain liable with respect to Indebtedness existing immediately prior to the date of such Subsequent Acquisition; provided that (a) such Indebtedness was not incurred in connection with, or anticipation or contemplation of, such Subsequent Acquisition, (b) no Event of Default or Potential Event of Default shall have occurred and be continuing or would occur and be continuing or would occur as a result of such Subsequent Acquisition, and
     (c) neither Company nor any of its Subsidiaries (other than such Target or the Subsidiary into which such Target is merged or consolidated) shall become liable with respect to such Indebtedness.

7.2  Liens and Related Matters.
     -------------------------

     A. Prohibition on Liens. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

          (i)    Permitted Encumbrances;

          (ii)   Liens granted pursuant to the Collateral Documents;

          (iii)  Liens described on Schedule 7.2 of the Closing Date Company
                                    ------------
                 Disclosure Letter;

          (iv) Liens on property or assets acquired by Company or any of its Subsidiaries (other than Inactive Subsidiaries) after the date of this Agreement or on property or assets of any Person which becomes a Subsidiary of Company after the date of this Agreement, provided that (a) such Liens
                                                  --------
     exist at the time such property or assets or the stock of such Person is acquired, (b) such Liens were not created in contemplation of such acquisition and (c) any such Lien shall attach only to the property or assets so acquired;

          (v) Liens created to secure the purchase price of property or assets, provided that (a) any such Lien shall attach only to the property
             --------
     or assets so purchased, (b) the Indebtedness secured by any such Lien shall not exceed 100% of the purchase price of the property or assets purchased, and (c) any such Lien shall be created within 180 days following the acquisition of such property or assets;

          (vi) Liens on property or assets of any Foreign Subsidiary of Company created to secure Indebtedness permitted under subsection 7.1(xi);

          (vii) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by the Liens described in clauses
     (iv) and (v) above; and

          (viii) other Liens in an aggregate amount not to exceed $500,000 at any time.

     B. Equitable Lien in Favor of Lenders. If Company or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing,
                                  --------
this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

     C. No Further Negative Pledges. Neither Company nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except (i) restrictions contained in the Related Agreements as in effect on the Closing Date, (ii) restrictions on the encumbrance of specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale, and (iii) customary non-assignment provisions contained in leases, subleases, licenses and sublicenses permitted by this Agreement.

     D. No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries. Except as provided herein and except for restrictions contained in the terms of any Indebtedness of Foreign Subsidiaries of Company permitted by subsection 7.1(xi) if such restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or Company determines that any such restriction will not materially affect Company's ability to make principal or interest payments on the Loans and the restriction is not materially more disadvantageous to Lenders than is customary in comparable financings, Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's Capital Stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, except as provided in the Bridge Loan Agreement as in effect on the Closing Date and the Senior Note Indenture in a form consistent with the "Description of Notes" contained in the Offering Memorandum dated June 7, 1999 or such other form as may be approved by Requisite Lenders, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company, except for (a) restrictions contained in the Bridge Loan Agreement as in effect on the Closing Date and the Senior Note Indenture in the form approved by Requisite Lenders, (b) customary non-assignment provisions contained in leases, subleases, licenses and sublicenses, (c) restrictions on the transfer of Joint Venture interests contained in the organizational documents of any Joint Venture, and (d) restrictions in an executed agreement with respect to an Asset Sale.

7.3  Investments; Joint Ventures.
     ---------------------------

         Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

          (i) Company and its Subsidiaries (other than Inactive Subsidiaries) may make and own Investments in Cash Equivalents;

          (ii) Company and any Subsidiary Guarantor may make intercompany loans to the extent permitted under subsections 7.1(iii) and (iv);

          (iii) Company and its Subsidiaries (other than Inactive Subsidiaries) may make Consolidated Capital Expenditures permitted by subsection 7.8;

          (iv)   Company and Merger Sub may consummate the Merger;

          (v) Company and its Subsidiaries may continue to own the Investments owned by them and described on Schedule 7.3 of the Closing Date
                                                ------------
     Company Disclosure Letter;

          (vi) Company and its Subsidiaries (other than Inactive Subsidiaries) may make and own Investments in wholly-owned Subsidiary Guarantors;

          (vii) Company and its Subsidiaries (other than Inactive Subsidiaries) may own Investments received in connection with the restructuring or work-out of the obligations of or the bankruptcy of suppliers and customers or received pursuant to a plan of reorganization of any supplier or customer, in each case in settlement of delinquent obligations or disputes with such suppliers or customers;

          (viii) Company and its Subsidiaries (other than Inactive Subsidiaries) may make and own Investments in Joint Ventures in an aggregate amount not to exceed $5,000,000 at any time;

          (ix) Company or any of its Subsidiaries (other than Inactive Subsidiaries) may make and own Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with an Asset Sale permitted pursuant to subsection 7.7; provided that (a) the aggregate amount of such non-cash
                     --------
     consideration received in connection with such Asset Sale shall not exceed 10% of the total consideration received in connection with such Asset Sale and (b) such non-cash consideration is pledged pursuant to the Pledge and Security Agreement;

          (x) any Foreign Subsidiary of Company may make and own Investments in any other Foreign Subsidiary of Company;

          (xi) Company and its Subsidiaries (other than Inactive Subsidiaries) may make Subsequent Acquisitions permitted under subsection 7.7(vi);

          (xii) any Target who becomes a Subsidiary or who is merged or consolidated into a Subsidiary after the date hereof pursuant to a Subsequent Acquisition permitted by subsection 7.7(vi) may continue to own Investments owned by such Target on the date of such Subsequent Acquisition; provided that (a) such Investment was not incurred in connection with, or anticipation or contemplation of, such Subsequent Acquisition, (b) no Event of Default or Potential Event of Default shall have occurred and be continuing or would occur as a result of such Subsequent Acquisition, and (c) neither Company nor any of its Subsidiaries (other than such Target or the Subsidiary into which such Target is merged or consolidated) shall become liable with respect to such Investment; and

          (xiii) Company and Subsidiary Guarantors may make and own Investments in Subsidiaries (other than wholly-owned Subsidiary Guarantors and Inactive Subsidiaries) in an aggregate amount (including the amount of any such Investments listed on Schedule 7.3 of the Closing Date Company Disclosure
                           ------------
     Letter) not to exceed $25,000,000 at any time.

7.4  Contingent Obligations.
     ----------------------

          Company shall not, and shall not permit any of its Subsidiaries or any Joint Venture in which Company or any of its Subsidiaries has an interest to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

          (i) Subsidiaries of Company may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty;

          (ii) Company may become and remain liable with respect to Contingent Obligations in respect of the Letters of Credit;

          (iii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations described on Schedule 7.4 of the Closing
                                                    ------------
     Date Company Disclosure Letter;

          (iv) Company may become and remain liable with respect to Contingent Obligations under Currency Agreements and Interest Rate Agreements constituting Hedge Agreements in the ordinary course of business;

          (v) Company and its Subsidiaries (other than Inactive Subsidiaries) may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of any of its Domestic Subsidiaries (other than Inactive Subsidiaries) permitted by subsection 7.1;

          (vi) Joint Ventures may become and remain liable with respect to Contingent Obligations; provided that such Contingent Obligations are
                             --------
     nonrecourse to Company, its Subsidiaries and their respective assets;

          (vii) Company, its Subsidiaries (other than Inactive Subsidiaries) and Joint Ventures may become and remain liable with respect to Contingent Obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations provided in the ordinary course of business to support the obligations of such Subsidiaries and Joint Ventures;

          (viii) Subsidiary Guarantors may become and remain liable with respect to Contingent Obligations in respect of the Bridge Notes, the Rollover Notes or the Senior

     Subordinated Notes; provided that such Contingent Obligations are
                         --------
     subordinated to the Subsidiary Guaranty on terms satisfactory to Requisite Lenders; and

          (ix) Company and its Subsidiaries (other than Inactive Subsidiaries) may become and remain liable with respect to Contingent Obligations in an amount not to exceed $10,000,000 at any time.

7.5  Restricted Junior Payments.
     --------------------------

          Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that (i) Company may make regularly
                           --------
scheduled payments of interest in respect of the Existing Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the Existing Subordinated Agreements, (ii) Company may make regularly scheduled payments of interest in respect of the Senior Subordinated Notes in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the Senior Subordinated Note Indenture, (iii) Company may make regularly scheduled payments of interest in respect of the Bridge Notes and the Rollover Notes, in an amount not to exceed 15% per annum in cash and an additional 2% per annum in the form of additional Bridge Notes or Rollover Notes, in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the Bridge Loan Agreement,
(iv) Company may make regularly scheduled sinking fund payments in accordance with the terms of, and only to the extent required by, the Existing Subordinated
Note Indenture and may repay the outstanding principal amount of the Existing Senior Subordinated Notes on the scheduled maturity thereof, (v) Company may exchange the Bridge Notes for the Rollover Notes and may repay the principal amount and premium, if any, of the Bridge Notes or the Rollover Notes with the proceeds of the Senior Subordinated Notes, (vi) Company may exchange Company Series A Preferred Stock and Company Series C Preferred Stock for Company Series B Preferred Stock and may exchange Company Series A Preferred Stock, Company Series B Preferred Stock or Company Series C Preferred Stock for common stock of Company, in each case as contemplated in the Securities Purchase Agreement,
(vii) Company may repurchase common stock of Company that constitutes odd lots pursuant to a program established by Company for the repurchase of such odd lots in an aggregate amount not to exceed $100,000, (viii) Company may purchase shares of DMG Common Stock from holders who have perfected their statutory appraisal rights, (ix) any Subsidiary may declare and pay dividends to Company or any wholly-owned Subsidiary of Company, and (x) Company and its Subsidiaries may purchase shares of Capital Stock of any Subsidiary owned by professional engineers in connection with licensing requirements in an aggregate amount not to exceed $500,000.

7.6  Financial Covenants.
     -------------------

     A. Minimum Current Ratio. Company shall not permit the ratio of (i) Consolidated Current Assets to (ii) Consolidated Current Liabilities as of the last day of any Fiscal Quarter to be less than 1.20 to 1.00

     B. Minimum Fixed Charge Coverage Ratio. Company shall not permit the ratio of (i) Consolidated EBITDA minus Consolidated Capital Expenditures (net of any proceeds of any related financings with respect to such expenditures) to
(ii) Consolidated Fixed Charges for (a)(1) the one-Fiscal Quarter period ending October 31, 1999, (2) the two-Fiscal Quarter period ending January 31, 2000, (3) the three-Fiscal Quarter period ending April 30, 2000, (4) the four-Fiscal Quarter period ending July 31, 2000, or (5) any four-Fiscal Quarter period ending thereafter prior to January 31, 2006 to be less than 1.10 to 1.00, or (b) any four-Fiscal Quarter period ending on or after January 31, 2006 to be less than 1.0 to 1.0.

     C. Maximum Leverage Ratio. As of the last day of any Fiscal Quarter ending during any of the periods set forth below, Company shall not permit the Leverage Ratio to exceed the correlative ratio indicated.

     Period                             Maximum Leverage Ratio
     ------                             ----------------------
     Closing through 10/31/99                4.75:1.00
     11/01/99 through 04/30/00               4.50:1.00
     05/01/00 through 10/31/00               4.25:1.00
     11/01/00 through 04/30/01               4.00:1.00
     05/01/01 through 10/31/01               3.50:1.00
     11/01/01 through 04/30/02               3.25:1.00
     05/01/02 through 10/31/02               3.00:1.00
     11/01/02 through 04/30/03               2.75:1.00
     05/01/03 through 10/31/03               2.50:1.00
     11/01/03 through 04/30/04               2.50:1.00
     thereafter                              2.25:1.00

     D. Minimum Consolidated EBITDA. Company shall not permit Consolidated EBITDA for any four-Fiscal Quarter period ending during any of the periods set forth below to be less than the correlative amount indicated.

     Period                             Minimum Consolidated EBITDA
     ------                             ---------------------------
     Closing through 10/30/00              $ 142,000,000
     10/31/00 through 10/30/01             $ 160,000,000
     10/31/01 through 10/30/02             $ 185,000,000
     10/31/02 through 10/30/03             $ 200,000,000
     10/31/03 through 10/30/04             $ 215,000,000
     10/31/04 through 10/30/05             $ 230,000,000
     10/31/05 through 10/30/06             $ 240,000,000
     10/31/06 through 10/30/07             $ 250,000,000
     thereafter                            $ 260,000,000

7.7  Restriction on Fundamental Changes; AsSales and Acquisitions.
     ------------------------------------------------------------

          Company shall not, and shall not peany of its Subsidiaries to, alter the corporate, capital or legal structuf Company or any of its
Subsidiaries, or merge or consolidate, or liq     e, wind-up or dissolve itself
(or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:

          (i) Company and Merger Sub may consummate the Tender Offer and the Merger;

          (ii) any Subsidiary of Company may be merged with or into Company or any wholly-owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary Guarantor; provided that, in the case of such a merger, Company
                           --------
     or such wholly-owned Subsidiary Guarantor shall be the continuing or surviving corporation;

          (iii) Company and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

          (iv) Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales, provided that
                                                                --------
     the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

          (v) Company and its Subsidiaries may make Asset Sales of assets (other than the Tendered Shares) having a fair market value of not in excess of $10,000,000 during any Fiscal Year, provided that (a) the
                                                   --------
     consideration received for such assets shall be in an amount at least equal to the fair market value thereof and shall be Cash or non-cash consideration permitted by subsection 7.3(ix); and (b) the proceeds of such Asset Sales shall be applied as required by subsection 2.4B(iii)(a); and

          (vi) subject to subsection 6.7, after January 1, 2000, Company and its Subsidiaries (other than Inactive Subsidiaries) may acquire by purchase or otherwise (each, a "Subsequent Acquisition") all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person (other than DMG) or any division or line of business of any Person (other than DMG) (any such business, property, assets, stock, evidence of ownership, division or line of business, being a "Target"), provided that (a) the sum of the aggregate
                                  --------
     Total Purchase Price of all Subsequent Acquisitions does not exceed $60,000,000 in the aggregate during the term of this Agreement and (b) Company shall have delivered a Compliance Certificate to Administrative Agent demonstrating that, after giving effect to such proposed Subsequent

     Acquisition, the Leverage Ratio is in compliance with the requirements of subsection 7.6C;

          (vii) licenses or sublicenses by the Company and its Subsidiaries of software, trademarks, patents and other intellectual property in the ordinary course of business and which do not materially interfere with the business of the Company or any of its Subsidiaries;

          (viii) transfers of condemned property to the respective governmental authority or agency that have condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property or its designee as part of an insurance settlement; and

          (ix) Company and its Subsidiaries may sell or otherwise dispose of Investments permitted to be made or owned by subsection 7.3(i).

7.8  Consolidated Capital Expenditures.
     ---------------------------------

          Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount in excess of the corresponding amount (the "Maximum Consolidated Capital Expenditures Amount") set forth below opposite such Fiscal Year; provided that the Maximum Consolidated Capital Expenditures Amount for any
      --------
Fiscal Year shall be increased by an amount equal to the excess, if any, of the Maximum Consolidated Capital Expenditures Amount for the previous Fiscal Year (without giving effect to any adjustment in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal
Year:

     Fiscal Year         Maximum Consolidated Capital Expenditures Amount
     -----------         ------------------------------------------------

     2000                                   $34,000,000
     2001                                   $36,000,000
     2002                                   $38,000,000
     2003                                   $40,000,000
     2004                                   $42,000,000
     2005                                   $44,000,000
     2006                                   $46,000,000
     thereafter                             $48,000,000

7.9  Sales and Lease-Backs.
     ---------------------

          Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Subsidiaries) or (ii) which Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by

Company or any of its Subsidiaries to any Person (other than Company or any of its Subsidiaries) in connection with such lease.

7.10  Sale or Discount of Receivables.
      -------------------------------

          Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, discount or otherwise sell for less than the face value thereof, any of its accounts receivable.

7.11  Transactions with Shareholders and Affiliates.
      ---------------------------------------------

          Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Company or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any
           --------
transaction between Company and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries, (ii) reasonable and customary fees paid to members of the Boards of Directors of Company and its Subsidiaries, (iii) existing related party transactions described in Company's Annual Report on Form 10-K for the 1998 Fiscal Year, or (iv) the transactions contemplated by the Securities Purchase Agreement.

7.12  Conduct of Business.
      -------------------

          From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Company, DMG and their respective Subsidiaries on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

7.13  Amendments or Waivers of Related Agreements; Amendments of Documents
      --------------------------------------------------------------------
Relating to Subordinated Indebtedness.
-------------------------------------

      A.  Amendments or Waivers of Related Agreements.  Except as set forth on
Schedule 7.13 of the Closing Date Company Disclosure Letter, neither Company nor any of its Subsidiaries will agree to any material amendment to, or waive any of its material rights under, any Related Agreement (other than the Bridge Loan Agreement, the Senior Subordinated Note Indenture, the Existing Subordinated Agreements, the Securities Purchase Agreement or the Company Certificates of Designations) after the Closing Date without in each case obtaining the prior written consent of Requisite Lenders to such amendment or waiver. Neither Company nor any of its Subsidiaries will agree to any amendment to, or waive any of its rights under, the Securities Purchase Agreement or the Company Certificates of Designation in any respect that would be adverse to Company or Lenders after the Closing Date without in each case obtaining the prior written consent of Requisite Lenders to such amendment or waiver.

     B. Amendments of Documents Relating to Subordinated Indebtedness. Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Existing Subordinated Indebtedness, the Existing
Subordinated Agreements, the Bridge Loan Agreement, the Bridge Notes, the Rollover Notes, the Senior Subordinated Notes or the Senior Subordinated Note Indenture, or make any payment consistent with an amendment thereof or change thereto.

      C. Designated Senior Indebtedness. Company shall not designate any Indebtedness as "Designated Senior Indebtedness" other than the Obligations for purposes of the Senior Subordinated Note Indenture without the prior written consent of Requisite Lenders.

7.14  Fiscal Year.
      -----------
Company shall not change its Fiscal Year-end from October 31.

SECTION 8.  EVENTS OF DEFAULT
            If any of the following conditions or events ("Events of Default") shall occur:

8.1   Failure to Make Payments When Due.
      ---------------------------------

            Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Company to pay when due any amount payable to the Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

8.2    Default in Other Agreements.
       ---------------------------
(i) Failure of Company or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of any Subordinated Indebtedness or one or more items of any other Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations in an individual principal amount of $5,000,000 or more or with an aggregate principal amount of $5,000,000 or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by Company or any of its Subsidiaries with respect to any other material term of (a) any Subordinated Indebtedness or one or more items of any other Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

8.3   Breach of Certain Covenants.
      ---------------------------

          Failure of Company to perform or comply with any term or condition contained in subsection 2.5, 6.1(vii) or 6.2 or Section 7 of this Agreement; or

8.4    Breach of Warranty.
       ------------------

          Any representation, warranty, certification or other statement made by Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5    Other Defaults Under Loan Documents.
       -----------------------------------

          Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) a Responsible Officer of Company becoming aware of such default or (ii) receipt by Company and such Loan Party of notice from Administrative Agent or any Lender of such default; or

8.6    Involuntary Bankruptcy; Appointment of Receiver, etc.
       -----------------------------------------------------
          (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7  Voluntary Bankruptcy; Appointment of Receiver, etc.
     ---------------------------------------------------
          (i) Company or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause
     (ii); or

8.8    Judgments and Attachments.
       -------------------------

          Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $5,000,000 or (ii) in the aggregate at any time an amount in excess of $5,000,000 shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9    Dissolution.
       -----------

          Any order, judgment or decree shall be entered against Company or any of its Material Subsidiaries decreeing the dissolution or split up of Company or that Material Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10   Employee Benefit Plans.
       ----------------------

          There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans of Company and its Subsidiaries (excluding for purposes of such computation any such Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $5,000,000; or

8.11   Material Adverse Effect.
       -----------------------

          Any event or change shall occur that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect with respect to Company; or

8.12   Change in Control.
       -----------------

          Any Person or any two or more Persons, other than RCBA and its Affiliates, acting in concert shall have acquired after the date hereof beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act), directly or indirectly, of Securities of Company (or other Securities convertible into such Securities) representing 35% or more of the combined voting power of all Securities of Company entitled to vote in the election of directors, other than Securities having such power only by reason of the happening of a contingency; or during any period of 12 consecutive months after the Closing Date, individuals who at the beginning of such 12-month period constituted the Board of Directors of Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of Company, if such agreement was approved by a vote of such majority directors) cease for any reason to constitute a majority of the Board of Directors of Company then in office, or

8.13   Invalidity of Subsidiary Guaranty; Failure of Security; Repudiation of
       ----------------------------------------------------------------------
Obligations.
-----------

          At any time after the execution and delivery thereof, (i) the Subsidiary Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any material part of the Collateral purported to be covered thereby, in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

8.14   Failure to Consummate Merger.
       ----------------------------
          The Merger shall not be consummated in accordance with the Merger Agreement or the Merger shall be unwound, reversed or otherwise rescinded in whole or in part for any reason;

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7 with respect to Company or any of its Significant Subsidiaries, each of
(a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan and the obligation of the Issuing Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan and the obligation of the Issuing Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of
--------
Lenders
under subsection 3.3C(i) or the obligations of Lenders to purchase participations in any unpaid Swing Line Loans as provided in subsection 2.1A(vi).

          Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent in an account satisfactory to Administrative Agent and in which Administrative Agent (on behalf of Lenders) has a First Priority Lien and shall be applied as provided in an agreement entered into by the parties with respect thereto.

          Notwithstanding anything contained in the second preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause (ii) of such paragraph Company shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Requisite Lenders, by written notice to Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit Company, and such provisions shall not at any time be construed so as to grant Company the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.

SECTION 9.  ADMINISTRATIVE AGENT

9.1   Appointment.
      -----------

     A. Appointment of Administrative Agent. Wells Fargo is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Administrative Agent and Lenders and Company shall have no rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries.

     B. Appointment of Supplemental Collateral Administrative Agents. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the

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

enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution reasonably acceptable to Company as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a "Supplemental Collateral Agent" and collectively as "Supplemental Collateral Agents"). Company shall not be obligated to pay any fees to such Supplemental Collateral Agent.

          In the event that Administrative Agent appoints a Supplemental Collateral Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Administrative Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Administrative Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Administrative Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Administrative Agent, as the context may require.

          Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Administrative Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Administrative Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Administrative Agent.

9.2  Powers and Duties; General Immunity.
     -----------------------------------

     A. Powers; Duties Specified. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by

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

reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

     B. No Responsibility for Certain Matters. Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of Company to Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

     C. Exculpatory Provisions. Neither Administrative Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by Administrative Agent's gross negligence or willful misconduct. Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

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

     D. Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3  Representations and Warranties; No Responsibility For Appraisal of
     ------------------------------------------------------------------
Creditworthiness.
----------------

          Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4  Right to Indemnity.
     ------------------

          Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent, to the extent that Administrative Agent shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable
                                       --------
for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent's gross negligence or willful misconduct. If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5  Successor Administrative Agent and Swing Line Lender.
     ----------------------------------------------------

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

     A. Administrative Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Company, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to Company, to appoint a successor Administrative Agent, except during the continuance of an Event of Default, with the consent of Company (which consent shall not be unreasonably withheld or delayed). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

     B. Successor Swing Line Lender. Any resignation or removal of Administrative Agent pursuant to subsection 9.5A shall also constitute the resignation or removal of Wells Fargo or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 9.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) Company shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Company for cancellation, and (iii) if so requested by the successor Administrative Agent and Swing Line Lender in accordance with subsection 2.1E, Company shall issue a new Swing Line Note to the successor Administrative Agent and Swing Line Lender substantially in the form of Exhibit IX annexed hereto, in the principal amount of the Swing Line
        ------- --
Loan Commitment then in effect and with other appropriate insertions.

9.6  Collateral Documents and Guaranties.
     -----------------------------------

          Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under the Subsidiary Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and the Subsidiary Guaranty; provided that Administrative
                                                 --------
Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or the Subsidiary Guaranty or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or
          -------- -------  -------
authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented or (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the Capital Stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of

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

Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce the Subsidiary Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Subsidiary Guaranty may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

9.7  Syndication Agent.
     -----------------

          Syndication Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such or to Syndication Agent as such.

SECTION 10.  MISCELLANEOUS

10.1  Assignments and Participations in Loans and Letters of Credit.
      -------------------------------------------------------------

     A. General. Subject to subsection 10.1B, each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or (ii) sell participations to any Person in, all or any part of its Commitments or any Loan or Loans made by it or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment, transfer or participation shall, without the consent of Company, require Company to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; provided, further that no
                                                      --------  -------
such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement effecting such sale, assignment or transfer shall have been accepted by Administrative Agent and consented to by Company and Administrative Agent as provided in subsection 10.1B(ii); provided, further that no such sale, assignment, transfer or
           --------  -------
participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Lender effecting such sale, assignment, transfer or participation; and provided, further that, anything contained herein to the contrary notwithstanding, the Swing Line Loan Commitment and the Swing Line Loan of Swing Line Lender may not be sold, assigned or transferred as described in clause (i) above to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 9.5. Except as otherwise provided in this subsection 10.1, no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of

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

its Commitments or the Loans, the Letters of Credit or participations therein, or the other Obligations owed to such Lender.

     B.   Assignments.

          (i)  Amounts and Terms of Assignments.  Each Commitment, Loan, Letter
               --------------------------------
     of Credit or participation therein, or other Obligation may (a) be assigned in any amount to another Lender, or to an Affiliate of the assigning Lender or another Lender, with the giving of notice to Company and Administrative Agent or (b) be assigned in an aggregate amount of not less than $5,000,000 (or such lesser amount as shall constitute the aggregate amount of the Commitments, Loans, Letters of Credit and participations therein, and other Obligations of the assigning Lender) to any other Eligible Assignee with the consent of Administrative Agent and, except during the continuance of an Event of Default, with the consent of Company (which consent of Company and Administrative Agent shall not be unreasonably withheld or delayed); provided, however that any Lender that assigns its Revolving Sterling Loan
     --------  -------
     Commitment must also assign a pro rata portion of its Revolving Loan Commitment. To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Loans, Letters of Credit or participations therein, or other Obligations or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance, an Assignment Agreement, together with a recordation fee of $3,500 and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a). Upon such execution, delivery and acceptance, from and after the effective date specified in such Assignment Agreement, (1) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and
     (2) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan
                     --------
     Documents to the contrary notwithstanding, if such Lender is the Issuing Lender with respect to any outstanding Letters of Credit such Lender shall continue to have all rights and obligations of the Issuing Lender with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder). The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of any Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and to the assigning Lender,

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

     substantially in the form of Exhibit IV, Exhibit V, Exhibit VI or Exhibit
                                  ------- --  ---------  ----------    -------
     VII annexed hereto, as the case may be, with appropriate insertions, to
     ---
     reflect the new Commitments and/or outstanding Tranche A Term Loans and/or Tranche B Term Loans and/or Tranche C Term Loans, as the case may be, of the assignee and the assigning Lender.

          (ii) Acceptance by Administrative Agent.  Upon its receipt of an
               ----------------------------------
     Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a), Administrative Agent shall, if Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), and (b) give prompt notice thereof to Company. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

     C. Participations. The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the regularly scheduled maturity of any portion of the principal amount of or interest on any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation, and all amounts payable by Company hereunder (including amounts payable to such Lender pursuant to subsections 2.6D, 2.7 and 3.6) shall be determined as if such Lender had not sold such participation.

     D. Assignments to Federal Reserve Banks. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 10.1, any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that (i) no Lender shall, as between Company and such Lender, be
      --------
relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

     E. Information. Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.18.

     F. Representations of Lenders. Each Lender listed on the signature pages hereof hereby represents and warrants (i) that it is an Eligible Assignee described in clause (i) of the definition thereof; (ii) that it has experience and expertise in the making of loans such as the Loans; and (iii) that it will make its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities

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

Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree that the representations and warranties of such Lender contained in Section 2(c) of such Assignment Agreement are incorporated herein by this reference.

10.2  Expenses.
      --------

          Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; (ii) all the costs of furnishing all opinions by counsel for Company required hereunder and of Company's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents, including with respect to confirming compliance with environmental, insurance and solvency requirements;
(iii) the reasonable fees, expenses and disbursements of counsel to Administrative Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions required hereunder; (v) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or its counsel) of obtaining and reviewing any reports provided for under subsection 6.8; (vi) the custody or preservation of any of the Collateral; (vii) all actual and reasonable costs and expenses incurred by Administrative Agent in connection with the syndication of the Commitments; and (vi) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

10.3  Indemnity.
      ---------

          In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees' selection of counsel) indemnify, pay and hold harmless Administrative Agent and Lenders, and the officers, directors, employees, agents and affiliates of Administrative

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

Agent and Lenders (collectively called the "Indemnitees"), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company
                                                          --------
shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

          As used herein, "Indemnified Liabilities" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the Related Agreements or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty), (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

          To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. Promptly after receipt by an Indemnitee of notice of the commencement of any action, such Indemnitee shall use reasonable efforts to notify Company of the commencement of such action.

10.4  Set-Off.
      -------

          In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of Company against and on account of the obligations and liabilities of Company to that Lender under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Company hereby further grants to Administrative Agent and each Lender a security interest in all deposits and accounts maintained with Administrative Agent or such Lender as security for the Obligations.

10.5  Ratable Sharing.
      ---------------

          Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "Aggregate Amounts Due" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and
(ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately
                     --------
greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. Each Lender hereby agrees that, solely for purposes of this subsection 10.5, a participant shall be considered to be a Lender.

10.6  Amendments and Waivers.
      ----------------------

          No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that any such
                   --------
amendment, modification, termination, waiver or consent which: increases the amount of any of the Commitments or reduces the principal amount of any of the Loans; changes in any manner the definition of "Class" or the definition of "Pro Rata Share" or the definition of "Requisite Class Lenders" or the definition of "Requisite Lenders"; changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders; postpones the date or reduces the amount of any scheduled payment (but not prepayment) of principal of any of the Loans; postpones the date on which any interest or any fees are payable; decreases the interest rate borne by any of the Loans (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder; increases the maximum duration of Interest Periods permitted hereunder; reduces the amount or postpones the due date of any amount payable in respect of, or extends the required expiration date of, any Letter of Credit; changes in any manner the obligations of Lenders relating to the purchase of participations in Letters of Credit; releases any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral; releases all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty, in each case other than in accordance with the terms of the Loan Documents; or changes in any manner the provisions contained in subsection 8.1 or this subsection 10.6 shall be effective only if evidenced by a writing signed by or on behalf of all Lenders. In addition, (i) any amendment, modification, termination or waiver of any of the provisions contained in Section 4 shall be effective only if evidenced by a writing signed by or on behalf of Administrative Agent and Requisite Lenders,
(ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (iii) no amendment, modification, termination or waiver of any provision of subsection 2.1A(vi) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lenders, (iv) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent and (iv) no amendment, modification, termination or waiver of any provision of subsection 2.4 which has the effect of changing any interim scheduled payments, voluntary or mandatory prepayments, or Commitment reductions applicable to any Class (the "Affected Class") in a manner that disproportionately disadvantages such Class relative to any other Class shall be effective without the written concurrence of Requisite Class Lenders of the Affected Class (it being understood and agreed that any amendment, modification, termination or waiver of any such provision which only postpones or reduces any interim scheduled payment, voluntary or mandatory prepayment, or Commitment reduction from those set forth in subsection 2.4 with respect to one Class but not the other Class shall be deemed to disproportionately disadvantage such one Class but not to disproportionately disadvantage such other Class for purposes of this clause (iv)). Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

10.7  Independence of Covenants.
      -------------------------

          All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8  Notices.
      -------

          Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent shall not be effective
           --------
until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Company and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and
(ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.

10.9  Survival of Representations, Warranties and Agreements.
      ------------------------------------------------------

      A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

      B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 3.5A, 3.6, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5 and 10.19 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.10 Failure or Indulgence Not Waiver; Remedies Cumulative.
      -----------------------------------------------------

          No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11  Marshalling; Payments Set Aside.
       -------------------------------

          Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12  Severability.
       ------------

          In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13  Obligations Several; Independent Nature of Lenders' Rights.
       ----------------------------------------------------------

          The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.14  Headings.
       --------

          Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.15  Applicable Law.
       --------------

          THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

10.16  Successors and Assigns.
       ----------------------

          This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to subsection 10.1). Neither Company's rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders.

10.17  Consent to Jurisdiction and Service of Process .
       ----------------------------------------------

          ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

          (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

          (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

          (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

          (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

          (V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND

          (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.18  Waiver of Jury Trial.
       --------------------

          EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION
10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.19  Confidentiality.
       ---------------

          Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement, including pursuant to any inspection under subsection 6.5, in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Company that in any event a Lender may make disclosures to Affiliates of such Lender or disclosures reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participations therein (provided that such assignee, transferee or participant shall have agreed by accepting and retaining such information to the terms of this subsection 10.19) or disclosures required or requested by any governmental agency or representative thereof or pursuant to legal process or disclosures to the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about any Lender's investment portfolio; provided that,
                                                               --------
unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to
--------  -------
return any materials furnished by Company or any of its Subsidiaries.

10.20  Judgment Currency.
       -----------------

       A. Currency Conversion Rate. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in any currency (the "Original Currency") into another currency (the "Other Currency"), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the Original Currency with the Other Currency on the Business Day preceding that on which final judgment is given.

       B. Discharge of Judgment. The obligations of Company in respect of any sum due from it to Lenders hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that, on the Business Day following receipt by Administrative Agent of any sum adjudged to be so due in the Other Currency, Administrative Agent may in accordance with normal banking procedures purchase the Original Currency with the Other Currency; if the Original Currency so purchased is less than the sum originally due to Lenders in the Original Currency, Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Lenders against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to Lenders in the Original Currency, Lenders shall remit such excess to Company.

10.21  Counterparts; Effectiveness.
       ---------------------------

          This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.


                 [Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

          COMPANY:

                         URS CORPORATION

                         By:     /s/ Kent P. Ainsworth
                                 ---------------------
                         Name:   Kent P. Ainsworth
                         Title:  Executive Vice President and
                                 Chief Financial Officer

                         Notice Address:

                                 100 California Street
                                 San Francisco, CA 94111
                                 Attention:  Mr. Kent P. Ainsworth
                                             Executive Vice President and
                                             Chief Financial Officer
                                 Fax:  (415) 398-1905



          LENDERS:

                         WELLS FARGO BANK, NATIONAL ASSOCIATION,
                         Individually and as Administrative Agent

                         By:     /s/ Peter Gruebele
                                 ------------------
                         Name:   Peter Gruebele
                         Title:  Vice President

                         Notice Address:

                                 420 Montgomery Street, 9th Floor
                                 San Francisco, CA 94163
                                 Attention:  Mr. Peter Gruebele
                                             Vice President
                                 Fax:  (415) 421-1352

                         Payment Instructions:

                              WELLS FARGO BANK,
                               NATIONAL ASSOCIATION
                              San Francisco, CA
                              ABA #1210-00248
                              For Acct.:  4518-105598
                              Ref:  URS Corporation


                              MORGAN STANLEY SENIOR FUNDING,
                              INC., Individually and as Syndication Agent

                              By: /s/ Michael Hart
                                  ---------------------------------------

                              Name:        Michael Hart
                                    -------------------------------------

                              Title:       Principal
                                     ------------------------------------

                              Notice Address:

                               CREDIT AGREEMENT

                           DATED AS OF JUNE 9, 1999

                                     AMONG

                               URS CORPORATION,
                                 as Borrower,

                          THE LENDERS LISTED HEREIN,
                                  as Lenders,

                                      and

                    WELLS FARGO BANK, NATIONAL ASSOCIATION,
                 as Co-Lead Arranger and Administrative Agent

                                      and

                      MORGAN STANLEY SENIOR FUNDING, INC.
                   as Co-Lead Arranger and Syndication Agent

                               TABLE OF CONTENTS

                                                                                                                              Page
Section 1.  DEFINITIONS.....................................................................................................    3
     1.1    Certain Defined Terms...........................................................................................    3
     1.2    Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement..............................   33
     1.3    Other Definitional Provisions and Rules of Construction.........................................................   34

Section 2.  AMOUNTS AND TERMS OF COMMITMENTS AND LOANS......................................................................   34
     2.1    Commitments; Making of Loans; Notes.............................................................................   34
     2.2    Interest on the Loans...........................................................................................   42
     2.3    Fees............................................................................................................   48
     2.4    Repayments, Prepayments and Reductions in Revolving Loan Commitments; General Provisions Regarding Payments.....   49
     2.5    Use of Proceeds.................................................................................................   59
     2.6    Special Provisions Governing Eurodollar Rate Loans and Domestic Sterling Rate Loans.............................   60
     2.7    Increased Costs; Taxes; Capital Adequacy........................................................................   63
     2.8    Obligation of Lenders and Issuing Lenders to Mitigate...........................................................   67
     2.9    Substitution of Lenders.........................................................................................   67
     2.10   European Monetary Union.........................................................................................   68

Section 3.  LETTERS OF CREDIT...............................................................................................   70
     3.1    Issuance of Letters of Credit and Lenders' Purchase of Participations Therein...................................   70
     3.2    Letter of Credit Fees...........................................................................................   72
     3.3    Drawings and Reimbursement of Amounts Paid Under Letters of Credit..............................................   73

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                                              Page
     3.4    Obligations Absolute............................................................................................   75
     3.5    Indemnification; Nature of Issuing Lenders' Duties..............................................................   76
     3.6    Increased Costs and Taxes Relating to Letters of Credit.........................................................   77

Section 4.  CONDITIONS TO LOANS AND LETTERS OF CREDIT.......................................................................   78
     4.1    Conditions to Initial Term Loans and the Acquisition Revolving Loans............................................   78
     4.2    Conditions to Merger Date Loans.................................................................................   85
     4.3    Conditions to All Loans.........................................................................................   88
     4.4    Conditions to Letters of Credit.................................................................................   89

Section 5.  COMPANY'S REPRESENTATIONS AND WARRANTIES........................................................................   90
     5.1    Organization, Powers, Qualification, Good Standing, Business and Subsidiaries...................................   90
     5.2    Authorization of Borrowing, etc.................................................................................   92
     5.3    Financial Condition.............................................................................................   93
     5.4    No Material Adverse Change; No Restricted Junior Payments.......................................................   94
     5.5    Title to Properties; Liens; Real Property; Licenses, Trademarks; etc............................................   94
     5.6    Litigation; Adverse Facts.......................................................................................   95
     5.7    Payment of Taxes................................................................................................   95
     5.8    Performance of Agreements; Materially Adverse Agreements; Material Contracts....................................   96
     5.9    Governmental Regulation.........................................................................................   96
     5.10   Securities Activities...........................................................................................   96
     5.11   Employee Benefit Plans..........................................................................................   96

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                                              Page
     5.12   Certain Fees....................................................................................................   97
     5.13   Environmental Protection........................................................................................   97
     5.14   Employee Matters................................................................................................   98
     5.15   Solvency........................................................................................................   98
     5.16   Matters Relating to Collateral..................................................................................   98
     5.17   Related Agreements..............................................................................................   99
     5.18   Disclosure......................................................................................................  100

Section 6.  COMPANY'S AFFIRMATIVE COVENANTS.................................................................................  100
      6.1   Financial Statements and Other Reports..........................................................................  100
      6.2   Corporate Existence, etc........................................................................................  105
      6.3   Payment of Taxes and Claims; Tax Consolidation..................................................................  105
      6.4   Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds.......................  106
      6.5   Inspection Rights...............................................................................................  107
      6.6   Compliance with Laws, etc.......................................................................................  108
      6.7   Execution of Subsidiary Guaranty and Personal Property Collateral Documents by Certain Additional Subsidiaries..  108
      6.8   Matters Relating to Real Property Collateral....................................................................  109
      6.9   Interest Rate Protection........................................................................................  110
     6.10   Year 2000.......................................................................................................  110
     6.11   Syndication.....................................................................................................  110
     6.12   Consummation of Merger..........................................................................................  110

Section 7.  COMPANY'S NEGATIVE COVENANTS....................................................................................  111

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                                              Page
      7.1   Indebtedness....................................................................................................  111
      7.2   Liens and Related Matters.......................................................................................  113
      7.3   Investments; Joint Ventures.....................................................................................  114
      7.4   Contingent Obligations..........................................................................................  115
      7.5   Restricted Junior Payments......................................................................................  116
      7.6   Financial Covenants.............................................................................................  117
      7.7   Restriction on Fundamental Changes; Asset Sales and Acquisitions................................................  118
      7.8   Consolidated Capital Expenditures...............................................................................  119
      7.9   Sales and Lease-Backs...........................................................................................  119
     7.10   Sale or Discount of Receivables.................................................................................  120
     7.11   Transactions with Shareholders and Affiliates...................................................................  120
     7.12   Conduct of Business.............................................................................................  120
     7.13   Amendments or Waivers of Related Agreements; Amendments of Documents Relating to Subordinated Indebtedness......  120
     7.14   Fiscal Year.....................................................................................................  121

Section 8.  EVENTS OF DEFAULT...............................................................................................  121
      8.1   Failure to Make Payments When Due...............................................................................  121
      8.2   Default in Other Agreements.....................................................................................  121
      8.3   Breach of Certain Covenants.....................................................................................  121
      8.4   Breach of Warranty..............................................................................................  122
      8.5   Other Defaults Under Loan Documents.............................................................................  122
      8.6   Involuntary Bankruptcy; Appointment of Receiver, etc............................................................  122
      8.7   Voluntary Bankruptcy; Appointment of Receiver, etc..............................................................  122

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                                              Page
      8.8   Judgments and Attachments.......................................................................................  123
      8.9   Dissolution.....................................................................................................  123
     8.10   Employee Benefit Plans..........................................................................................  123
     8.11   Material Adverse Effect.........................................................................................  123
     8.12   Change in Control...............................................................................................  123
     8.13   Invalidity of Subsidiary Guaranty; Failure of Security; Repudiation of Obligations..............................  123
     8.14   Failure to Consummate Merger....................................................................................  124

Section 9.  ADMINISTRATIVE AGENT............................................................................................  125
      9.1   Appointment.....................................................................................................  125
      9.2   Powers and Duties; General Immunity.............................................................................  126
      9.3   Representations and Warranties; No Responsibility For Appraisal of Creditworthiness.............................  128
      9.4   Right to Indemnity..............................................................................................  128
      9.5   Successor Administrative Agent and Swing Line Lender............................................................  128
      9.6   Collateral Documents and Guaranties.............................................................................  129
      9.7   Syndication Agent...............................................................................................  130

Section 10. MISCELLANEOUS...................................................................................................  130
     10.1   Assignments and Participations in Loans and Letters of Credit...................................................  130
     10.2   Expenses........................................................................................................  132
     10.3   Indemnity.......................................................................................................  133
     10.4   Set-Off.........................................................................................................  134
     10.5   Ratable Sharing.................................................................................................  135

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                                              Page
     10.6   Amendments and Waivers..........................................................................................  135
     10.7   Independence of Covenants.......................................................................................  136
     10.8   Notices.........................................................................................................  136
     10.9   Survival of Representations, Warranties and Agreements..........................................................  137
    10.10   Failure or Indulgence Not Waiver; Remedies Cumulative...........................................................  137
    10.11   Marshalling; Payments Set Aside.................................................................................  137
    10.12   Severability....................................................................................................  137
    10.13   Obligations Several; Independent Nature of Lenders' Rights......................................................  138
    10.14   Headings........................................................................................................  138
    10.15   Applicable Law..................................................................................................  138
    10.16   Successors and Assigns..........................................................................................  138
    10.17   Consent to Jurisdiction and Service of Process..................................................................  138
    10.18   Waiver of Jury Trial............................................................................................  139
    10.19   Confidentiality.................................................................................................  140
    10.20   Judgment Currency...............................................................................................  140
    10.21   Counterparts; Effectiveness.....................................................................................  141

Signatures  S-1

                                   EXHIBITS

I         FORM OF NOTICE OF BORROWING
II        FORM OF NOTICE OF CONVERSION/CONTINUATION
III       FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT
IV        FORM OF REVOLVING NOTE
V         FORM OF TRANCHE A TERM NOTE
VI        FORM OF TRANCHE B TERM NOTE
VII       FORM OF TRANCHE C TERM NOTE
VIII      FORM OF SWING LINE NOTE
IX        FORM OF COMPLIANCE CERTIFICATE
X         FORM OF CLOSING DATE COMPLIANCE CERTIFICATE
XI        FORM OF CLOSING DATE OPINION OF COMPANY'S COUNSEL
XII       FORM OF OPINION OF ADMINISTRATIVE AGENT COUNSEL
XIII      FORM OF ASSIGNMENT AGREEMENT
XIV       FORM OF CERTIFICATE RE NON-BANK STATUS
XV        FORM OF PLEDGE AND SECURITY AGREEMENT
XVI       FORM OF SUBSIDIARY GUARANTY
XVII      FORM OF TENDER PLEDGE AGREEMENT
XVIII     FORM OF FINANCIAL CONDITION CERTIFICATE

                                      (v)

                                   SCHEDULES

2.1  LENDERS' COMMITMENTS AND PRO RATA SHARES

                           Revolving            Revolving             Tranche A           Tranche B           Tranche C
                             Loan             Sterling Loan           Term Loan           Term Loan           Term Loan
                           Commitment          Commitment            Commitment          Commitment          Commitment
Wells Fargo Bank,          $54,545,454.55      $8,181,818.19       $136,363,636.37      $95,454,545.46      $95,454,545.46
 National Association

Morgan Stanley             $45,454,545.45      $6,818,181.81       $113,636,363.63      $ 4,545,454.54      $ 4,545,454.54
  Senior Funding, Inc.

Total                      $  100,000,000      $  15,000,000*      $   250,000,000      $  100,000,000      $  100,000,000

*Part of Revolving Loan Commitment

                                      -i-
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